Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

MARATHON ASHLAND PETROLEUM LLC

Dated as of December 31, 1998

TABLE OF CONTENTS

		Page
ARTICLE I

Certain Definitions; Applicable GAAP

SECTION 1.01.	Definitions	2
SECTION 1.02.	Applicable GAAP	21

ARTICLE II

General Provisions

SECTION 2.01.	Formation; Effectiveness	21
SECTION 2.02.	Name	22
SECTION 2.03.	Term	22
SECTION 2.04.	Registered Agent and Office	22
SECTION 2.05.	Purpose	23
SECTION 2.06.	Powers	23

ARTICLE III

Members

SECTION 3.01.	Members; Percentage Interests	25
SECTION 3.02.	Adjustments in Percentage Interests	25

ARTICLE IV

Capital Contributions; Assumption of Assumed Liabilities

SECTION 4.01.	Contributions	26
SECTION 4.02.	Additional Contributions	28
SECTION 4.03.	Negative Balances; Withdrawal of Capital; Interest	29

ARTICLE V

Distributions

SECTION 5.01.	Distributions	29
SECTION 5.02.	Certain General Limitations	32
SECTION 5.03.	Distributions in Kind	32

ARTICLE XI

Liability, Exculpation and Indemnification

SECTION 11.01.	Liability	73
SECTION 11.02.	Exculpation	73
SECTION 11.03.	Indemnification	74

ARTICLE XII

Fiduciary Duties

SECTION 12.01.	Duties and Liabilities of Covered Persons	75
SECTION 12.02.	Fiduciary Duties of Members of the Company and Members of the Board of Managers	75

ARTICLE XIII

Dispute Resolution Procedures

SECTION 13.01.	General	76
SECTION 13.02.	Dispute Notice and Response	76
SECTION 13.03.	Negotiation Between Senior Managers	77
SECTION 13.04.	Negotiation Between Chief Executive Officer and President	77
SECTION 13.05.	Right to Equitable Relief Preserved	78

ARTICLE XIV

Rights and Remedies with Respect to Monetary Disputes

SECTION 14.01.	Ability of Company to Borrow to Fund Disputed Monetary Amounts	78
SECTION 14.02.	Interim Payment of Disputed Monetary Amount	80
SECTION 14.03.	Liquidated Damages	80
SECTION 14.04.	Right of Set-Off	82
SECTION 14.05.	Security Interest	82

Appendix A	Certain Definitions
Appendix B	Procedures for Dispute Resolution

Exhibit A	Speedway SuperAmerica LLC Retail Integration Protocol

Schedule 1.01	Financed Properties
Schedule 4.01(c)	Subleased Property
Schedule 4.02(a)-1	Marathon Capital Expenditures
Schedule 4.02(a)-2	Ashland Capital Expenditures
Schedule 8.01(k)(i)(A)	Closing Date Affiliate Transactions
Schedule 8.14	Company Leverage Policy
Schedule 8.15	Company Investment Guidelines
Schedule A	Calculations re: Normal Annual Capital Budget Amount
Schedule B-1	Adjustments to Historical EBITDA (Marathon)
Schedule B-2	Adjustments to Historical EBITDA (Ashland)
Schedule C	Initial Executive Officers

v

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT dated as of December 31, 1998, of MARATHON ASHLAND PETROLEUM LLC (the “Company”), by and between Marathon Oil Company, an Ohio corporation (“Marathon”), and Ashland Inc., a Kentucky corporation (“Ashland”), as Members.

Preliminary Statement

WHEREAS, on June 11, 1997, Marathon and Emro Marketing Company (“Emro Marketing”) formed the Company (formerly known as “Emro Supply, LLC”) by filing a Certificate of Formation of the Company with the Secretary of State of the State of Delaware and executed the Limited Liability Company Agreement of the Company pursuant to which Marathon received a 60% interest in the Company and Emro Marketing received a 40% interest in the Company;

WHEREAS, on July 18, 1997, Emro Marketing assigned its interest in the Company to Marathon and Fuelgas Company, Inc., a wholly owned subsidiary of Marathon (“Fuelgas”), with Marathon receiving an additional 39% interest in the Company and Fuelgas receiving a 1% interest in the Company, which interest will be transferred to Marathon immediately following the Closing (for purposes of this Agreement and the other Transaction Documents, all references to Marathon’s interest in the Company shall be deemed to include the 1% interest owned by Fuelgas);

WHEREAS, on July 18, 1997, Marathon and Fuelgas executed the First Amended and Restated Limited Liability Company Agreement of the Company and filed an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware;

WHEREAS, on October 29, 1997, Marathon and Fuelgas filed a Second Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware to change the name of the Company to Marathon Ashland Petroleum LLC;

WHEREAS, on December 8, 1997, Marathon and Fuelgas executed the Second Amended and Restated Limited Liability Company Agreement of the Company which became effective on December 10, 1997;

WHEREAS the parties hereto desire that the Company (a) be a premier petroleum supply, refining, marketing and transportation business, (b) create a highly efficient, cost-effective and competitive petroleum supply, refining, marketing and transportation system, (c) deliver to the Members the highest possible economic value added, (d) be customer-focused and market-driven in its business strategy, (e) be a respected and responsible member of the communities in which the Company will operate, with a high regard for environmental responsibility and employee safety, and (f) seek to maximize Distributable Cash to the Members consistent with the foregoing, including capital spending levels which over time are expected to be generally equivalent to the level of non-cash charges; and

WHEREAS the Members entered into this Agreement on January 1, 1998 to set forth the rights and responsibilities of each of them with respect to the governance, financing and operation of the Company;

WHEREAS, the Members have executed Amendment No. 1 to this Agreement as of August 21, 1998, and have executed Amendment No. 2 to this Agreement as of September 1, 1998; and

WHEREAS, the Members wish to make certain additional amendments to this Agreement, and to restate this Agreement incorporating such additional amendments as well as the amendments contained in Amendment No. 1 and Amendment No. 2.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Certain Definitions; Applicable GAAP

SECTION 1.01. Definitions. Defined terms used in this Agreement shall have the meanings ascribed to them by definition in this Agreement or in Appendix A. In addition, when used herein the following terms have the following meanings:

“Accounting Determination” has the meaning set forth in Section 1.02.

“Acquisition Expenditures” means, in connection with any acquisition by the Company and its subsidiaries, without duplication (i) the purchase price paid or to be paid for the net assets or capital stock or other equity interests in connection with such acquisition, (ii) any Indebtedness assumed by the Company and its subsidiaries in connection with any such acquisition, (iii) any contingent liabilities assumed or incurred by the Company and its subsidiaries in connection with any such acquisition to the extent that such contingent liabilities are required to be reflected on the balance sheet of the Company and its subsidiaries in accordance with Financial Accounting Standard Number 5 (or any successor or superseding provision of Applicable GAAP), and (iv) all other costs and expenses incurred or to be incurred by the Company or any of its subsidiaries in connection with any such acquisition to the extent that such costs and expenses would be capitalized if such acquisition were consummated.

“Adjustable Amount” has the meaning set forth in Section 8.13.

“Additional Monetary Amount” has the meaning set forth in Section 14.03(c).

“Additional Required Cash Amount” has the meaning set forth in Section 14.01(a).

“Adjusted DD&A” means:

(i) for the twelve-month periods ended December 31, 1995 and 1996, $348 million and $346 million, respectively;

(ii) for the twelve-month period ended December 31, 1997, the total combined depreciation, depletion and amortization expense of the Marathon Business and the Ashland Business during such twelve-month period, including, without duplication, (a) any gains (deductions from depreciation, depletion and amortization) or losses (additions to depreciation, depletion and amortization) on asset retirements during such period and (b) pro forma depreciation, depletion and amortization expense related to the Financed Properties during such period (calculated in the same manner such pro forma depreciation, depletion and amortization expense was calculated in Schedule A, which considers the placed-in-service dates of the Financed Properties);

(iii) for the twelve-month period ended September 30, 1998, the sum of:

(a) the total combined depreciation, depletion and amortization expense of the Marathon Business and the Ashland Business during the period commencing on October 1, 1997, and ended on the date immediately preceding the Closing Date, including, without duplication, (1) any gains (deductions from depreciation, depletion and amortization) or losses (additions to depreciation, depletion and amortization) on asset retirements during such period and (2) pro forma depreciation, depletion and amortization expense related to the Financed Properties during such period (calculated in the same manner such pro forma depreciation, depletion and amortization expense was calculated in Schedule A, which considers the placed-in-service dates of the Financed Properties); and

(b) the total depreciation, depletion and amortization expense of the Company and its subsidiaries for the period commencing on the Closing Date and ended on September 30, 1998, including (1) any gains (deductions from depreciation, depletion and amortization) or losses (additions to depreciation, depletion and amortization) on asset retirements during such period, (2) depreciation, depletion and amortization expense related to the Garyville Propylene Upgrade Project during such period and (3) depreciation, depletion and amortization expense related to all Company-funded Capital Expenditures, but excluding (4) depreciation, depletion and amortization expense related to Member-Funded Capital Expenditures and (5) the increase or decrease in such depreciation, depletion and amortization expense related to the Ashland Transferred Assets (including pro forma depreciation, depletion and amortization expense related to the Financed Properties) resulting from the application of purchase accounting treatment to the transactions contemplated by the Transaction Documents (such purchase accounting treatment causing an increase or decrease in the estimated useful lives and the net book value of the Ashland Transferred Assets); and

(iv) for the twelve-month period ended September 30, 1999, and each twelve-month period ended September 30 thereafter, the total depreciation, depletion and amortization expense of the Company and its subsidiaries for such twelve-month period, including, without duplication, (a) any gains (deductions from depreciation, depletion and amortization) or losses (additions to depreciation, depletion and amortization) on asset retirements during such period, (b) depreciation, depletion and amortization expense related to the Garyville Propylene Upgrade Project during such period and (c) depreciation, depletion and amortization expense related to Company-funded Capital Expenditures but excluding (d) depreciation, depletion and amortization expense related to Member-Funded Capital Expenditures and (e) the increase or decrease in such depreciation, depletion and amortization expense related to the Ashland Transferred Assets (including pro forma depreciation, depletion and amortization expense related to the Financed Properties) resulting from the application of purchase accounting treatment to the transactions contemplated by the Transaction Documents (such purchase accounting treatment causing an increase or decrease in the estimated useful lives and the net book value of the Ashland Transferred Assets);

all as determined on a consolidated basis with respect to (x) in the case of any period ending prior to the Closing Date, Marathon and its subsidiaries or Ashland and its subsidiaries, as applicable, or (y) in the case of any period ending on or after the Closing Date, the Company and its subsidiaries, in each case in accordance with Applicable GAAP.

“Adjusted EBITDA” means:

(i) for the twelve-month periods ended December 31, 1995 and 1996, $657 million and $600 million, respectively;

(ii) for the twelve-month period ended December 31, 1997, the sum of:

(a) Historical EBITDA for such twelve-month period, plus

(b) $80 million, minus

(c) 38% of an amount equal to (1) the sum of the amounts calculated pursuant to clauses (a) and (b) above for such twelve-month period less (2) the Adjusted DD&A for such twelve-month period.

(iii) for the twelve-month period ended September 30, 1998, the sum of:

(a) for the period commencing on October 1, 1997, and ended on the date immediately preceding the Closing Date, the sum of:

(1) Historical EBITDA for such period, plus

(2) $20 million, minus

(3) 38% of an amount equal to (A) the sum of the amounts calculated pursuant to clauses (1) and (2) above with respect to such period less (B) the Adjusted DD&A for such period; and

(b) for the period commencing on the Closing Date and ended on September 30, 1998, the sum of:

(1) EBITDA of the Company and its subsidiaries for such period, plus

(2) $12.4 million, minus

(3) the Tax Distribution Amounts paid or to be paid in respect of each of the three Fiscal Quarters (or portion thereof) included in such period; and

(iv) for the twelve-month period ended September 30, 1999 and each twelve-month period ended September 30 thereafter, the sum of:

(a) EBITDA of the Company and its subsidiaries for such twelve-month period, minus

(b) the Tax Distribution Amounts paid or to be paid in respect of each of the four Fiscal Quarters included in such twelve-month period;

all as determined on a consolidated basis with respect to (x) in the case of any period ending prior to the Closing Date, Marathon and its subsidiaries or Ashland and its subsidiaries, as applicable, or (y) in the case of any period ending on or after the Closing Date, the Company and its subsidiaries, in each case in accordance with then Current GAAP (other than Ordinary Course Lease Expenses which shall be calculated in accordance with Applicable GAAP).

“Advanced Amount” has the meaning set forth in Section 14.01(b).

“Affiliate Transaction” means any agreement or transaction between the Company or any of its subsidiaries and any Member or any Affiliate of any Member that:

(a) for purposes of Section 7.03(a)(i), will result or is reasonably anticipated will result in expenditures, contingent or actual liabilities or benefits to the Company and its subsidiaries in excess of $2 million;

(b) for purposes of Section 7.03(b), is either (i) outside the ordinary course of the Company and its subsidiaries’ business and results or will result in contingent or actual liabilities or benefits to the Company and its subsidiaries in excess of $100,000 in the applicable Fiscal Year or (ii) within the ordinary course of the Company and its subsidiaries’ business and results or will result in expenditures, contingent or actual liabilities or benefits to the Company and its subsidiaries (A) in excess of $2 million individually in the applicable Fiscal Year or (B) when taken together with all other agreements or transactions entered into the same Fiscal Year as such agreement or transaction which are either related to such agreement or transaction or are substantially the same type of agreement or transaction as such agreement or transaction, in excess of $2 million in the aggregate in the applicable Fiscal Year; and

(c) for purposes of Section 8.08(k)(i), is either (i) outside the ordinary course of the Company and its subsidiaries’ business and will result or is reasonably anticipated will result in expenditures, contingent or actual liabilities or benefits to the Company and its subsidiaries in excess of $2 million or (ii) within the ordinary course of the Company and its subsidiaries’ business and will result or is reasonably anticipated will result in expenditures, contingent or actual liabilities or benefits to the Company and its subsidiaries in excess of $25 million.

For purposes of this definition of Affiliate Transaction, any guarantee by a Member or any Affiliate of any Member of any obligations of the Company or any of its subsidiaries that is provided by such Member or such Affiliate without cost to the Company and its subsidiaries shall not be deemed to be an Affiliate Transaction. Notwithstanding the foregoing, the term “Affiliate Transaction” shall not include any distributions of cash or other property to the Members pursuant to Article V.

“Affiliate Transaction Dispute Notice” has the meaning set forth in Section 8.11(b).

“Aggregate Tax Rate” has the meaning set forth in Section 5.01(a)(i).

“Agreed Additional Capital Contributions” has the meaning set forth in Section 4.02(c).

“Agreement” means this Limited Liability Company Agreement of the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Annual Capital Budget” has the meaning set forth in Section 8.09(a).

“Applicable GAAP” has the meaning set forth in Section 1.02.

“Approved Marathon Crude Oil Purchase Program” has the meaning set forth in Section 8.12.

“Arbitratable Dispute” has the meaning set forth in Section 13.04(a).

“Arbitration Payment Due Date” has the meaning set forth in Section 14.03(a).

“Arbitration Proceeding” has the meaning set forth in Section 14.01(a).

“Arbitration Tribunal” has the meaning set forth in Appendix B.

“Arm’s-Length Transaction” has the meaning set forth in Section 8.11(a).

“Ashland Designated Sublease Agreements” shall mean the Ashland Sublease Agreements attached as Exhibits L-1, L-2, L-3 and L-4 to the Asset Transfer and Contribution Agreement.

“Ashland-Funded Capital Expenditures” has the meaning set forth in Section 4.02(a).

“Audited Financial Statements” has the meaning set forth in Section 7.02(c).

“Average Annual DD&A” means:

(a) for Fiscal Year 1998, the average of the Adjusted DD&A for the three twelve-month periods ended December 31, 1995, 1996 and 1997;

(b) for Fiscal Year 1999, the average of the Adjusted DD&A (i) for the two twelve-month periods ended December 31, 1996 and 1997 and (ii) for the one twelve-month period ended September 30, 1998;

(c) for Fiscal Year 2000, the average of the Adjusted DD&A (i) for the twelve-month period ended December 31, 1997 and (ii) for the two twelve-month periods ending on September 30, 1998 and 1999; and

(d) for Fiscal Year 2001 and each Fiscal Year thereafter, the average of the Adjusted DD&A for the three twelve-month periods ending on September 30 in each of the three Fiscal Years immediately preceding such Fiscal Year.

“Average Adjusted EBITDA” means:

(a) for Fiscal Year 1998, the average of the Adjusted EBITDA for the three twelve-month periods ended December 31, 1995, 1996 and 1997;

(b) for Fiscal Year 1999, the average of the Adjusted EBITDA (i) for the two twelve-month periods ended December 31, 1996 and 1997 and (ii) for the one twelve-month period ended September 30, 1998;

(c) for Fiscal Year 2000, the average of the Adjusted EBITDA (i) for the twelve-month period ended December 31, 1997 and (ii) for the two twelve-month periods ending on September 30, 1998 and 1999; and

(d) for Fiscal Year 2001 and each Fiscal Year thereafter, the average of the Adjusted EBITDA for the three twelve-month periods ending on September 30 in each of the three Fiscal Years immediately preceding such Fiscal Year.

“Average Annual Level” means for any twelve-month period ending on September 30 of any calendar year, the average of the level of the Price Index ascertained by adding the twelve monthly levels of the Price Index during such twelve-month period and dividing the total by twelve.

“Bareboat Charters” has the meaning set forth in Section 9.3(k) of the Asset Transfer and Contribution Agreement.

“Base Level” means 161.2.

“Base Rate” has the meaning set forth in Section 1.01 of the Put/Call, Registration Rights and Standstill Agreement.

“Board of Managers” has the meaning set forth in Section 8.02(a).

“Bulk Motor Oil Business” has the meaning set forth in Section 14.03(h) of the Put/Call, Registration Rights and Standstill Agreement.

“Business Plan” has the meaning set forth in Section 8.10.

“Capital Account” has the meaning set forth in Section 6.01.

“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred by the Company and its subsidiaries during such period that, in accordance with Applicable GAAP, are or should be included in additions to property, plant or equipment or similar items reflected in the consolidated statement of cash flows of the Company and its subsidiaries; provided, however, that Capital Expenditures shall not include (a) exchanges of such items for other items, (b) expenditures of proceeds of insurance settlements by the Company or any of its subsidiaries in respect of lost, destroyed or damaged assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed or damaged assets, equipment or other property within 18 months of such loss, destruction or damage, (c) funds expended by a Member or an Affiliate of a Member to purchase any Subleased Property that is contributed to the Company or a subsidiary of the Company pursuant to Section 4.01(c)(i)(A) or (d) Member-Funded Capital Expenditures; all as determined on a consolidated basis with respect to the Company and its subsidiaries in accordance with Applicable GAAP.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of the Company and its subsidiaries in accordance with Applicable GAAP.

“Closing Date Affiliate Transactions” has the meaning set forth in Section 8.08(k)(i)(A).

“Company Independent Auditors” has the meaning set forth in Section 7.01.

“Company Investment Guidelines” has the meaning set forth in Section 8.15.

“Company Leverage Policy” has the meaning set forth in Section 8.14.

“Competitive Business” has the meaning set forth in Section 14.01(a) of the Put/Call, Registration Rights and Standstill Agreement.

“Competitive Third Party” has the meaning set forth in Section 14.01(d) of the Put/Call, Registration Rights and Standstill Agreement.

“Contracting Member” has the meaning set forth in Section 8.11(b).

“Covered Person” means any Member, any Affiliate of a Member or any officers, directors, shareholders, partners, employees, representatives or agents of a Member or their respective Affiliates, or any Representative, or any employee, officer or agent of the Company or its Affiliates.

“Critical Decision” means each Primary Critical Decision and each Other Critical Decision.

“Critical Decision Termination Date” means (a) in the case of any Other Critical Decision, the first anniversary of the Closing Date or (b) in the case of any Primary Critical Decision, the first anniversary of the Closing Date or, if the Critical Decision Termination Date shall be extended with respect to such Primary Critical Decision as provided in Section 8.19(c), the fifteen-month anniversary of the Closing Date.

“Crude Oil Purchases” means any purchase of crude oil by the Company or any of its subsidiaries from Marathon or any Affiliate of Marathon.

“Current GAAP” means, at any time, GAAP as in effect at such time.

“Delinquent Member” has the meaning set forth in Section 14.01(a).

“Designated Sublease Agreements” means the Ashland Designated Sublease Agreements and the Marathon Designated Sublease Agreements.

“Designated Sublease Amount” means any obligation of a Member to the Company or a subsidiary of the Company under Section 4.01(c) with respect to a Subleased Property or a Designated Sublease Agreement.

“Dispute” has the meaning set forth in Section 13.01.

“Dispute Notice” has the meaning set forth in Section 13.02.

“Disputed Capital Contribution Amount” has the meaning set forth in Section 13.04(a).

“Disputed Indemnification Amount” has the meaning set forth in Section 14.01(a).

“Disputed Monetary Amount” has the meaning set forth in Section 14.01(a).

“Distributable Cash” means, for each Fiscal Quarter, without duplication:

(a) the Short-Term Investments of the Company and its subsidiaries on the last day of such Fiscal Quarter, minus

(b) the Ordinary Course Debt of the Company and its subsidiaries on the last day of such Fiscal Quarter, minus

(c) the Tax Distribution Amount to be paid in respect of such Fiscal Quarter, minus

(d) funds held on the last day of such Fiscal Quarter for financing Special Projects or Permitted Capital Projects/Acquisitions, minus

(e) if the notional repayment of principal for Special Project Indebtedness or Permitted Capital Project/Acquisition Indebtedness during such Fiscal Quarter calculated using a notional repayment schedule established and approved by the Board of Managers in accordance with the Company Leverage Policy was more than the amount of actual principal repayments for such Special Project Indebtedness or Permitted Capital

Project/Acquisition Indebtedness during such Fiscal Quarter, the amount of such excess, plus

(f) if the amount of the actual principal repayments for Special Project Indebtedness or Permitted Capital Project/Acquisition Indebtedness during such Fiscal Quarter was more than the notional repayment of principal for such Special Project Indebtedness or Permitted Capital Project/Acquisition Indebtedness during such Fiscal Quarter (calculated in the manner described in clause (e) above), the amount of such excess, plus or minus

(g) any adjustments or reserves (including any adjustments for minimum cash balance requirements, including cash reserves for accrued or withheld Taxes not yet due) in the amounts and for the time periods established and approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(b).

“Distribution Date” has the meaning set forth in Section 5.01(a).

“Distributions Calculation Statement” has the meaning set forth in Section 5.01(c).

“EBITDA” means for any period:

(a) net income, plus

(b) to the extent deducted in computing such net income, the sum of (i) estimated or actual Federal, state, local and foreign income tax expense, (ii) interest expense, (iii) depreciation, depletion and amortization expense, (iv) non-cash charges resulting from the cumulative effect of changes in accounting principles, and (v) non cash lower of cost or market inventory or fixed asset writedowns; minus

(c) to the extent added in computing such net income, (i) any interest income (excluding interest income on accounts receivable related to marketing programs), (ii) non-cash gains resulting from the cumulative effect of changes in accounting principles and (iii) non-cash lower of cost or market inventory or fixed asset gains;

all as determined on a consolidated basis (x) in the case of any period ended prior to the Closing Date, Marathon and its subsidiaries or Ashland and its subsidiaries, as applicable, or (y) in the case of any period ending on or after the

Closing Date, with respect to the Company and its subsidiaries, in each case in accordance with then Current GAAP. For purposes of this definition, depreciation, depletion and amortization expense will include any gains (deductions from depreciation, depletion and amortization) or losses (additions to depreciation, depletion and amortization) on asset retirements and excess purchase price amortization adjustments. For the avoidance of doubt, EBITDA shall not include any revenues or expenses constituting Member-Funded Capital Expenditures or Member-Indemnified Expenditures.

“Executive Officers” has the meaning set forth in Section 9.01(a).

“Final Monetary Amount” has the meaning set forth in Section 14.03(a).

“Financed Properties” means each of the properties listed in Schedule 1.01.

“Fiscal Quarter” means the three-month period ended March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” has the meaning set forth in Section 6.05.

“Fuelgas Interest” means the 1% interest in the Company which is owned by Fuelgas.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Garyville Propylene Upgrade Project” means the propylene splitter with a capacity of approximately 800 million pounds per year that is being constructed at the Garyville refinery for the production of propylene.

“Historical EBITDA” means for any period ending prior to the Closing Date the sum of:

(a) EBITDA of the Marathon Business for such period as adjusted for each of the “EBIT Adjustment” items set forth in lines 10-55 of Schedule B-1 and each of the “Depreciation Adjustment” items set forth in lines 133 through 150 of Schedule B-1, in each case calculated for such period in the same manner that such adjustments were calculated in Schedule B-1, plus

(b) EBITDA of the Ashland Business for such period as adjusted for each of the “EBIT Adjustment” items set forth in lines 11-56 of Schedule B-2 and each of the “Depreciation Adjustment” items set forth in lines 111-120 of Schedule B-2, in each case calculated for such period in the same manner that such adjustments were calculated in Schedule B-2;

all determined on a consolidated basis with respect to Marathon and its subsidiaries or Ashland and its subsidiaries, as applicable, in accordance with then Current GAAP.

“Initial GAAP” has the meaning set forth in Section 1.02.

“Initial Term” has the meaning set forth in Section 2.03.

“Make-Up Expense” has the meaning set forth in Section 6.02(d).

“Maralube Express Business” has the meaning set forth in Section 14.03(d)(i) of the Put/Call, Registration Rights and Standstill Agreement.

“Marathon Crude Oil Purchase Program” has the meaning set forth in Section 8.12.

“Marathon Designated Sublease Agreements” shall mean the Marathon Sublease Agreements attached as Exhibits E-1, E-2 and E-3 to the Asset Transfer and Contribution Agreement.

“Marathon-Funded Capital Expenditures” has the meaning set forth in Section 4.02(a).

“Material Adverse Effect” has the meaning set forth in the Asset Transfer and Contribution Agreement.

“Member-Funded Capital Expenditures” has the meaning set forth in Section 4.02(a).

“Member-Indemnified Expenditures” has the meaning set forth in Section 4.02(b).

“Monetary Dispute” has the meaning set forth in Section 14.01(a).

“Non-Contracting Member” has the meaning set forth in Section 8.11(b).

“Non-Delinquent Member” has the meaning set forth in Section 14.01.

“Non-Terminating Member” has the meaning set forth in the Put/Call, Registration Rights and Standstill Agreement.

“Normal Annual Capital Budget Amount” means, for each Fiscal Year, an amount equal to the sum of:

(i) an amount equal to 130% of the Average Annual DD&A for such Fiscal Year, plus

(ii) if, with respect to any Fiscal Year, (a) the Average Adjusted EBITDA for such Fiscal Year less the amount calculated pursuant to clause (i) above for such Fiscal Year exceeds (b) $240 million (such excess, the “Excess EBITDA” for such Fiscal Year), the sum of (1) the lesser of: (x) 10% of the Average Annual DD&A for such Fiscal Year and (y) the Excess EBITDA for such Fiscal Year and (2) 50% of the amount by which the Excess EBITDA for such Fiscal Year exceeds an amount equal to 10% of the Average Annual DD&A for such Fiscal Year.

An example of the calculation of Adjusted DD&A, Adjusted EBITDA, Average Annual DD&A, Average Adjusted EBITDA and the Normal Annual Capital Budget Amount is shown in Schedule A. In the event of any inconsistency between such Schedule A and the language of this definition of Normal Annual Capital Budget Amount, neither shall control over the other.

“Offer Notice” has the meaning set forth in Section 10.04(a).

“Ordinary Course Debt” means, without duplication, the aggregate outstanding principal amount of all loans and advances under any committed or uncommitted credit facilities (including any commercial paper borrowings or borrowings under the Revolving Credit Agreement, but excluding trade payables), provided that Ordinary Course Debt shall not include any Permitted Intercompany Debt, any Special Project Indebtedness or any Permitted Capital Project Indebtedness.

“Ordinary Course Lease Expense” means, with respect to any Fiscal Year, the rental or lease expense for such Fiscal Year of assets rented or financed by operating leases (as determined in accordance with Applicable GAAP).

“Original Lease” means the lease or charter underlying a Marathon Designated Sublease Agreement or an Ashland Designated Sublease Agreement in which Marathon or Ashland, as applicable, is the lessee or charterer.

“Other Critical Decision” means each of the Level III decisions set forth in paragraphs 2(c)(iii), (v), (vii), (viii) and (ix) of the Retail Integration Protocol.

“Packaged Motor Oil Business” has the meaning set forth in Section 14.03(h) of the Put/Call, Registration Rights and Standstill Agreement.

“Percentage Interest” has the meaning set forth in Section 3.01.

“Permitted Capital Project/Acquisition Indebtedness” has the meaning set forth in the Company Leverage Policy.

“Permitted Intercompany Debt” has the meaning set forth in the Company Leverage Policy.

“Price Index” means the Consumer Price Index for All Urban Consumers of the United States Department of Labor Bureau of Labor Statistics for all Urban Areas (on the 1982-84 equals 100 standard).

“Primary Critical Decision” means each of the Level III decisions set forth in paragraphs 2(c)(i), (ii), (iv) and (vi) of the Retail Integration Protocol.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, NA, as its prime rate in effect at its principal office in New York; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Private Label Packaged Motor Oil Business” has the meaning set forth in Section 14.03(h) of the Put/Call Registration Rights and Standstill Agreement.

“Profit and Loss”, as appropriate, means, for any period, the taxable income or tax loss of the Company and its subsidiaries under Code Section 703(a) and Treasury Regulation Section 1.703-1 for the Fiscal Year, adjusted as follows:

(a) All items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included;

(b) Tax exempt income as described in Code Section 705(a)(1)(B) realized by the Company during such Fiscal Year shall be taken into account as if it were taxable income;

(c) Expenditures of the Company described in Code Section 705(a)(2)(B) for such Fiscal Year, including items treated under Treasury Regulation Section .704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be taken into account as if they were deductible items;

(d) With respect to any property (other than money) which has been contributed to the capital of the Company, “Profit” and “Loss” shall be computed in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(g) by computing depreciation, amortization, income, gain, loss or deduction based upon the fair market value of such property at the date of contribution. Book depreciation (as that term is used in Treasury Regulation Section 1.704-(b)(2)(iv)(g)(3)) for any asset contributed to the Company that was fully depreciated for federal income tax purposes as of the date of its contribution shall be based on the applicable recovery period (as determined in Code Section 168(c)) for new assets of the same type;

(e) With respect to any property of the Company which has been revalued as required or permitted by Treasury Regulations under Code Section 704(b), “Profit” or “Loss” shall be determined based upon the fair market value of such property as determined in such revaluation; and

(f) With respect to any property of the Company which (i) is distributed in kind to a Member, or (ii) has been revalued under Section 6.03 upon the occurrence of any event specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the difference between the adjusted basis for federal income tax purposes and the fair market value shall be treated as gain or loss upon the disposition of such property.

“Qualified Candidate” has the meaning set forth in Section 9.02(c).

“Quick Lube Business” has the meaning set forth in Section 14.03(h) of the Put/Call, Registration Rights and Standstill Agreement.

“Refundable Amount” has the meaning set forth in Section 14.03(d).

“Representatives” has the meaning set forth in Section 8.01

“Response” has the meaning set forth in Section 13.02.

“Retail Integration Protocol” means the Speedway SuperAmerica LLC Retail Integration Protocol attached hereto as Exhibit A.

“Revolving Credit Agreement” has the meaning set forth in Section 2.2(a) of the Master Formation Agreement.

“Section 8.11(b) Affiliate Transaction” has the meaning set forth in Section 8.11(b).

“Security Interest” has the meaning set forth in Section 14.05(a).

“Selling Member” has the meaning set forth in Section 10.04(a).

“Senior Manager” has the meaning set forth in Section 13.02.

“Shared Service” means an administrative service that is provided to the Company or its subsidiaries by Marathon, Ashland or any of their respective Affiliates pursuant to the Shared Services Agreement or provided to Marathon, Ashland or any of their respective Affiliates by the Company or its subsidiaries pursuant to the Shared Services Agreement.

“Shared Services Agreement” means the Shared Services Agreement by and among Marathon, Ashland and the Company, including the Schedules thereto, attached as Exhibit U to the Asset Transfer and Contribution Agreement.

“Short-Term Investments” means, without duplication, collected or available bank cash balances, the fair market value of any investment made by the Company or any of its subsidiaries pursuant to the Company’s Investment Guidelines and the fair market value of any investment made by the Company or any of its subsidiaries that should have been made pursuant to the Company’s Investment Guidelines, but excluding Incidental Cash and any cash balances that represent uncollected funds.

“Significant Shared Service” means (a) any Shared Service related to the Treasury and Cash Management function and (b) any Shared Service (or group of related Shared

Services) that results or is reasonably anticipated to result in the payment by or to the Company or any of its subsidiaries of more than $2 million in any contract year in the period during which such Shared Service will be provided. For purposes of determining whether the $2 million threshold of this definition has been satisfied, payments for all Shared Services in each of the following general administrative areas shall be aggregated within each area specified below and considered related Shared Services: Human Resources; Health, Environment and Safety; Law; Public Affairs; Governmental Affairs; Finance and Accounting (including Internal Audit); Administrative Services; Information Technology Services; Procurement; Business Development; Aviation; Engineering and Technology; Economics; and Security.

“Sole Arbitrator” has the meaning set forth in Appendix B.

“Special Project” has the meaning set forth in the Company Leverage Policy.

“Special Project Indebtedness” has the meaning set forth in the Company Leverage Policy.

“Special Termination Right” has the meaning set forth in Section 2.01(a) of the Put/Call, Registration Rights and Standstill Agreement.

“Subleased Property” has the meaning set forth in Section 4.01(c).

“Super Majority Decision” has the meaning set forth in Section 8.08.

“Surplus Cash” has the meaning assigned to such term in the Company Leverage Policy.

“Tax Distribution Amount” has the meaning set forth in Section 5.01(a).

“Tax Liability” means, with respect to a Fiscal Year, a Member’s liability for Federal, state, local and foreign taxes attributable to taxable income allocated to such Member pursuant to Section 6.03 and Section 10.03, taking into account any Tax deduction or loss specifically allocated to a Member pursuant to this Agreement or any other Transaction Document.

“Term of the Company” has the meaning set forth in Section 2.03.

“Terminating Member” has the meaning set forth in Section 2.01(a) of the Put/Call, Registration Rights and Standstill Agreement.

“Unaudited Financial Statements” has the meaning set forth in Section 7.02(a).

“Valvoline Business” has the meaning set forth in Section 14.03(h) of the Put/Call, Registration Rights and Standstill Agreement.

SECTION 1.02. Applicable GAAP. In connection with the calculation pursuant to this Agreement of Adjusted DD&A, Capital Expenditures or Ordinary Course Lease Expenses, the determination of whether a lease is a Capital Lease or the determination of whether the Company has entered into an operating lease for purposes of Section 8.16 (each such calculation or determination, an “Accounting Determination”), the Company shall apply then Current GAAP; provided, however, that if at any time after January 1, 1998, a change shall occur in GAAP which would result in any Accounting Determination being different under Current GAAP than such Accounting Determination would have been under GAAP as in effect on January 1, 1998 (“Initial GAAP”), then (a) the Members shall negotiate in good faith to make such amendments to the relevant provisions of this Agreement as shall be required to preserve the economic and other results intended by the Members as of January 1, 1998 with respect to such Accounting Determination and (b) unless and until such time as the Members shall in good faith mutually agree to such amendments, Initial GAAP shall be applied to make such Accounting Determination or, if the Members shall have previously amended the relevant provisions of this Agreement pursuant to this Section 1.02 in response to a prior change in GAAP, then GAAP as in effect at the time the most recent such previous amendment was made shall be used to make such Accounting Determination (the GAAP that is actually applied by the Company in making any such Accounting Determination pursuant to this Agreement being the “Applicable GAAP”).

ARTICLE II

General Provisions

SECTION 2.01. Formation; Effectiveness. The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. Pursuant to Section 18-201(d) of the Delaware Act, the provisions of this Agreement shall be effective as of the Closing Date. Each Member hereby adopts, confirms and ratifies the Certificate of Formation and all acts taken in connection therewith. Ashland shall be admitted as a member of the Company upon its execution and delivery of this Agreement. Except as provided in this Agreement, the rights, duties, liabilities and powers of the Members shall be as provided in the Delaware Act.

SECTION 2.02. Name. The name of the Company shall be Marathon Ashland Petroleum LLC. The Board of Managers may adopt such trade or fictitious names as it may determine.

SECTION 2.03. Term. Subject to the provisions of Article XV providing for early termination in certain circumstances and the provisions of Article IX of the Put/Call, Registration Rights and Standstill Agreement, the initial term of the Company (the “Initial Term”) began on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware, and shall continue until the close of business on December 31, 2022 and, thereafter, the term of the Company shall be automatically extended for successive 10-year periods unless at least two years prior to the end of the Initial Term or any succeeding 10-year period, as applicable, a Member notifies the Board of Managers and the other Member in writing that it wants to terminate the term of the Company at the end of the Initial Term or such 10-year period, in which event, the term of the Company shall not thereafter be extended for a successive ten-year term. The President of the Company shall notify each Member in writing at least six months prior to each such two-year notification date that the Term of the Company will be automatically extended unless a Member provides a notice to the contrary pursuant to this Section 2.03. The failure of the President of the Company to give such notice, or any defect in any notice so given, shall not affect the Members’ rights to terminate the Term of the Company pursuant to this Section 2.03, and shall not result in a termination of the Term of the Company unless a Member provides a notice to the contrary pursuant to this Section 2.03. The Initial Term, together with any such extensions, is hereinafter referred to as the “Term of the Company”. The existence of the Company as a separate legal entity shall continue until the cancelation of the Certificate of Formation in the manner provided in the Delaware Act.

SECTION 2.04. Registered Agent and Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, and the address of the registered agent and the address of the office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Board of Managers may change such office and such agent from time to time in its sole discretion.

SECTION 2.05. Purpose. (a) The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be formed under the Delaware Act (either directly or indirectly through one or more subsidiaries). It is the Members’ understanding and intent that (i) the Company will be an independent, self-funding entity, (ii) no additional capital contributions are expected to be required by the Members and (iii) the administrative requirements of the Company will generally be provided by the Company’s own employees. In furtherance of this understanding and intent, and without limiting the generality of the foregoing, unless the Members shall mutually agree otherwise, the following administrative functions and services shall be provided substantially by the Company and its subsidiaries’ employees (or by its unaffiliated third party contractors) under the supervision and control of the Company’s officers: Human Resources; Health, Environment and Safety; Law; Finance and Accounting; Internal Audit; Treasury and Cash Management; and Information Technology. For the avoidance of doubt, the Members acknowledge and agree that the provision at any time of the specific Shared Services identified and described in Schedule 10.2(e) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter and Schedule 10.2(e) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter to the Company and its subsidiaries by the Members shall not be deemed to violate the requirements of the immediately preceding sentence.

(b) The Company, and the President on behalf of the Company, may enter into and perform the Transaction Documents and the Commercial Documents to which the Company is a party without any further act, vote or approval of the Board of Managers or the Members notwithstanding any other provision of this Agreement, the Delaware Act or other Applicable Law. The President of the Company is hereby authorized to enter into such Transaction Documents and such Commercial Documents on behalf of the Company, but such authorization shall not be deemed a restriction on the power of the Board of Managers to enter into other agreements on behalf of the Company.

SECTION 2.06. Powers. In furtherance of its purposes, but subject to all the provisions of this

Agreement, the Company shall have the power and is hereby authorized to:

(a) acquire by purchase, lease, contribution of property or otherwise, own, operate, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all the powers, duties, rights and responsibilities associated therewith;

(c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(d) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(e) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(f) prepay in whole or in part, refinance, recast, increase, modify or extend any Indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such Indebtedness;

(g) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with any of the Members, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(h) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(i) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

(j) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Delaware Act.

ARTICLE III

Members

SECTION 3.01. Members; Percentage Interests. The names and addresses of the Members and their respective percentage interests in the Company (“Percentage Interests”) are as follows:

Members	Percentage Interests
Marathon Oil Company	62%
5555 San Felipe
P.O. Box 3128
Houston, TX 77056-2723

Ashland Inc.	38%
50 East RiverCenter Boulevard
P.O. Box 391
Covington, KY 41012-0391

Marathon’s Percentage Interest shall be deemed to include the Fuelgas Interest. Promptly after the Closing, Marathon will cause Fuelgas to merge with and into Marathon.

SECTION 3.02. Adjustments in Percentage Interests. Marathon’s and Ashland’s Percentage Interests, and the Percentage Interests of each other Member, if any, shall be adjusted (a) at the time of any Transfer of such Member’s Membership Interests pursuant to Section 10.02 and (b) at the time of the admission of each new Member pursuant to such terms and conditions as the Board of Managers from time to time shall determine pursuant to a vote in accordance with Section 8.07(b), in each case to take into account such Transfer or admission of a new Member.

ARTICLE IV

Capital Contributions; Assumption of Assumed Liabilities

SECTION 4.01. Contributions. (a) On or before the Closing Date, Marathon shall contribute, convey, transfer, assign and deliver to the Company or shall have contributed, conveyed, transferred, assigned and delivered to the Company, the Marathon Transferred Assets, and Ashland shall contribute, convey, transfer, assign and deliver to the Company or shall have contributed, conveyed, transferred, assigned and delivered to the Company, the Ashland Transferred Assets, in each case pursuant to terms and conditions of the Asset Transfer and Contribution Agreement. In addition, any additional assets that Marathon or Ashland are required to contribute, convey, transfer, assign and deliver to the Company at a later date pursuant to the terms and conditions of the Asset Transfer and Contribution Agreement shall be so contributed at such later date.

(b) The Company shall assume, as of the Closing Date, the Assumed Liabilities pursuant to the terms of the Asset Transfer and Contribution Agreement.

(c) Payments or Damages under Designated Sublease Agreements as Contributions. (i) Each Member has agreed, pursuant to the Designated Sublease Agreements to which it is a party, to sublease to the Company or one of its subsidiaries the assets or property listed on Schedule 4.01(c) (“Subleased Property”) for a nominal consideration in lieu of transferring such property to the Company or such subsidiary, free of any Liens, other than Permitted Encumbrances, as a capital contribution.

(A) If at any time after January 1, 1998 a Member in its capacity as a sublessor shall become the owner of any Subleased Property, such Member shall promptly contribute, convey, transfer, assign and deliver to the Company (or, if the Company so directs, to one of its subsidiaries) at no cost to the Company or such subsidiary, and the Company hereby agrees to accept, or to cause such subsidiary to accept, such Subleased Property and the related Designated Sublease Agreement shall be terminated with respect to such Subleased Property, all as more specifically set forth in such Designated Sublease Agreement. In addition, if at any time after January 1, 1998 a Member assigns to the Company (or a subsidiary of the Company) a purchase option with respect to a Subleased Property pursuant to a Designated Sublease Agreement and the Company or such subsidiary exercises such purchase option and pays all or a portion of the purchase price therefor, such Member shall promptly reimburse the Company or such subsidiary such amount so paid and, if not so reimbursed, such amount shall be subject to set-off pursuant to Section 14.04. Any such payment by the Company shall be treated as a distribution to the appropriate Member for capital account purposes, and any such amount paid to the Company or such subsidiary by a Member in connection with such reimbursement obligation, or to the extent of a set-off applied pursuant to Section 14.04 as a result of such failure to so reimburse, shall be treated as a capital contribution to the Company.

(B) Any amount paid by the Company or any of its subsidiaries under a Designated Sublease Agreement to cure or prevent a payment default by the sublessor Member under the underlying Original Lease shall be reimbursed to the Company or such subsidiary by such Member, and if not so reimbursed, shall be subject to set-off pursuant to Section 14.04. Any such payment by the Company shall be treated as a distribution to the appropriate Member for capital account purposes, and any such amount paid to the Company or such subsidiary by a Member in connection with a default of its payment obligations under its respective Designated Sublease Agreements, or to the extent of a set-off applied pursuant to Section 14.04 as a result of such default, shall be treated as a capital contribution to the Company.

(C) None of the capital contributions pursuant to (A) and (B) above shall result in any adjustment to the Members’ respective Percentage Interests in the Company.

(ii) If (A) a Member commences a voluntary case under any applicable bankruptcy, insolvency, liquidation, receivership, reorganization or other similar law now in effect, or an order for relief is entered against such Member in an involuntary case under any such law and (B) a trustee of such Member rejects a Designated Sublease Agreement of such Member, then (1) the Member shall be obligated to reimburse the Company for the Loss to the Company as a result of such rejected Designated Sublease Agreement, which Loss, if not so reimbursed, shall be subject to set-off pursuant to Section 14.04 prior to the interest of such Member in any distributions hereunder and (2) the amount of such Loss shall be deemed to be the loss of use of such

Subleased Property for the economic life thereof rather than any other period.

SECTION 4.02. Additional Contributions. (a) Member-Funded Capital Expenditures. For each Capital Expenditure project identified on Schedule 4.02(a)-1, Marathon shall contribute to the Company the amount of funds necessary to comply with its obligations under Section 7.1(j) of the Asset Transfer and Contribution Agreement with respect to such Capital Expenditure project as, when and if the Company actually incurs Capital Expenditures related to such Capital Expenditure project (such Capital Expenditures, as, when and if they are funded by Marathon, are referred to herein as the “Marathon-Funded Capital Expenditures”). For each Capital Expenditure project identified on Schedule 4.02(a)-2, Ashland shall contribute to the Company the amount of funds necessary to comply with its obligations under Section 7.2(k) of the Asset Transfer and Contribution Agreement with respect to such Capital Expenditure project as, when and if the Company actually incurs Capital Expenditures related to such Capital Expenditure project (such Capital Expenditures, as, when and if they are funded by Ashland, are referred to herein as the “Ashland-Funded Capital Expenditures”, and together with the Marathon-Funded Capital Expenditures, the “Member-Funded Capital Expenditures”). Each Member-Funded Capital Expenditure shall be treated as a capital contribution to the Company, but shall not result in any adjustment to the Members’ respective Percentage Interests in the Company. To the extent permitted by applicable Tax law, any Tax deduction by the Company of a Member-Funded Capital Expenditure shall be specially allocated so that each Member will have the Tax benefit of its Member-Funded Capital Expenditures.

(b) Indemnification Payments as Contributions. Any indemnity amount paid by Marathon or Ashland to the Company under Article IX of the Asset Transfer and Contribution Agreement (each a “Member-Indemnified Expenditure”) shall be treated as a capital contribution to the Company, but shall not result in any adjustment to the Members’ respective Percentage Interests in the Company. A determination of whether the associated Loss will be deducted or capitalized by the Company for Tax purposes shall be made by the Company at the direction of the Indemnifying Party. Any Tax deduction or loss claimed by the Company with respect to the indemnified amount shall be specially allocated to the Indemnifying Party.

(c) Other Additional Capital Contributions. The Members shall make other additional capital contributions

(“Agreed Additional Capital Contributions”) pro rata based on their respective Percentage Interests if and to the extent such capital contributions are approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(b).

(d) No Third-Party Beneficiaries. The provisions of this Agreement, including without limitation, this Section 4.02, are intended solely to benefit the Members and, to the fullest extent permitted by Applicable Law, shall not be construed as conferring any benefit upon any creditor of the Company other than the Members, and no such creditor of the Company other than the Members shall be a third-party beneficiary of this Agreement, and no Member or member of the Board of Managers shall have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this Agreement.

SECTION 4.03. Negative Balances; Withdrawal of Capital; Interest. Neither of the Members shall have any obligation to the Company or to the other Member to restore any negative balance in its Capital Account. Neither Member may withdraw capital or receive any distributions from the Company except as specifically provided herein. No interest shall be paid by the Company on any capital contributions.

ARTICLE V

Distributions

SECTION 5.01. Distributions. (a) Within 45 days after the end of each Fiscal Quarter during each Fiscal Year, the Company shall distribute to the Members (the date of such distribution being a “Distribution Date”) an amount in cash (the “Tax Distribution Amount”) determined as follows:

(i) The maximum Tax Liability of each Member with respect to its allocable portion (as provided in Section 6.03) of the Company’s estimated taxable income for the portion of such Fiscal Year ending on the last day of such Fiscal Quarter shall be determined, based upon the highest aggregate marginal statutory Federal, state and local income tax rate (determined taking into account the deductibility, to the extent allowed, of income-based taxes paid to governmental entities) to which any Member may be subject for the related Fiscal Year (and excluding any deferred taxes) (the “Aggregate Tax Rate”).

(ii) If the Tax Liability determined in clause (i) is positive with respect to either Member, there shall be a cash distribution to each of the Members, in accordance with their Percentage Interests, of an aggregate amount such that neither Member shall have received distributions under this clause and subsection (b) below for such portion of such Fiscal Year in an amount less than its Tax Liability for such portion of such Fiscal Year.

(iii) Following a determination by the Company of the Company’s actual net taxable income with respect to a Fiscal Year, the maximum Tax Liability of each Member with respect to its allocable portion (as provided in Section 6.03) of the Company’s net taxable income for such Fiscal Year shall be determined, based upon the Aggregate Tax Rate. If the maximum Tax Liability of any Member for the Fiscal Year is in excess of the cash distributions previously made to the Member for such Fiscal Year under clause (ii) above and subsection (b) below, the Company shall make a cash distribution to all the Members, in accordance with their Percentage Interests, of an aggregate amount such that the excess is eliminated for all the Members. Such distribution shall be made within 45 days of the date the Company’s actual net taxable income is determined.

(iv) In the event that the Company Independent Auditors determine pursuant to Section 7.02(d) that the Company’s actual net taxable income with respect to a Fiscal Year is greater than the amount determined by the Company pursuant to clause (iii) above, the Company shall make a determination of the amount of cash, if any, required to be distributed to the Members, in accordance with their Percentage Interests, such that, after taking into account cash distributions previously made to a Member under clauses (ii) and (iii) above and subsection (b) below, no Member shall receive less than its Tax Liability for such Fiscal Year based on such higher net taxable income amount. The Company shall, within 15 days after the determination is made, distribute such additional amount of cash to the Members, in accordance with their Percentage Interests.

(v) In the event that the Company Independent Auditors determine pursuant to Section 7.02(d) that the Company’s actual net taxable income with respect to a Fiscal Year is less than the amount determined by the Company pursuant to clause (iii) above, a determination shall be made of the excess Tax Distribution Amount that was distributed to the Members in respect of such

Fiscal Year based on the Company’s determination of its actual net taxable income and the Company shall deduct from the next Tax Distribution Amount payable to the Members pursuant to this Section 5.01, the amount of such excess distribution.

(b) In addition to the distributions pursuant to Section 5.01(a), on each Distribution Date, the Company shall distribute to the Members all Distributable Cash for the Fiscal Quarter to which such Distribution Date relates provided, however, that the distribution of (i) Distributable Cash pursuant to this paragraph 5.01(b) or (ii) cash pursuant to Section 5.01(a) above, in each case with respect to any Fiscal Quarter may be made in such other manner and in such other amount as the Members shall agree with respect to such Fiscal Quarter; provided, further, however, that any agreement by any Member with respect to the distribution of either Distributable Cash pursuant to this paragraph 5.01(b) or cash pursuant to Section 5.01(a) for any Fiscal Quarter pursuant to the preceding proviso shall not alter or waive any of the rights of either Member under this Agreement with respect to distributions of Distributable Cash pursuant to this paragraph 5.01(b) or cash pursuant to Section 5.01(a) with respect to any subsequent Fiscal Quarter. Subject to Section 5.02(b), each such distribution shall be allocated between the Members pro rata based upon their respective Percentage Interests.

(c) The Company shall prepare and distribute to each Member within 45 days after the end of each Fiscal Quarter a statement (a “Distributions Calculation Statement”) setting forth the calculations (in reasonable detail) used by the Company for purposes of distributions pursuant to this Section 5.01 of (i) the Tax Distribution Amount for each Member for such Fiscal Quarter, (ii) the amount of Distributable Cash for such Fiscal Quarter and (iii) the allocation of such Distributable Cash between the Members.

(d) Notwithstanding anything to the contrary in this Agreement, any agreement reached between the Members to distribute any amount of cash different from the amounts which would be calculated in accordance with the methodology set forth in Section 5.01(a) and Section 5.01(b) above shall not alter or waive in any manner the obligations of the Company to prepare and deliver the Distributions Calculation Statement as set forth in Section 5.01(c) above, and after any such agreement has been reached the Company shall continue to prepare and deliver such Distribution Calculation Statement with respect to each Fiscal Quarter as if no such agreement had been reached.

SECTION 5.02. Certain General Limitations. (a) Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Board of Managers on behalf of the Company, shall not be required to make a distribution to either Member with respect to such Member’s Membership Interests if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

(b) Notwithstanding any other provision of this Article V, all amounts distributed to the Members in connection with a dissolution of the Company or the sale or other disposition of all or substantially all the assets of the Company that results in a dissolution of the Company shall be distributed to the Members in accordance with their respective Capital Account balances, as adjusted pursuant to Article VI for all Company operations up to and including the date of such distribution.

SECTION 5.03. Distributions in Kind. The Company shall not distribute to the Members any assets in kind unless approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(b). If cash and property in kind are to be distributed simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member, unless otherwise approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(b). For purposes of determining amounts distributable to Members under Section 5.01, for purposes of determining Profit and Loss under Section 1.01, for purposes of making adjustments to Capital Accounts under Article VI and for purposes of allocations under Article VI, any property to be distributed in kind shall have the value assigned to such property by the Board of Managers pursuant to a vote in accordance with Section 8.07(b) and such value shall be deemed to be part of and included in Distributable Cash for purposes of determining distributions to the Members under this Agreement.

SECTION 5.04. Distributions in the Event of an Exercise of the Marathon Call Right, Ashland Put Right or the Special Termination Rights. In the event of an exercise by Marathon of its Marathon Call Right or its Special Termination Right or the exercise by Ashland of its Ashland Put Right or its Special Termination Right pursuant to the Put/Call, Registration Rights and Standstill Agreement, certain distributions to Ashland or Marathon, as applicable, will be suspended in accordance with the provisions of Section 5.01 thereof.

ARTICLE VI

Allocations and Other Tax Matters

SECTION 6.01. Maintenance of Capital Accounts. An account (a “Capital Account”) shall be established and maintained in the Company’s books for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) and to which the following provisions apply to the extent not inconsistent with such Regulation:

(a) There shall be credited to each Member’s Capital Account (i) the amount of money contributed by such Member to the Company (including liabilities of the Company assumed by such Member as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(c)), (ii) the fair market value of any property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752), and (iii) such Member’s share of the Company’s Profit;

(b) There shall be debited from each Member’s Capital Account (i) the amount of money distributed to such Member by the Company (including liabilities of such Member assumed by the Company as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(c)) other than amounts which are in repayment of debt obligations of the Company to such Member, (ii) the fair market value of property distributed to such Member (net of liabilities secured by such property that such Member is considered to assume or take subject to under Code Section 752), and (iii) such Member’s share of the Company’s Loss;

(c) To each Member’s Capital Account there shall be credited, in the case of an increase, or debited, in the case of a decrease, such Member’s share of any adjustment to the adjusted basis of Company assets pursuant to Code Section 734(b) or Code Section 743(b) to the extent provided by Treasury Regulation Section 1.704-(b)(2)(iv)(m); and

(d) Upon the transfer of all or any part of the Membership Interests of a Member, the Capital Account of the transferee Member shall include the portion of the Capital Account of the transferor Member attributable to such transferred Membership Interest (or portion thereof).

SECTION 6.02. Allocations. (a) Except as provided in Section 6.02(b), 6.02(c), 6.02(d) and 6.02(e), Profit or Loss for any Fiscal Year shall be allocated between the Members in proportion to their respective Percentage Interests.

(b) To the extent any Tax deduction or loss is specifically allocated to a Member pursuant to this Agreement (other than pursuant to Section 6.03) or any other Transaction Document, including any deduction or loss indemnified by a Member, any Member-Funded Capital Expenditure, any Member-Indemnified Expenditure and any special allocations pursuant to Sections 6.12, 6.13, 6.14, 6.15 and 6.16 the associated Profit and Loss shall be allocated to the same Member.

(c) Depreciation and amortization with respect to any asset contributed by a Member to the Company shall be allocated solely to such Member.

(d) If any asset contributed by a Member is sold or otherwise disposed of prior to the time such asset has been completely depreciated or amortized for Federal income tax purposes, the Member contributing such property shall be allocated an expense (“Make-Up Expense”) equal to (i) the remaining tax basis of the asset at the time of the sale or other disposition, multiplied by (ii) the other Member’s Percentage Interest at the time of such sale or other disposition. The contributing Member shall be allocated Make-Up Expense over the remaining tax life of the asset at the time of sale or other disposition at the same rate as depreciation or amortization would have been allocated to such Member if the sale or other disposition had not occurred. Make-Up Expense allocated to a Member shall be taken from and reduce the amount of expenses allocated to the other Member. The purpose for this provision is to allocate to a Member, with respect to depreciable or amortizable assets contributed by such Member, a total amount of deductions and cost recovery allowances equal to 100% of the basis of such assets at the time of contribution.

(e) In the event that the Company sells or otherwise disposes of all or substantially all its assets or engages in any other transaction that will lead to a liquidation of the Company, then, notwithstanding the foregoing provisions of this Section 6.02, (i) any Profit or Loss realized by the Company in such transaction and (ii), to the extent necessary, any other Profit or Loss in the Fiscal Year such transaction occurs or thereafter (and, in each case, to the extent necessary, constituent items of income, gain, loss, deduction and credit) shall be specially allocated as between the Members as required so as to cause in so far as possible each Member’s Capital Account balance to be proportionate to its Percentage Interest.

SECTION 6.03. Tax Allocations. (a) For income tax purposes only, each item of income, gain, loss, deduction and credit of the Company as determined for income tax purposes shall be allocated between the Members in accordance with the corresponding allocation in Section 6.02, subject to the requirements of Section 704(c) of the Code.

(b) The Members acknowledge and agree that Section 704(c) shall be applied using the so-called “traditional method with curative allocations” set forth in Treasury Regulation Section 1.704-3(c). Curative allocations of income, gain, loss or deduction shall, to the extent possible, have substantially the same effect on each Member’s Federal income tax liability as the item of income, gain, loss or deduction for which allocation is limited.

(c) By reason of the special allocation of book depreciation and amortization with respect to the assets contributed by the Members pursuant to Section 6.02(c), tax depreciation and amortization with respect to each such asset shall be allocated solely to the contributing Member.

(d) Items described in this Section 6.03 shall neither be credited nor charged to the Members’ Capital Accounts.

SECTION 6.04. Tax Elections. (a) The Members intend that the Company be treated as a partnership for Federal income tax purposes. Accordingly, neither the Tax Matters Partner nor either Member shall file any election or return on its own behalf or on behalf of the Company that is inconsistent with that intent.

(b) Any elections or other decisions relating to tax matters that are not expressly provided for herein, including the determination of the fair market value of contributed property and the decision to adjust the Capital Accounts to reflect the fair market value of the Company’s assets upon the occurrence of any event specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), shall be made jointly by the Members in any manner that reasonably reflects the purpose and intention of this Agreement.

SECTION 6.05. Fiscal Year. The fiscal year (the “Fiscal Year”) of the Company for tax and accounting purposes shall be the 12-month (or shorter) period ending on the last day of December of each year.

SECTION 6.06. Tax Returns. (a) The Company shall cause to be prepared and timely filed all Federal, state, local and foreign income tax returns and reports required to be filed by the Company and its subsidiaries. The Company shall provide copies of all the Company’s Federal, state, local and foreign tax returns (and any schedules or other required filings related to such returns) that reflect items of income, gain, deduction, loss or credit that flow to separate Member returns, to the Members for their review and comment prior to filing, except as otherwise agreed by the Members. The Members agree in good faith to resolve any difference in the tax treatment of any item affecting such returns and schedules. However, if the Members are unable to resolve the dispute, the position of the Tax Matters Partner shall be followed if nationally recognized tax counsel acceptable to both Members provides an opinion that substantial authority exists for such position. Substantial authority shall be given the meaning ascribed to it in Code Section 6662. If the Members are unable to resolve the dispute prior to the due date for filing the return, including approved extensions, the position of the Tax Matters Partner shall be followed, and amended returns shall be filed if necessary at such time the dispute is resolved. The costs of the dispute shall be borne by the Company. The Members agree to file their separate Federal income tax returns in a manner consistent with the Company’s return, the provisions of this Agreement and in accordance with applicable Federal income tax law.

(b) The Company shall elect the most rapid method of depreciation and amortization allowed under Applicable Law, unless the Members agree otherwise. The failure of either Member to agree that the Company should elect a less rapid method of depreciation or amortization is not subject to any dispute resolution provisions.

(c) The Members shall provide each other with copies of all correspondence or summaries of other communications with the Internal Revenue Service or any state, local or foreign taxing authority (other than routine correspondence and communications) regarding the tax treatment of the Company’s operations. No Member shall enter into settlement negotiations with the Internal Revenue Service or any state, local or foreign taxing authority with respect to any issue concerning the Company’s income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current Aggregate Tax Rate) would be $2 million or greater, without first giving reasonable advance notice of such intended action to the other Member.

SECTION 6.07. Tax Matters Partner. (a) Initially, Marathon shall be the “Tax Matters Partner” of the Company within the meaning of Section 6231(a)(7) of the Code, and shall act in any similar capacity under state, local or foreign law, but only with respect to returns for which items of income, gain, loss, deduction or credit flow to the separate returns of the Members. In the event of a transfer of any Member’s interest in the Company, the Tax Matters Partner shall be the Member with the largest Percentage Interest following such transfer.

(b) The Tax Matters Partner shall incur no liability (except as a result of the gross negligence or willful misconduct of the Tax Matters Partner) to the other Member including, but not limited to, liability for any additional taxes, interest or penalties owed by the other Member due to adjustments of Company items of income, gain, loss, deduction or credit at the Company level.

SECTION 6.08. Duties of Tax Matters Partner. (a) Except as provided in Section 6.08(b), the Tax Matters Partner shall cooperate with the other Member and shall promptly provide the other Member with copies of notices or other materials from, and inform the other Member of discussions engaged in with, the Internal Revenue Service or any state, local or foreign taxing authority and shall provide the other Member with notice of all scheduled administrative proceedings, including meetings with agents of the Internal Revenue Service or any state, local or foreign taxing authority, technical advice conferences, appellate hearings, and similar conferences and hearings, as soon as possible after receiving notice of the scheduling of such proceedings, but in any case prior to the date of such scheduled proceedings.

(b) The duties of the Tax Matters Partner under Section 6.08(a) shall not apply with respect to notices, materials, discussions, proceedings, meetings, conferences, or hearings involving any issue concerning the Company’s income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current Aggregate Tax Rate) would be less than $2 million except as otherwise required under Applicable Law.

(c) The Tax Matters Partner shall not extend the period of limitations or assessments without the consent of the other Member, which consent shall not be unreasonably withheld.

(d) The Tax Matters Partner shall not file a petition or complaint in any court, or file any claim,

amended return or request for an administrative adjustment with respect to partnership items, after any return has been filed, with respect to any issue concerning the Company’s income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current Aggregate Tax Rate) would be $2 million or greater, unless agreed by the other Member. If the other Member does not agree, the position of the Tax Matters Partner shall be followed if nationally recognized tax counsel acceptable to both Members issues an opinion that a reasonable basis exists for such position. Reasonable basis shall be given the meaning ascribed to it for purposes of applying Code Section 6662. The costs of the dispute shall be borne by the Company.

(e) The Tax Matters Partner shall not enter into any settlement agreement with the Internal Revenue Service or any state, local or foreign taxing authority, either before or after any audit of the applicable return is completed, with respect to any issue concerning the Company’s income, gains, losses, deductions or credits, unless any of the following apply:

(i) both Members agree to the settlement;

(ii) the tax effect of the issue if resolved adversely would be, and the tax effect of settling the issue is, proportionately the same for both Members (assuming each otherwise has substantial taxable income);

(iii) the Tax Matters Partner determines that the settlement of the issue is fair to both Members and the amount of the tax adjustment attributable to such issue (assuming the then current Aggregate Tax Rate) would be less than $2 million; or

(iv) nationally recognized tax counsel acceptable to both Members determines that the settlement is fair to both Members and is one it would recommend to the Company if both Members were owned by the same person and each had substantial taxable income.

In all events, the costs incurred by the Tax Matters Partner in performing its duties hereunder shall be borne by the Company in accordance with the Shared Services Agreement.

(f) The Tax Matters Partner may request extensions to file any tax return or statement without the written consent of, but shall so inform, the other Member.

SECTION 6.09. Survival of Provisions. The provisions of this Agreement regarding the Company’s tax returns and Tax Matters Partner shall survive the termination of the Company and the transfer of any Member’s interest in the Company and shall remain in effect for the period of time necessary to resolve any and all matters regarding the federal, state, local and foreign taxation of the Company and items of Company income, gain, loss, deduction and credit.

SECTION 6.10. Section 754 Election. In the event that a Member purchases the Membership Interests of a Selling Member pursuant to Section 10.04, the purchasing Member shall have the right to direct the Tax Matters Partner to make an election under Section 754 of the Code. The purchasing Member shall pay all costs incurred by the Company in connection with such election, including any costs borne by the Company to maintain records required as a result of such election. The purchasing Member, at its option and expense, may maintain on behalf of the Company any records required as a result of such election.

SECTION 6.11. Qualified Income Offset, Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Agreement, there is hereby incorporated a qualified income offset provision which complies with Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and minimum gain chargeback and partner minimum gain chargeback provisions which comply with the requirements of Treasury Regulation Section 1.704-2 and such provisions shall apply to the allocation of Profits and Losses.

SECTION 6.12. Tax Treatment of Designated Sublease Agreements. (a) For purposes of Article VI, Ashland or Marathon, as the case may be, shall be treated as transferring to the Company all of its interest in Subleased Property pursuant to an Ashland Designated Sublease Agreement or a Marathon Designated Sublease Agreement, as if the leasehold interest in such Subleased Property was an Ashland Transferred Asset or a Marathon Transferred Asset.

(b) Payments under the Original Lease made by Ashland or Marathon, as the case may be, after the effective date of the Ashland Designated Sublease Agreement or Marathon Designated Sublease Agreement, as the case may be, shall be treated as made by the Company or its subsidiaries, and then immediately reimbursed by Ashland or Marathon, as the case may be.

(c) All items of loss, deduction and credit attributable to payments under the Original Lease made by

Ashland or Marathon, as the case may be, including payments by the Company or any of its subsidiaries that are charged to Ashland or Marathon by set-off or other means, shall be allocated entirely to the Member incurring such payments.

(d) Depreciation and amortization deductions, if any, as well as any deductions or offsets to taxable income or gain, attributable to property described in the Ashland Designated Sublease Agreements or the Marathon Designated Sublease Agreements, as the case may be, shall be allocated entirely to Ashland or Marathon, as the case may be, except to the extent such deductions or offsets are attributable to amounts paid by the Company or any of its subsidiaries and not reimbursed by Ashland or Marathon, as the case may be, either directly or indirectly.

SECTION 6.13. Tax Treatment of Reimbursed Liability Payments. Any tax deduction or loss attributable to payments by the Company or any of its subsidiaries of Assumed Liabilities, as described in Schedules 2.3(d) and 3.3(d) to the Asset Transfer and Contribution Agreement, that are reimbursed by a Member either directly or indirectly, shall be allocated entirely to such Member.

SECTION 6.14. Tax Treatment of Disproportionate Payments. Except as otherwise provided in this Agreement or in any other Transaction Document, any Tax deduction or loss reflected on a Tax return, report or other Tax filing by the Company, attributable to (i) payments made or costs incurred by a Member, (ii) payments made or costs incurred by the Company and reimbursed or to be reimbursed by a Member and (iii) payments made or costs incurred by the Company and not shared among the Members based on their Percentage Interests, shall be allocated among the Members to take into account the amounts paid, incurred, reimbursed or shared by each.

SECTION 6.15. Allocation of Income, Gains, Losses and Other Items from LOOP LLC and LOCAP, Inc. (a) Income, gains, losses, deductions, credits, adjustments, tax preferences and other distributive share items with respect to the Company’s interest in LOOP LLC, a tax partnership, for periods beginning on or after the Closing, shall be allocated between the Members in such a manner so that, when such items are included with the same items allocated to Ashland with respect to the Ashland LOOP/LOCAP Interest, each Member is allocated all such items in proportion to its respective Percentage Interest in the Company.

(b) In determining the Capital Account for each Member, (i) Ashland shall be treated as contributing the

Ashland LOOP/LOCAP Interest to the Company, (ii) Profit and Loss shall be treated as including taxable income, gain, loss and distributions arising from Ashland’s 4% interest in LOOP LLC and (iii) dividends and distributions that Ashland receives from LOOP LLC or LOCAP, Inc. in respect of the Ashland LOOP/LOCAP Interest and paid to the Company pursuant to Section 7.2(i) of the Asset Transfer and Contribution Agreement shall be treated as being received directly by the Company.

SECTION 6.16. Allocation of Income, Gain, Loss, Deduction and Credits Attributable to Stock-Based Compensation. Each item of income, gain, loss, deduction (excluding deductions for administrative costs incurred by the Company) and credit attributable to the grant to, or the exercise by or on behalf of, an employee or retired employee of the Company of a stock option, stock appreciation right, or other stock-based incentive compensation involving the stock of a Member or an Affiliate of a Member shall be allocated to the Member whose stock or whose Affiliate’s stock is involved. Any exercise price paid by or on behalf of the employee or retired employee to the Company shall be paid over to the Member whose stock (or whose Affiliate’s stock) is involved. A Member’s Capital Account shall be (i) increased by the fair market value of its (or its Affiliate’s) stock delivered to or on behalf of an employee or retired employee as aforesaid (without duplication to the extent such stock is first contributed to the Company), (ii) decreased (pursuant to Section 6.01(a)(iii) or (b)(iii)) by the deduction allocated to such Member as aforesaid and (iii) decreased by the amount of the exercise price so paid over by the Company or deemed to be paid over by the Company under principles analogous to those in Treasury Regulation Section 1.83-6(d)(1).

ARTICLE VII

Books and Records

SECTION 7.01. Books and Records; Examination. The Board of Managers shall keep or cause to be kept such books of account and records with respect to the Company’s business as they may deem appropriate. Each Member and its duly authorized representatives shall have the right at any time to examine, or to appoint independent certified public accountants (the fees of which shall be paid by such Member) to examine, the books, records and accounts of the Company and its subsidiaries, their operations and all other matters that such Member may wish to examine, including, without limitation, all documentation relating to actual or proposed transactions with either Member or any Affiliate of either

Member. The Company, and the Board of Managers, shall not have the right to keep confidential from the Members any information that the Board of Managers would otherwise be permitted to keep confidential from the Members pursuant to Section 18-305(c) of the Delaware Act. The Company’s books of account shall be kept using the method of accounting determined by the Board of Managers. The Company Independent Auditors (the “Company Independent Auditors”) shall be an independent public accounting firm selected by the Board of Managers pursuant to a vote in accordance with Section 8.07(b) or Section 8.07(c), as applicable, and shall initially be Price Waterhouse LLP.

SECTION 7.02. Financial Statements and Reports. (a) Unaudited Monthly Financial Statement (i) The Company shall prepare and send to each Member (at the same time) promptly, but in no event later than noon on the 15th Business Day after the last day of each month, the following unaudited financial statements with respect to the Company and its subsidiaries: a balance sheet, a statement of operations, a statement of cash flows and a statement of changes in capital (collectively, “Unaudited Financial Statements”) as at the end of and for such month.

(ii) The Company shall prepare and send to each Member promptly, but in no event later than noon on the 20th Business Day after the last day of each month, an unaudited financial summary booklet containing a breakdown of such operating and financial information by major department or division of the Company and its subsidiaries as at the end of and for such month as either Member shall reasonably request; provided that each Member shall be provided with the same information at the same time as the other Member.

(b) Unaudited Quarterly Financial Statements. The Company shall prepare and send to each Member (at the same time) promptly, but in no event later than the 30th day after the last day of each Fiscal Quarter, (i) Unaudited Financial Statements as at the end of and for such Fiscal Quarter; (ii) a management’s discussion and analysis of financial condition and results of operations section prepared in accordance with Rule 303 of Regulation S-K of the Securities Act with respect to such Fiscal Quarter; and (iii) an unaudited statement of changes in the Members’ capital accounts as at the end of and for such Fiscal Quarter.

(c) Audited Annual Financial Statements. Within 75 days after the end of each Fiscal Year, the Board of

Managers shall cause (i) an examination to be made, at the expense of the Company, by the Company Independent Auditors, covering (A) the assets, liabilities and capital of the Company and its subsidiaries, and the Company’s and its subsidiaries’ operations during such Fiscal Year, (B) an examination of the Distributions Calculation Statement for such Fiscal Year, and (C) all other matters customarily included in such examinations and (ii) to be delivered to each Member (at the same time) a copy of the report of such examination, stating that such examination has been performed in accordance with generally accepted auditing standards, together with (1) the following financial statements with respect to the Company and its subsidiaries certified by such accountants as having been prepared in accordance with GAAP: a balance sheet, a statement of operations, a statement of cash flows and a statement of changes in capital as at the end of and for such Fiscal Year (collectively, the “Audited Financial Statements”) and (2) a management’s discussion and analysis of financial condition and results of operations section prepared in accordance with Rule 303 of Regulation S-K of the Securities Act with respect to such Fiscal Year. The Company shall prepare the Audited Financial Statements in such manner and form as is necessary to enable Ashland to file such Audited Financial Statements with the Commission in accordance with Item 3-09 of Regulation S-X under the Exchange Act.

(d) Schedule of Members’ Capital Accounts. (i) Preliminary Annual Capital Account Schedule. The Company shall prepare and send to each Member (at the same time) promptly, but in no event later than the 75th day after the last day of each Fiscal Year, a schedule showing the respective Capital Accounts of the Members based on the Company’s estimated taxable income for such Fiscal Year.

(ii) Examination. Unless otherwise agreed by the Members, within 15 days after the date the Company determines its net taxable income with respect to any Fiscal Year, but in no event later than 7 months after the end of such Fiscal Year, the Board of Managers shall cause (i) an examination to be made, at the expense of the Company, by the Company Independent Auditors, covering (A) the determination of the Company’s taxable income with respect to such Fiscal Year and (B) the respective Capital Accounts of the Members based on the Company’s taxable income for such Fiscal Year and (ii) to be delivered to each Member (at the same time) a copy of the report of such examination, stating that such examination has been performed in accordance with generally accepted auditing standards.

(iii) Final Annual Capital Account Schedule. The Company shall prepare and send to each Member (at the same time) promptly, but in no event later than the 15th day after the date the Company files its federal income tax return with respect to each Fiscal Year, a schedule showing the respective Capital Accounts of the Members based on the Company’s actual taxable income for such Fiscal Year.

(e) Other Financial Information. The Company shall prepare and send to each Member (at the same time) promptly such other financial information as a Member shall from time to time reasonably request.

SECTION 7.03. Notice of Affiliate Transactions; Annual List. (a) (i) The Company shall notify each Member of any Affiliate Transaction (other than an Affiliate Transaction that is a Significant Shared Service) that the Company or any of its subsidiaries is considering entering into or renewing or extending the term thereof (whether pursuant to contractual provisions thereof or otherwise), which notice shall be given, to the extent reasonably possible, sufficiently in advance of the time that the Company intends to enter into, renew or extend the term of such Affiliate Transaction so as to provide the Members with a reasonable opportunity to examine the documentation related to such Affiliate Transaction.

(ii) The Company shall notify each Member of any Affiliate Transaction that is a Significant Shared Service that the Company or any of its subsidiaries is considering entering into or renewing or extending the term thereof (whether pursuant to contractual provisions thereof or otherwise), which notice shall be given, to the extent reasonably possible, sufficiently in advance of the time that the Company intends to enter into, renew or extend the term of such Affiliate Transaction so as to provide the Members with a reasonable opportunity to examine the documentation related to such Affiliate Transaction.

(b) Within 60 days after the end of each Fiscal Year, the Company shall prepare and distribute to each Member a list setting forth a description of each Affiliate Transaction entered into by the Company or any of its subsidiaries during such Fiscal Year and identifying all of the parties to such Affiliate Transactions; provided that if two or more Affiliate Transactions either (i) constitute a series of related transactions or agreements or (ii) are substantially the same type of transaction or agreement, the Company need not separately describe each such Affiliate

Transaction but instead can describe such related or similar Affiliated Transactions as a group.

ARTICLE VIII

Management of the Company

SECTION 8.01. Managing Members. The business and affairs of the Company shall be managed by the Members acting through their respective representatives on the Board of Managers (“Representatives”). The President and the Representatives shall be deemed “managers” of the Company within the meaning of the Delaware Act. Except for such matters as may be delegated to a Member from time to time by the Board of Managers pursuant to a vote in accordance with Section 8.07(b), and subject to the provisions of Sections 6.07 and 6.08, no Member shall act unilaterally on behalf of the Company or any of its subsidiaries without the approval of the other Member and no Member shall have the power unilaterally to bind the Company or any of its subsidiaries.

SECTION 8.02. Board of Managers. (a) The Members shall exercise their management authority through a board of managers (the “Board of Managers”) consisting of (i) the President of the Company, who shall not be deemed a Representative hereunder and who shall not be entitled to vote on any matter coming before the Board of Managers, and (ii) eight Representatives, each of whom shall be entitled to vote, five of whom shall be designated by Marathon and three of whom shall be designated by Ashland. In the event of a Transfer by a Member of its Membership Interests pursuant to Article X, effective at the time of such Transfer, (i) such Member’s Representatives shall automatically be removed from the Board of Managers and (ii) the transferee of such Membership Interests shall be permitted to designate the number of Representatives to the Board of Managers as is equal to the number previously designated by the transferor of such Membership Interests. Such transferee shall promptly notify the other Member as to the names of the persons who such transferee has designated as its Representatives on the Board of Managers.

(b) Each Representative may be removed and replaced, with or without cause, at any time by the Member designating him or her, but, except as provided in Section 8.02(a), may not be removed or replaced by any other means. A Member who removes one or more of its Representatives from the Board of Managers shall promptly notify the other Member as to the names of its replacement Representatives.

SECTION 8.03. Responsibility of the Board of Managers. The Board of Managers shall be responsible for overseeing the operations of the Company and shall, in particular, have sole jurisdiction to approve each of the following matters:

(i) hiring senior executives of the Company, evaluating their performance and planning for their succession;

(ii) reviewing and approving Company strategies, Business Plans and Annual Capital Budgets;

(iii) reviewing and approving significant external business opportunities for the Company, including acquisitions, mergers and divestitures;

(iv) reviewing and approving policies of the Company that maintain high standards in areas of environmental responsibility, employee safety and health, community, government, employee and customer relations;

(v) reviewing external and internal audits and management responses thereto; and

(vi) establishing compensation and benefits policies for employees of the Company.

SECTION 8.04. Meetings. (a) Except as set forth in Section 8.04(h), all actions of the Board of Managers shall be taken at meetings of the Board of Managers in accordance with this Section 8.04.

(b) As soon as practicable after the appointment of the Representatives, the Board of Managers shall meet for the purpose of organization and the transaction of other business.

(c) Regular meetings of the Board of Managers shall be held at such times as the Board of Managers shall from time to time determine, but no less frequently than once each Fiscal Quarter; provided that an annual meeting of the Board of Managers (which annual meeting shall count as one of the regular quarterly meetings) shall be held no later than June 30 of each Fiscal Year.

(d) Special meetings of the Board of Managers shall be held whenever called by any Member. Any and all business may be transacted at a special meeting that may be transacted at a regular meeting of the Board of Managers.

(e) The Board of Managers may hold its meetings at such place or places as the Board of Managers may from time to time by resolution determine or as shall be designated in the respective notices or waivers of notice thereof; however, the Board of Managers shall consider holding meetings from time to time at each of the Member’s corporate headquarters and at the operational sites of the Company.

(f) Notices of regular meetings of the Board of Managers or of any adjourned meeting shall be given at least two weeks prior to such meeting, unless otherwise agreed by each Member. Notices of special meetings of the Board of Managers shall be mailed by the Secretary or an Assistant Secretary to each member of the Board of Managers addressed to him or her at his or her residence or usual place of business, so as to be received at least two Business Days before the day on which such meeting is to be held, or shall be sent to him or her by telegraph, cable, facsimile or other form of recorded communication or be delivered personally, by overnight courier or by telephone so as to be received not later than two Business Days before the day on which such meeting is to be held. Such notice shall include the purpose, time and place of such meeting and shall set forth in reasonable detail the matters to be considered at such meeting. However, notice of any such meeting need not be given to any member of the Board of Managers if such notice is waived by him or her in writing or by telegraph, cable, facsimile or other form of recorded communication, whether before or after such meeting shall be held, or if he or she shall be present at such meeting.

(g) Action by Communication Equipment. The members of the Board of Managers may participate in a meeting of the Board of Managers by means of video or telephonic conferencing or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

(h) Unanimous Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all the Representatives consent thereto in writing and such writing is filed with the minutes of the proceedings of the Board of Managers.

(i) Organization. Meetings of the Board of Managers shall be presided over by a chair, who will be a member of the Board of Managers selected by a majority of the Board of Managers. The Secretary of the Company or, in the case of his or her absence, any person whom the person presiding over the meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

SECTION 8.05. Compensation. Unless the Members otherwise agree, no person shall be entitled to any compensation from the Company in connection with his or her services as a Representative.

SECTION 8.06. Quorum. (a) Quorum for Super Majority Decisions. Subject to Section 14.01(e) of the Put/Call, Registration Rights and Standstill Agreement and Sections 14.01 and 14.05 and Section 5 of Schedule 8.14, at all meetings of the Board of Managers, the quorum required for the transaction of any business that constitutes a Super Majority Decision shall be the presence, either in person or by proxy, of (i) at least one Representative of each Member and (ii) a majority of all the Representatives on the Board of Managers (which may include the Representatives referred to in the preceding clause (i)).

(b) Quorum for Other Decisions. Subject to Sections 14.01 and 14.05 and Section 5 of Schedule 8.14, at all meetings of the Board of Managers, the quorum required for the transaction of any business that does not constitute a Super Majority Decision shall be (i) in the case of all matters that were described in the notice in reasonable detail for such meeting delivered to the members of the Board of Managers pursuant to Section 8.04(f), the presence, either in person or by proxy, of a majority of all the Representatives on the Board of Managers and (ii) in the case of all matters that were not described in the notice in reasonable detail for such meeting delivered to the members of the Board of Managers pursuant to Section 8.04(f), the presence, either in person or by proxy, of (A) at least one Representative of each Member and (B) a majority of all the Representatives on the Board of Managers (which may include the Representatives referred to in the preceding clause A)).

(c) Rescheduled Meetings. The Company shall use its reasonable best efforts to schedule the time and place of each meeting of the Board of Managers so as to ensure that a quorum will be present at each such meeting and that at least one Representative of each Member will be present at each such meeting. In the absence of a quorum at any such meeting or any adjournment or adjournments thereof, a majority in voting interest of those present in person or by proxy and entitled to vote thereat may reschedule such meeting from time to time until the Representatives requisite for a quorum, as aforesaid, be present in person or by proxy. At any such rescheduled meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 8.07. Voting. (a) General. Each Representative shall be entitled to cast one vote on all matters coming before the Board of Managers. In exercising their voting rights under this Agreement, the Representatives may act by proxy.

(b) Super Majority Decisions. Subject to Section 14.01(e) of the Put/Call, Registration Rights and Standstill Agreement and Sections 14.01 and 14.05 and Section 5 of Schedule 8.14, all Super Majority Decisions to be decided by the Board of Managers shall be approved by the unanimous affirmative vote of the votes cast by the Representatives who are present, either in person or by proxy, at a duly called meeting of the Board of Managers at which a quorum is present. The parties acknowledge and agree that all references in this Agreement, any other Transaction Document and any appendices, exhibits or schedules hereto or thereto to any determination, decision, approval or other form of authorization by the Board of Managers pursuant to a vote in accordance with Section 8.07(b) shall be deemed to mean that such determination, decision, approval or other form of authorization shall constitute a Super Majority Decision which requires the approval of the Board of Managers in accordance with this Section 8.07(b).

(c) Other Decisions. Subject to Sections 14.01 and 14.05 and Section 5 of Schedule 8.14, all matters other than Super Majority Decisions to be decided by the Board of Managers shall be approved by the affirmative vote of a majority of the votes cast by the Representatives who are present, either in person or by proxy, at a duly called meeting of the Board of Managers at which a quorum is present, unless the vote of a greater number of Representatives is required by Applicable Law or this Agreement.

SECTION 8.08. Matters Constituting Super Majority Decisions. Subject to the provisions of Section 8.07(b), each of the following matters, and only the following matters, shall constitute a “Super Majority Decision” which requires the approval of the Board of Managers pursuant to Section 8.07(b):

(a) (i) the purchase or investment by the Company or any of its subsidiaries of or in any assets or securities, or any group of assets or securities, that have an aggregate purchase price or cost of more than $20 million, if the purpose or effect of such purchase or investment is to enable the Company to enter into a line of business other than (A) the Company’s Business as such Business is conducted on the Closing Date or (B) any other line of business that is approved after the Closing Date by the Board of Managers as a Super Majority Decision under this Section 8.08(a)(i) pursuant to a vote in accordance with Section 8.07(b), provided that any such purchase or investment by the Company or any of its subsidiaries shall not require a Super Majority Decision under this Section 8.08(a) if and to the extent such purchase or investment is being made to enable the Company to enter into the Bulk Motor Oil Business, the Packaged Motor Oil Business, the Private Label Packaged Motor Oil Business and/or the Quick Lube Business and, at the time of such purchase or investment, (1) the Company and its subsidiaries are permitted to engage in such business under Section 14.03(b) of the Put/Call, Registration Rights and Standstill Agreement and (2) Ashland and its Affiliates shall own (beneficially or otherwise) 20% or more of the Valvoline Business (it being understood and agreed that this proviso shall not limit or constitute an exception to any other provision of Section 8.08); and

(ii) the determination of whether any new line of business approved by the Board of Managers as a Super Majority Decision under Section 8.08(a)(i) should constitute a “Competitive Business” for purposes of Section 14.01 of the Put/Call, Registration Rights and Standstill Agreement;

(b) (i) any reorganization, merger, consolidation or similar transaction between the Company and any person (other than a direct or indirect Wholly Owned Subsidiary of the Company) or any sale or lease of all or substantially all of the Company’s assets to any person (other than a direct or indirect Wholly Owned Subsidiary of the Company);

(ii) any (A) reorganization, merger, consolidation or similar transaction or series of transactions between any of the Company’s subsidiaries and any person (other than the Company or a direct or indirect Wholly Owned Subsidiary of the Company) or (B) sale or lease of all or substantially all of any of the

Company’s subsidiaries’ assets to any person (other than the Company or a direct or indirect Wholly Owned Subsidiary of the Company) which in either case involves an aggregate consideration of over $50,000,000;

c) the admission of a new Member (other than as a result of a Transfer of an existing Member’s Membership Interests pursuant to Article X) or the issuance of any additional Membership Interests or other equity interests to any person, including any existing Member;

(d) except as expressly provided in Sections 4.01(c), 4.02(a) and 4.02(b), the acceptance or requirement of any additional capital contributions to the Company by either Member;

(e) the initial hiring of the following officers of the Company: the President; the Executive Vice President; the officers principally in charge of (i) refining, (ii) wholesale and branded marketing, (iii) retail marketing (two initially), (iv) supply and transportation and (v) environmental health and safety and human resources; the Senior Vice President-Finance and Commercial Services of the Company; and the general counsel of the Company;

(f) (i) the approval of Acquisition Expenditures, Capital Expenditures and such other expenditures of the type to be included in the Annual Capital Budget for any Fiscal Year (other than (A) Ordinary Course Lease Expenses, (B) up to $100 million in the aggregate for all periods in Capital Expenditures of the Company and its subsidiaries directly associated with the Garyville Propylene Upgrade Project, (C) Member-Funded Capital Expenditures, (D) Member-Indemnified Expenditures and (E) Acquisition Expenditures or Capital Expenditures of the Company and its subsidiaries directly associated with Permitted Capital Projects/Acquisitions that are funded with Permitted Capital Project/Acquisition Indebtedness) that when taken together with (x) the other expenditures already approved as part of the Annual Capital Budget for such Fiscal Year and (y) all other expenditures already made in such Fiscal Year, would reasonably be expected to exceed the Normal Annual Capital Budget Amount for such Fiscal Year; and

(ii) the incurrence of rentals or operating leases which result in aggregate Ordinary Course Lease Expenses (other than Ordinary Course Lease Expenses incurred under the Bareboat Charters) for any Fiscal Year that exceed $80 million; provided, however, in the event the Company or one of its subsidiaries shall make any acquisition or divestiture, the Members shall negotiate in good faith to adjust the dollar amount set forth in this Section 8.08(f)(ii) to take into account the effect of such acquisition or divestiture;

(g) (i) except for any acquisition or capital project related to the Bulk Motor Oil Business, the Packaged Motor Oil Business, the Private Label Motor Oil Business and/or the Quick Lube Business, any acquisition, divestiture or individual capital project (other than (i) Ordinary Course Lease Expenses, (ii) up to $100 million in the aggregate for all periods in Capital Expenditures of the Company and its subsidiaries directly associated with the Garyville Propylene Upgrade Project, (iii) Member-Funded Capital Expenditures, (iv) Member-Funded Indemnified Expenditures and (v) Acquisition Expenditures or Capital Expenditures of the Company and its subsidiaries directly associated with Permitted Capital Projects/Acquisitions that are funded with Permitted Capital Project/Acquisition Indebtedness) where the liability or consideration involved is more than $50 million in the aggregate (including contingent liabilities only to the extent required to be reflected on the balance sheet of the Company in accordance with Financial Accounting Standard Number 5 (or any successor or superseding provision of Current GAAP));

(ii) any acquisitions or individual capital projects related to the Bulk Motor Oil Business, the Packaged Motor Oil Business, the Private Label Motor Oil Business and/or the Quick Lube Business during any Fiscal Year where the liability or consideration involved is more than $50 million in the aggregate in such Fiscal Year (including contingent liabilities only to the extent required to be reflected on the balance sheet of the Company in accordance with Financial Accounting Standard Number 5 (or any successor or superseding provision of Current GAAP)); provided that nothing in this Section 8.08(g)(ii) shall be deemed or interpreted to permit the Company or any of its subsidiaries to engage in any of such businesses except as and to the extent expressly permitted under Section 14.03 of the Put/Call, Registration Rights and Standstill Agreement;

(iii) for the avoidance of doubt, acquisitions or individual capital projects related to the Maralube

Express Business shall be subject to clause (i) of this Section 8.08(g) and not clause (ii) of this Section 8.08(g);

(h) the initiation or settlement of any action, suit, claim or proceeding involving (i) an amount in excess of $50 million (with respect to initiation) or $25 million (with respect to settlement), (ii) material non-monetary relief (including, without limitation, entering into any consent decree that has or could reasonably be expected to (A) impose any material obligation on Ashland or any of its Affiliates or the Company or any of its subsidiaries or (B) have a material adverse effect on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Ashland or any of its Affiliates or the Company or any of its subsidiaries) or (iii) the initiation or settlement of any criminal action, suit, claim or proceeding (other than a misdemeanor) if such criminal action, suit or proceeding has or could reasonably be expected to (A) impose any material obligation on Ashland or any of its Affiliates or (B) have a material adverse effect on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Ashland or any of its Affiliates;

(i) any change in the Company Independent Auditors unless the new firm is one of the “Big Six” accounting firms (or any successor thereto) or a firm of comparable stature in Ashland’s opinion;

(j) any modification, alteration, amendment or termination of any Transaction Document to which the Company or any of its subsidiaries is a party and all Members are not a party;

(k) (i) in the case of any Affiliate Transaction that is not a Crude Oil Purchase, a Significant Shared Service or a Designated Sublease Agreement, (A) any Affiliate Transaction (other than the Affiliate Transactions listed on Schedule 8.08(k)(i)(A) (the “Closing Date Affiliate Transactions”)), (B) any

material amendment to or change in the terms or provisions of any Affiliate Transaction that was either a Closing Date Affiliate Transaction or previously approved by the Board of Managers pursuant to Section 8.08(k)(i)(A) (it being understood that a renewal or extension of the term of an Affiliate Transaction pursuant to contractual provisions that were previously approved by the Board of Managers pursuant to this Section 8.08(k)(i) or that were included in a Closing Date Affiliate Transaction on the Closing Date shall be deemed for purposes of this Agreement not to constitute a new Affiliate Transaction or a material amendment to or change in an Affiliate Transaction) or (C) any amendment or change in the terms or provisions of any agreement or transaction between the Company or any of its subsidiaries and any Member or any Affiliate of any Member which causes such agreement or transaction to become an Affiliate Transaction;

(ii) in the case of Crude Oil Purchases, the approval of such Crude Oil Purchases in accordance with Section 8.12(a);

(iii) in the case of any Significant Shared Service, (A) any agreement or transaction constituting a Significant Shared Service (other than the specific Significant Shared Services identified and described in Schedule 10.2(e) to the Asset Transfer and Contribution Agreement), (B) any material amendment to or change in the terms and provisions of any Significant Shared Service identified and described in Schedule 10.2(e) to the Asset Transfer and Contribution Agreement or thereafter approved by the Board of Managers in accordance with this Section 8.08(k)(iii), (C) subject to the provisions of Section 8.11(b) and except as expressly provided in Section 8.12(b), any cancelation or failure by the Company or any of its subsidiaries to renew any Significant Shared Service provided by Ashland or any Affiliate of Ashland to the Company or any of its subsidiaries or provided by the Company or any of its subsidiaries to Ashland or any Affiliate of Ashland and (D) the periodic review and approval of Significant Shared Services in accordance with Section 8.12(b); and

(iv) any material amendment to or change in the terms or provisions of, cancelation, termination or failure to renew, any Designated Sublease Agreement or any election by the Company to refuse or reject the contribution of any Subleased Property to the Company or any of its subsidiaries;

(l) the commencement of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent to the entry of an order for relief in an involuntary case under any such law, or the consent to the appointment of or the taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or any of its subsidiaries or for any substantial part of the Company’s or any of its subsidiaries’ property, or the making of any general assignment for the benefit of creditors;

(m) (i) the modification, alteration or amendment of the amount, timing, frequency or method of calculation of distributions to the Members from that provided in Article V or (ii) an adjustment to the amount of Distributable Cash pursuant to clause (g) of the definition of “Distributable Cash” in Section 1.01;

(n) (i) the modification, alteration or amendment of the Company Leverage Policy, or (ii) the approval of any matter which the Company Leverage Policy provides is to be approved by the Board of Managers as a Super Majority Decision;

(o) (i) the approval of any distribution by the Company to the Members of any assets in kind, (ii) the approval of any distribution by the Company to the Members of cash and property in kind on a non-pro rata basis, and (iii) the determination of the value assigned to such assets in kind;

(p) each Critical Decision or material amendment thereto made on or prior to the Critical Decision Termination Date for such Critical Decision; and

(q) the delegation to a Member of the power to unilaterally bind the Company or any of its subsidiaries with respect to any matter.

SECTION 8.09. Annual Capital Budget. (a) In Fiscal Year 1999 and in each Fiscal Year thereafter, the Executive Officers of the Company shall timely prepare or cause to be prepared a draft capital budget (the “Draft Annual Capital Budget”) for such Fiscal Year, which shall set forth in reasonable line item detail the proposed Acquisition Expenditures, Capital Expenditures and the Ordinary Course Lease Expenditures of the Company and its

subsidiaries for such Fiscal Year, including all Ordinary Course Lease Expenditures and all Capital Expenditures of the Company and its subsidiaries directly associated with the Garyville Propylene Upgrade Project. In addition, to the extent that information can reasonably be obtained on the nature of assets rented or financed by operating leases, such information shall be presented along with the Annual Capital Budget. Copies of the Draft Annual Capital Budget shall be provided to each Member (at the same time) and to the Board of Managers. No later than the last regular meeting of the Board of Managers for a Fiscal Year, the Executive Officers shall present to the Board of Managers the Draft Annual Capital Budget for the following Fiscal Year for the Board of Managers’ review, consideration and approval, with such additions, deletions and changes thereto as the Board of Managers shall deem necessary. Upon its approval by the Board of Managers (and taking into account any additions, deletions or other changes deemed necessary by the Board of Managers) the Draft Annual Capital Budget for a Fiscal Year shall become the “Annual Capital Budget” for such Fiscal Year.

(b) If the Board of Managers shall fail to approve an Annual Capital Budget for any Fiscal Year, the total expenditures provided for in the Annual Capital Budget for such Fiscal Year shall be in an amount equal to the Normal Annual Capital Budget Amount for such Fiscal Year.

(c) No later than August 30 of each Fiscal Year, the Board of Managers shall review the Annual Capital Budget for such Fiscal Year and shall make such additions, deletions and changes thereto as the Board of Managers shall deem necessary.

SECTION 8.10. Business Plan. In Fiscal Year 1999 and in each Fiscal Year thereafter, the Executive Officers of the Company shall timely prepare or cause to be prepared a draft business plan (the “Draft Business Plan”) for the next three Fiscal Years. Copies of the Draft Business Plan shall be provided to each Member (at the same time) and to the Board of Managers. No later than the last regular meeting of the Board of Managers for a Fiscal Year, the Executive Officers shall present to the Board of Managers the Business Plan for their review, consideration and approval, with such additions, deletions and changes thereto as the Board of Managers shall deem necessary. Upon its approval by the Board of Managers (and taking into account any such additions, deletions or other changes deemed necessary by the Board of Managers), the Draft Business Plan for a Fiscal Year shall become the “Business Plan” for such Fiscal Year.

SECTION 8.11. Requirements as to Affiliate Transactions. (a) The Company and its subsidiaries shall only be permitted to enter into or renew or extend the term thereof (whether pursuant to contractual provisions thereof or otherwise) an agreement or a transaction with a Member or an Affiliate of a Member (which, solely for purposes of this Section 8.11, shall be deemed to include any entity more than 10% of the voting stock or other ownership interests of, or economic interest in, which is owned by a Member (other than the Company or any of its subsidiaries)) on the same terms or on terms no less favorable to the Company or such subsidiary than could be obtained from a third party on an arm’s-length basis (an “Arm’s-Length Transaction”).

(b) (i) If (A) the Company or any subsidiary of the Company enters into, renews or extends the term of (pursuant to contractual provisions thereof that were previously approved by the Board of Managers or otherwise) or materially amends or changes the terms or provisions of, any agreement or transaction between the Company or any of its subsidiaries and any Member or any Affiliate of any Member (a “Section 8.11(b) Affiliate Transaction”) or proposes to do any of the foregoing and (ii) not later than 90 days after receiving written notice thereof from the Company pursuant to Section 7.03 or otherwise (which notice describes the material terms and conditions of such transaction in reasonable detail), the Member that is not (or whose Affiliate is not) a party to such Section 8.11(b) Affiliate Transaction (the “Non-Contracting Member”) notifies the Company and the Member that is (or whose Affiliate is) a party to such Section 8.11(b) Affiliate Transaction (the “Contracting Member”) in writing that the Non-Contracting Member believes in good faith that either such Affiliate Transaction is not an Arm’s-Length Transaction or that the quality of the service being provided or to be provided by the Contracting Member is inferior to that which the Company and its subsidiaries could otherwise obtain on comparable terms and conditions, then the Company shall promptly (and, in any event within 30 days) provide the Non-Contracting Member with a reasonably detailed explanation of the basis for the Company’s determination that such new, renewed or extended Affiliate Transaction is an Arm’s-Length Transaction or the quality of the service being provided or to be provided to the Company and its subsidiaries is not inferior.

(ii) If following receipt of such evidence, the Non-Contracting Member is not reasonably satisfied that such Affiliate Transaction is an Arm’s-Length Transaction or the quality of the service being provided or to be provided to the Company and its subsidiaries is not inferior, then, at the written request of the Non-Contracting Member (such written request being an “Affiliate Transaction Dispute Notice”), the Company shall (A) modify the terms of such Affiliate Transaction so that it becomes an Arm’s-Length Transaction, (B) if the Company had given the Members written notice pursuant to Section 7.03(a) prior to entering into, renewing or extending such Affiliate Transaction, not enter into, renew or extend such Affiliate Transaction or (C) if the Company had given the Members written notice pursuant to Section 7.03(a) prior to entering into, renewing or extending such Affiliate Transaction, enter into, renew or extend such Affiliate Transaction in which event the determination of whether such Affiliate Transaction is an Arm’s Length Transaction and/or whether the quality of the service being provided is inferior shall be in accordance with the Dispute Resolution Procedures set forth in Article XIII or (D) if the Company shall not have given the Members written notice pursuant to Section 7.03(a) prior to entering into, renewing or extending such Affiliate Transaction, commence the dispute resolution procedures set forth in Article XIII.

(iii) For purposes of Article XIII, a Non-Contracting Member’s delivery of an Affiliate Transaction Dispute Notice to the Company shall constitute delivery of a Dispute Notice thereunder, and the Company shall be required to deliver a Response to the Non-Contracting Member within 30 days thereafter. If it is finally determined pursuant to such Dispute Resolution Procedures that such Affiliate Transaction is an Arm’s-Length Transaction and, if disputed, that the quality of service being so provided is not inferior, then the Company shall be permitted to enter into, renew or extend such Affiliate Transaction. If it is finally determined pursuant to such Dispute Resolution Procedures that such Affiliate Transaction is not an Arm’s-Length Transaction or that the quality of service being so provided is inferior, then the Company shall either modify the terms of such Affiliate Transaction so that it becomes an Arm’s-Length Transaction and, if disputed, with an adequate level of quality of service or not enter into, renew or extend such Affiliate Transaction. In the event that such Affiliate Transaction has already been entered into, renewed or extended, then (A) the Company and the

Contracting Member shall make such modifications to the terms of such Affiliate Transaction as are necessary so that such Affiliate Transaction becomes an Arm’s-Length Transaction and, if disputed, with an adequate level of quality of service and (B) the Contracting Member shall pay the Company an amount equal to the difference between (I) the costs incurred by the Company under such Affiliate Transaction since the time of such entering into, renewal or extension and (II) the costs that the Company would have incurred under such Affiliate Transaction during such time period had such Affiliate Transaction been an Arm’s-Length Transaction and, if disputed, with an adequate level of quality of service at the time of such initial agreement, renewal or extension.

SECTION 8.12. Review of Certain Affiliate Transactions Related to Crude Oil Purchases and Shared Services. (a) (i) Not less than 30 days prior to the regular meeting of the Board of Managers during the fourth Fiscal Quarter of each Fiscal Year (or, if no regular meeting of the Board of Managers is scheduled during such Fiscal Quarter, at a special meeting of the Board of Managers during such Fiscal Quarter), the Company shall submit to the Board of Managers a reasonably detailed description of any proposed transactions or agreements related to crude oil purchases by the Company and its subsidiaries from Marathon or any Affiliate of Marathon that are intended to remain in effect or to be put into effect during such next Fiscal Year (collectively, the “Marathon Crude Oil Purchase Program”). Following such submission, the Company shall provide the Board of Managers promptly with such information with respect to such Marathon Crude Oil Purchase Program and the Company’s other proposed crude oil purchases and policies for such next Fiscal Year as any Representative shall reasonably request. At each such regular or special meeting during the fourth Fiscal Quarter of each Fiscal Year, the Board of Managers shall review such Marathon Crude Oil Purchase Program. During such next Fiscal Year, the Company and its subsidiaries shall be permitted to purchase crude oil from Marathon or any Affiliate of Marathon only on the terms and conditions of the proposed transactions and agreements submitted to and approved by the Board of Managers at such regular or special meeting pursuant to a vote in accordance with Section 8.07(b) (the “Approved Marathon Crude Oil Purchase Program”). Any purchase (or group of related purchases) of crude oil by the Company or any of its subsidiaries from Marathon or any Affiliate of Marathon during such Fiscal Year that is an Affiliate Transaction for purposes of Section 8.08(k) and is not made under or in accordance with the Approved Marathon Crude Oil Purchase Program and any material amendment to or change in the Approved Marathon Crude Oil Purchase Program during such Fiscal Year shall be made only with the prior approval of the Board of Managers pursuant to a vote in accordance with Section 8.07(b).

(ii) The Company shall prepare and send to each Member (at the same time) promptly, but in no event later than the 30th day after the last day of each Fiscal Quarter, (A) a summary of all Crude Oil Purchases during such Fiscal Quarter, (B) a description of any amendments to, changes in or deviations from the Approved Marathon Crude Oil Purchase Program in effect during such Fiscal Quarter, (C) a description of any then known proposed amendments to, changes in or deviations from the Approved Marathon Crude Oil Purchase Program in effect during the remaining balance of the Fiscal Year and (D) such other information with respect to purchases of crude oil by the Company and its subsidiaries as either Member shall reasonably request.

(b)(i) All administrative services that Marathon, Ashland and each of their respective Affiliates provide to the Company or any of its subsidiaries, and that the Company and its subsidiaries provide to Marathon, Ashland or any of their respective Affiliates, shall be pursuant to the Shared Services Agreement. To the extent that there is a conflict between the Shared Services Agreement, Schedule 10.2(e) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter or Schedule 10.2(e) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, on the one hand, and this Agreement, on the other hand, this Agreement shall control.

(ii) Not less than 90 days prior to each of the annual meetings of the Board of Managers held in 2000, 2003 and every three years thereafter, the Company shall submit to the Board of Managers the provisions of the Shared Services Agreement that relate to each Significant Shared Service then in effect or that is proposed to be put into effect. Following such submission, the Company shall provide the Board of Managers promptly with such information with respect to such Significant Shared Services and with respect to any other Shared Services then being provided or proposed to be provided as any Representative shall reasonably request. At each such annual meeting, unless all the Representatives otherwise agree, the Board of Managers shall review each such Significant

Shared Service and shall determine pursuant to a vote in accordance with Section 8.07(b) whether such Significant Shared Service should be continued (or, in the case of any proposed Significant Shared Service, put into effect). Unless the Board of Managers approves pursuant to a vote in accordance with Section 8.07(b) the continuation or effectiveness of a Significant Shared Service, the Shared Service Agreement to the extent it relates to such Significant Shared Service shall be terminated effective 90 days after such annual meeting or at such later date as the Board of Managers shall specify pursuant to a vote in accordance with Section 8.07(b) and the Company shall be deemed at the time of such annual meeting to have given notice to the Member providing or receiving (or whose Affiliate is providing or receiving) such Significant Shared Service that the Company is terminating the Shared Service Agreement with respect to such Significant Shared Service.

SECTION 8.13. Adjustable Amounts. Within 30 days following the date on which the United States Department of Labor Bureau of Labor Statistics for all Urban Areas publishes the Price Index for the month of September of each Fiscal Year commencing September, 1998, the Company shall determine whether the Average Annual Level for the immediately preceding twelve-month period exceeds the Base Level. If the Company determines that the Average Annual Level for such twelve-month period exceeds the Base Level, then the Company shall increase or decrease each of the dollar amounts set forth in this Agreement (other than the $348 million and $346 million amounts set forth in the definition of Adjusted DD&A, the $657 million, $600 million, $80 million, $20 million and $12.4 million amounts set forth in the definition of Adjusted EBITDA, the $240 million amount set forth in the definition of “Normal Annual Capital Budget Amount” in Section 1.01, the $100 million amount set forth in Section 8.08(f)(i) and any dollar amount set forth in any Appendix, Exhibit or Schedule to this Agreement, including Schedule 8.14) (each dollar amount that is adjusted pursuant to this Section 8.13 being an “Adjustable Amount”), including, without limitation, the following amounts, to an amount calculated by multiplying the relevant Adjustable Amount by a fraction whose numerator is the Average Annual Level for such twelve-month period and whose denominator is the Base Level: (i) the $100,000, $2 million and $25 million amounts set forth in the definition of “Affiliate Transaction” and the $2 million amount set forth in the definition of “Significant Shared Service” in each case in Section 1.01; (ii) the $2 million amount set forth in Section 6.06(c); (iii) the $2 million amounts set forth in Sections 6.08(b), (d) and (e); (iv) the $20 million amount set forth in Section 8.08(a)(i); (v) the $80 million amount set forth on Section 8.08(f)(ii) (or such other dollar amount as shall be agreed pursuant to the proviso to Section 8.08(f)(ii)); (vi) the $50 million amount set forth in Section 8.08(g); (vii) the $50 million and $25 million amounts set forth in Section 8.08(h)(i); and (viii) each $7.5 million amount set forth in Section 14.01(a); provided that in no event shall any Adjustable Amount be decreased below the initial amount thereof set forth herein. Within five Business Days after making such determinations, the Company shall distribute to each Member a notice setting forth: (A) the amount by which the Average Annual Level for such Fiscal Year exceeded the Base Level and (B) the calculations of any adjustments made to the Adjustable Amounts pursuant to this Section 8.13. Any adjustment made to the Adjustable Amounts pursuant to this Section 8.13 shall be effective as of January 1st of the next Fiscal Year.

SECTION 8.14. Company Leverage Policy. The leverage policy for the Company shall be the leverage policy set forth on Schedule 8.14, with such modifications, alterations or amendments thereto as the Board of Managers shall from time to time approve pursuant to a vote in accordance with Section 8.07(b) (such leverage policy, as so modified, altered or amended, is referred to herein as the “Company Leverage Policy”).

SECTION 8.15. Company’s Investment Guidelines. The Company’s Senior Vice President-Finance and Commercial Services, Vice President-Finance and Controller and Treasurer (or Treasury Manager) shall constitute an Investment Policy Committee of the Company and shall establish investment guidelines for the Company and its subsidiaries (such investment guidelines, as they may be modified, altered or amended by such Investment Policy Committee from time to time, are referred to herein as the “Company Investment Guidelines”). The initial Company Investment Guidelines is set forth on Schedule 8.15. The Company and its subsidiaries shall only make investments that are permitted under the Company Investment Guidelines at the time of such investments. In addition, the Company and its subsidiaries shall invest all Surplus Cash (after meeting daily cash requirements) in accordance with the Company Investment Guidelines.

SECTION 8.16. Requirements as to Operating Leases. The Company and its subsidiaries shall not enter into any operating lease (as determined in accordance with Applicable GAAP) if the purpose or intent of entering into such operating lease is to circumvent the Company Leverage Policy or the super majority voting requirement for Capital Expenditures of the Company set forth in Section 8.08(f). The lease by the Company and its subsidiaries of vehicles, railcars and computers in accordance with the historical practices of the Ashland Business and the Marathon Business shall not be deemed to violate this Section 8.16, provided, for the avoidance of doubt, that all Ordinary Course Lease Expenses related to any such leases shall be considered Ordinary Course Lease Expenses for the purposes of Section 8.08(f)(ii).

SECTION 8.17. Limitations on Actions Relating to the Calculation of Distributable Cash. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not, and shall cause its subsidiaries not to (a) modify, alter or amend the Company Investment Guidelines, (b) accelerate the payment of the Company’s and its subsidiaries’ accounts payable, (c) delay the collection of the Company’s and its subsidiaries’ accounts receivable or (d) take any other action, if the purpose or intent of such action is to reduce the amount of Distributable Cash in a manner that is inconsistent with the intent of the Members to maximize the amount of Distributable Cash distributions to the Members.

SECTION 8.18. Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board of Managers herein set forth. Except as provided in this Agreement, neither the President, nor a Representative, nor any Member shall have any authority to bind the Company or any of its subsidiaries.

SECTION 8.19. Integration of Retail Operations. (a) Until the Critical Decision is made regarding the location of the Company’s retail operations’ headquarters, the Company’s retail operations’ business shall have headquarters in both Enon, Ohio and Lexington, Kentucky.

(b) (i) The Company shall make a formal recommendation to the Board of Managers with respect to each Critical Decision not later than the ten-month anniversary of the Closing Date. Following receipt of a formal recommendation with respect to any Critical Decision, Marathon and Ashland shall negotiate in good faith to reach an agreement with respect to such Critical Decision not later than the first anniversary of the Closing Date.

(ii) Each formal recommendation with respect to any Critical Decision shall be accompanied by a report on the business and economic analyses used by the Company to arrive at such recommendation, including but not limited to, a reasonably detailed description of the risks and benefits of the recommended decision and the anticipated impact of the recommended decision on the Speedway and SuperAmerica brand images and business models.

(iii) Following receipt of any formal recommendation with respect to any Critical Decision, each Member may request, and the Company shall promptly provide to both Members, such additional information and analyses (including studies by outside consultants) as such Member may reasonably request; provided, however, any additional information request shall not extend the Critical Decision Termination Date.

(c) If any Primary Critical Decision shall not have been agreed by the Board of Managers pursuant to a vote in accordance with Section 8.07(b) prior to the first anniversary of the Closing Date, the Critical Decision Termination Date with respect to such Primary Critical Decision shall be automatically, and without any further action required by either Member, the Company or the Board of Managers, extended until the fifteen-month anniversary of the Closing Date. During the period of such extension, the Company shall provide promptly to each Member such additional information or analyses (including studies by outside consultants) as either Member shall reasonably request. Not later than 30 days prior to the fifteen-month anniversary of the Closing Date, the Company shall, if requested by either Member, again make a formal recommendation to the Board of Managers with respect to such Primary Critical Decision. Such formal recommendation shall include a report on the supporting business and economic analyses described in Section 8.19(b)(ii). Any request for additional information shall not extend the Critical Decision Termination Date.

(d) Until such time as the implementation of any Critical Decision shall have been completed in all material respects, the President of the Company shall report to the Board of Managers at each regular meeting of the Board of Managers on the implementation of such Critical Decision and on any material modifications or changes to such Critical Decision.

(e) To the extent there is any conflict between the terms and provisions of this Agreement and the terms and provisions of the Retail Integration Protocol, the terms and provisions of this Agreement shall control.

ARTICLE IX

Officers

SECTION 9.01. (a) Election, Appointment and Term of Office. The executive officers of the Company (the “Executive Officers”) shall consist solely of: a President; an Executive Vice President; an officer principally in charge of refining; an officer principally in charge of wholesale and branded marketing; the officer or officers (two initially) principally in charge of retail marketing; an officer principally in charge of supply and transportation; an officer who shall be the Senior Vice President-Finance and Commercial Services of the Company; and an officer who shall be the general counsel of the Company; provided, however, that Marathon and Ashland may make additions or deletions to the positions which shall be considered executive officers of the Company by mutual agreement. Schedule C sets forth a list of (i) the persons who Marathon and Ashland have chosen to serve initially as the Executive Officers of the Company, (ii) the executive office for which each such person is to serve and (iii) whether each such person was designated by Marathon or Ashland. Marathon and Ashland agree that the composition of the initial Executive Officers is intended to reflect their respective Percentage Interests in the Company. Accordingly, if any person identified on Schedule C is for any reason unable or unwilling to serve as an Executive Officer at the Closing Date, the Member who designated such person shall have the right to designate a substitute person, subject to the right of the other Member to consent to such substitute nominee (which consent shall not be unreasonably withheld). Marathon and Ashland shall cause their respective Representatives to promptly approve the appointment of each person listed on Schedule C to the related executive office position listed on Schedule C.

(b) Except as otherwise determined by the Board of Managers, each Executive Officer shall hold office until his or her death or until his or her earlier resignation or removal in the manner hereinafter provided. Except as otherwise expressly provided herein, the Executive Officers shall have such powers and duties in the management of the Company as generally pertain to their respective offices as if the Company were a corporation governed by the General Corporation Law of the State of Delaware.

(c) The Board of Managers may elect or appoint such other officers to assist and report to the Executive Officers as it deems necessary. Subject to the preceding sentence, each such officer shall have such authority and shall perform such duties as may be provided herein or as the Board of Managers may prescribe. The Board of Managers may delegate to any Executive Officer the power to choose such other officers and to prescribe their respective duties and powers.

(d) Except as otherwise determined by the Board of Managers, if additional officers are elected or appointed during the year pursuant to Section 9.01(c), each such officer shall hold office until his or her death or until his or her earlier resignation or removal in the manner hereinafter provided.

SECTION 9.02. Resignation, Removal and Vacancies. (a) Any officer may resign at any time by giving written notice to the President or the Secretary of the Company, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, when accepted by action of the Board of Managers. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

(b) All officers and agents elected or appointed by the Board of Managers shall be subject to removal at any time by the Board of Managers with or without cause.

(c) Vacancies in all Executive Officer positions may only be filled by the majority vote of the Representatives on the Board of Managers. In each instance where a vacant Executive Officer position is to be filled, Marathon, after consultation with the Company, shall first send Ashland a notice which discloses the name and details of the candidate for the vacant Executive Officer position that the Representatives of Marathon will nominate and vote in favor of for such position. Ashland shall thereafter have the right, by notice to the Company and Marathon within ten days after receipt of such notice from Marathon, to veto such candidate. Each candidate that Marathon proposes for a vacant Executive Officer position shall be a bona fide candidate who is willing and able to serve and who Marathon in good faith believes is qualified to fill such vacant Executive Officer position (a “Qualified Candidate”). In the event Ashland exercises its veto with respect to a Qualified Candidate, the vacancy will be filled by the majority vote of the Representatives on the Board of Managers.

SECTION 9.03. Duties and Functions of Executive Officers. (a) President. The President of the Company, who shall be a non-voting member of the Board of Managers, shall be in charge of the day-to-day operations of the Company and shall preside at all meetings of the Board of Managers and shall perform such other duties and exercise such powers, as may from time to time be prescribed by the Board of Managers.

(b) Executive Vice President. The Executive Vice President of the Company initially shall report to the President and be the officer principally in charge of all supply, refining, marketing and transportation operations of the Company other than the Company’s retail operations.

(c) Other Executive Officers. The Executive Officers of the Company other than the President and the Executive Vice President shall perform such duties and exercise such powers, as may from time to time be prescribed by the President or the Board of Managers.

ARTICLE X

Transfers of Membership Interests

SECTION 10.01. Restrictions on Transfers. (a) General. Except as expressly provided by this Article X, neither Member shall Transfer all or any part of its Membership Interests to any person without first obtaining the written approval of the other Member, which approval may be granted or withheld in its sole discretion. Notwithstanding anything to the contrary contained in this Agreement, no Transfer by a Member of its Membership Interests to any person shall be made except to a permitted assignee under Article XV of the Put/Call, Registration Rights and Standstill Agreement.

(b) Transfer by Operation of Law. In the event a Member shall be party to a merger, consolidation or similar business combination transaction with a third party or sell all or substantially all its assets to a third party, such Member may Transfer all (but not part) of its Membership Interests to such third party; provided, however, that such Member shall not be permitted to Transfer its Membership Interests to such third party as aforesaid if the purpose or intent of such merger, consolidation, similar business combination transaction or sale is to circumvent or avoid the application of Sections 10.01(c) and 10.04 to the Transfer of such Member’s Membership Interests to such third party.

(c) Transfer by Sale to Third Party. At any time after December 31, 2002, a Member may sell all (but not part) of its Membership Interests (and, in the case of Ashland, the Ashland LOOP/LOCAP Interest) to any person (other than a Transfer by operation of law pursuant to Section 10.01(b), a Transfer to a Wholly Owned Subsidiary pursuant to Section 10.01(d) or a Transfer by Ashland to Marathon pursuant to Section 10.01(e)) if (i) it shall first have offered the other Member the opportunity to purchase such Membership Interests (and, in the case of Ashland, the Ashland LOOP/LOCAP Interest) pursuant to the right of first refusal procedures set forth in Section 10.04, (ii) such sale is completed within the time periods specified in Section 10.04, (iii) the other Member shall have approved the purchaser of such Membership Interests (and, in the case of Ashland, the Ashland LOOP/LOCAP Interest), which approval shall not be unreasonably withheld or delayed and (iv) it shall use its commercially reasonable best efforts to (A) terminate the outstanding Original Lease underlying each of its Designated Sublease Agreements on or prior to the date of such Transfer and (B) contribute the related Subleased Property to the Company or one of its subsidiaries at no cost to the Company or such subsidiary on or prior to the date of such Transfer; provided, however, that (i) such Member shall not be obligated to pay more than a reasonable amount as consideration therefor to, or make more than a reasonable financial accommodation in favor of, or commence litigation against, a third party lessor with respect to any such underlying Original Lease in order to obtain any consent required from such lessor and (ii) any additional cost associated with exercising an option under the Original Lease to purchase Subleased Property or to terminate the Original Lease shall be deemed not to constitute an obligation to pay more than a reasonable amount. In the event that such Member is unable to terminate an outstanding Original Lease in accordance with this Section 10.02(b), then (i) the Company shall be entitled to continue to sublease the Subleased Property pursuant to the related Designated Sublease Agreement until the term of the Original Lease expires, (ii) the Member shall continue to use its commercially reasonable best efforts to terminate the Original Lease and contribute the Subleased Property to the Company as provided above; provided, however that (A) such Member shall not be obligated to pay more than a reasonable amount as consideration therefor to, or make more than a reasonable financial accommodation in favor of, or commence litigation against, a third party lessor with respect to any such Original Lease in order to obtain any consent required from such lessor and (b) any additional cost associated with exercising an option under the Original Lease to purchase Subleased Property or to terminate the Original Lease shall be deemed not to constitute an obligation to pay more than a reasonable amount and (iii) if such Member subsequently acquires fee title to the Subleased Property, such Member shall contribute such Subleased Property to the Company or one of its subsidiaries at no cost to the Company or such subsidiary at such time. It is expressly understood and agreed that, in determining whether to reasonably withhold its approval of a proposed purchaser of Marathon’s Membership Interests pursuant to this Section 10.01(c), Ashland shall be entitled to consider the creditworthiness of such proposed purchaser, including whether such proposed purchaser is likely to be able to perform all of Marathon’s and USX’s respective obligations under the Put/Call, Registration Rights and Standstill Agreement.

(d) Transfer to Wholly Owned Subsidiary. A Member may Transfer all (but not part) of its Membership Interests at any time to a Wholly Owned Subsidiary of such Member if (i) such Member shall have received an opinion from nationally recognized tax counsel acceptable to both Members that such Transfer will not result in a termination of the status of the Company as a partnership for Federal income tax purposes and (ii) the transferring Member enters into an agreement with the other Member providing that so long as such Wholly Owned Subsidiary holds such transferring Member’s Membership Interests, such Wholly Owned Subsidiary shall remain a Wholly Owned Subsidiary of such transferring Member.

(e) Transfer Pursuant to Put/Call, Registration Rights and Standstill Agreement. Ashland may Transfer all of its Membership Interests to Marathon in connection with the exercise by Marathon of its Marathon Call Right or its Special Termination Right or the exercise by Ashland of its Ashland Put Right. In addition, Marathon may Transfer all of its Membership Interests to Ashland in connection with the exercise by Ashland of its Special Termination Right.

(f) Consequences of Permitted Transfers. (i) In connection with any Transfer by a Member to a third party transferee pursuant to Section 10.01(b), (A) such third party transferee shall at the time of such Transfer become subject to all of such transferring Member’s obligations hereunder and shall succeed to all of such transferring Member’s rights hereunder and (B) such transferring Member shall be relieved of all of its obligations hereunder other than with respect to any default hereunder by such transferring Member or any of its Affiliates hereunder that occurred prior to the time of such Transfer.

(ii) In connection with any Transfer by a Member to a third party transferee or to the other Member pursuant to Section 10.01(c), (A) such third party transferee or such other Member shall at the time of such Transfer become subject to all of such transferring Member’s obligations hereunder and shall succeed to all of such transferring Member’s rights hereunder and (B) such transferring Member shall at the time of such Transfer be relieved of all of its obligations hereunder other than with respect to any default hereunder by such transferring Member or any of its Affiliates that occurred prior to the time of such Transfer.

(iii) In connection with any Transfer by a Member to a Wholly Owned Subsidiary of such Member pursuant to Section 10.01(d), (A) such Wholly Owned Subsidiary shall at the time of such Transfer become subject to all of such Member’s obligations hereunder and shall succeed to all of such Member’s rights hereunder and (B) such Member shall not be relieved of its obligations hereunder without the prior written consent of the other Member, which consent shall not be unreasonably withheld or delayed.

(iv) In connection with any Transfer by Ashland to Marathon pursuant to Section 10.01(e), (A) Marathon shall at the time of such Transfer become subject to all of Ashland’s obligations hereunder and shall succeed to all of Ashland’s rights hereunder and (B) Ashland shall at the time of such Transfer be relieved of all of its obligations hereunder other than with respect to any default hereunder by Ashland or any of its Affiliates that occurred prior to the Exercise Date (as such term is defined in the Put/Call, Registration Rights and Standstill Agreement).

(v) In connection with any Transfer by Marathon to Ashland pursuant to Section 10.01(e), (A) Ashland shall at the time of such Transfer become subject to all of Marathon’s obligations hereunder and shall succeed to all of Marathon’s rights hereunder and (B) Marathon shall at the time of such Transfer be relieved of all of its obligations hereunder other than with respect to any default hereunder by Marathon or any of its Affiliates that occurred prior to the Special Termination Exercise Date (as such term is defined in the Put/Call, Registration Rights and Standstill Agreement).

(vi) In connection with any Transfer by Ashland to a third party transferee pursuant to Section 10.01(b), 10.01(c) or 10.01(d), such third party transferee shall at the time of such Transfer succeed to all of Ashland’s veto rights under Section 9.02(c); provided, that if Ashland Transfers its Membership Interests to a third party transferee pursuant to Section 10.01(c), such third party transferee shall not thereafter be permitted to transfer its veto rights under Section 9.02(c) to another third party transferee pursuant to Section 10.01(c).

(vii) In connection with any Transfer by a Member to a third party transferee pursuant to this Article X, such transferring Member shall retain all of the rights granted to a Member under Article VII to examine the books and records of the Company and to receive financial statements and reports prepared by the Company until such time following such Transfer as such transferring Member ceases to have any liability under Article IX of the Asset Transfer and Contribution Agreement.

(g) Consequences of an Unpermitted Transfer. Any Transfer of a Member’s Membership Interests made in violation of the applicable provisions of this Agreement shall be void and without legal effect.

SECTION 10.02. Conditions for Admission. No transferee of all of the Membership Interests of any Member shall be admitted as a Member hereunder unless (a) such Membership Interests are Transferred to a person in compliance with the applicable provisions of this Agreement, (b) such transferee shall have executed and delivered to the Company such instruments as the Board of Managers deems necessary or desirable in its reasonable discretion to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee or recipient to be bound by all the terms and provisions of this Agreement with respect to the Membership Interests acquired by such transferee and (c) such transferee shall have executed and delivered an assignment and assumption agreement pursuant to Section 15.04 of the Put/Call, Registration Rights and Standstill Agreement.

SECTION 10.03. Allocations and Distributions. Subject to applicable Treasury Regulations, upon the Transfer of all the Membership Interests of a Member as herein provided, the Profit or Loss of the Company attributable to the Membership Interests so transferred for the Fiscal Year during which such Transfer occurs shall be allocated between the transferor and transferee as of the date set forth on the written assignment, and such allocation shall be based upon any permissible method agreed to by the Members that is provided for in Code Section 706 and the Treasury Regulations issued thereunder. Except as otherwise expressly provided in Section 5.01 of the Put/Call, Registration Rights and Standstill Agreement, distributions shall be made to the holder of record of the Membership Interests on the date of distribution.

SECTION 10.04. Right of First Refusal. (a) If a Member (the “Selling Member”) shall desire to sell all (but not part) of its Membership Interests (which, for purposes of this Section 10.04, shall be deemed to include, in the case of Ashland, the Ashland LOOP/LOCAP Interest) pursuant to Section 10.01(c), then the Selling Member shall give notice (the “Offer Notice”) to the other Member, identifying the proposed purchaser from whom it has received a bona fide offer and setting forth the proposed sale price (which shall be payable only in cash or purchase money obligations secured solely by the Membership Interests being sold) and the other material terms and conditions upon which the Selling Member is proposing to sell such Membership Interests to such proposed purchaser. No such sale shall encompass or be conditioned upon the sale or purchase of any property other than such Membership Interests (other than, in the case of Ashland, the Ashland LOOP/LOCAP Interest). The other Member shall have 30 days from receipt of the Offer Notice to elect, by notice to the Selling Member, to purchase the Membership Interests offered for sale on the terms and conditions set forth in the Offer Notice.

(b) If a Member makes such election, the notice of election shall state a closing date not later than 60 days after the date of the Offer Notice. If such Member breaches its obligation to purchase the Membership Interests of the Selling Member on the same terms and conditions as those contained in the Offer Notice after giving notice of its election to make such purchase (other than where such breach is due to circumstances beyond such Member’s reasonable control), then, in addition to all other remedies available, the Selling Member may, at any time for a period of 270 days after such default, sell such Membership Interests to any person at any price and upon any other terms without further compliance with the procedures set forth in Section 10.04.

(c) If the other Member gives notice within the 30-day period following the Offer Notice from the Selling Member that it elects not to purchase the Membership Interests, the Selling Member may, within 120 days after the end of such 30-day period (or 270 days in the case where such parties have received a second request under HSR), sell such Membership Interests to the identified purchaser (subject to clause (iii) of Section 10.01(c)) on terms and conditions no less favorable to the Selling Member than the terms and conditions set forth in such Offer Notice. In the event the Selling Member shall desire to offer the Membership Interests for sale on terms and conditions less favorable to it than those previously set forth in an Offer Notice, the procedures set forth in this Section 10.04 must again be initiated and applied with respect to the terms and conditions as modified.

SECTION 10.05. Restriction on Resignation or Withdrawal. Except in connection with a Transfer permitted pursuant to Section 10.01, neither Member shall resign or withdraw from the Company without the consent of the other Member. Any purported resignation or withdrawal from the Company in violation of this Section 10.05 shall be null and void and of no force or effect.

ARTICLE XI

Liability, Exculpation and Indemnification

SECTION 11.01. Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

SECTION 11.02. Exculpation. (a) No Covered Person shall be liable to the Company or any other Covered Person for any cost, expense, loss, damage, claim or liability incurred by reason of any act or omission performed or omitted by such Covered Person in such capacity, whether or not such person continues to be a Covered Person at the time of such cost, expense, loss, damage, claim or liability is incurred or imposed, if the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and if, with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe its conduct was unlawful, except that a Covered Person shall be liable for any such cost, expense, loss, damage, claim or liability incurred by reason of such Covered Person’s breach of Section 12.02.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to any matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

SECTION 11.03. Indemnification. (a) To the fullest extent permitted by Applicable Law, a Covered Person shall be entitled to indemnification from the Company for any reasonable cost and expense, loss, damage, claim or liability incurred by such Covered Person in connection with any pending, threatened or completed claim, action, suit or proceeding by reason of being a Covered Person or by reason of any act or omission performed or omitted by such Covered Person in such capacity, whether or not such person continues to be a Covered Person at the time such cost, expense, loss, damage, claim or liability is incurred or imposed, if the Covered Person (i) has been successful on the merits or otherwise with respect to such claim, action, suit or proceeding, or (ii) acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and if, with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe its conduct was unlawful, except that no Covered Person shall be entitled to be indemnified in respect of any such cost, expense, loss, damage, claim or liability incurred by such Covered Person by reason of such Covered Person’s breach of Section 12.02 with respect to such acts or omissions; provided, however, that any indemnity under this Section 11.03 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account of such indemnification of any other Covered Person, and provided further that, in the case of officers, employees and agents of the Company, such right to indemnification shall be subject to any further limitations or requirements that may be adopted by the Board of Managers, provided such limitations or requirements were adopted prior to the events that gave rise to the claim for indemnification.

(b) Expenses incurred with respect to any claim, action, suit or proceeding of the character described in Section 11.03(a) shall be advanced to a Covered Person by the Company prior to the final disposition thereof, but the Covered Person shall be obligated to repay such advances if it is ultimately determined that the Covered Person is not entitled to indemnification under Section 11.03(a). As a condition to advancing expenses hereunder, the Company may require the Covered Person to sign a written instrument acknowledging his obligation to repay any advances hereunder if it is ultimately determined he is not entitled to such indemnity.

(c) Notwithstanding anything in this Section 11.03 to the contrary, no Covered Person shall be indemnified in respect of any claim, action, suit or proceeding initiated by such Covered Person or his personal or legal representative, or which involved the voluntary solicitation or intervention of such person or his personal or legal representative (other than an action to enforce indemnification rights hereunder or any action initiated with the approval of a majority of the Board of Managers).

(d) The rights of indemnification provided in this Section 11.03 shall be in addition to any other rights to which any Covered Person may otherwise be entitled to by contract or otherwise; and in the event of any Covered Person’s death, such rights shall extend to such Covered Person’s heirs and personal representatives.

ARTICLE XII

Fiduciary Duties

SECTION 12.01. Duties and Liabilities of Covered Persons. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

SECTION 12.02. Fiduciary Duties of Members of the Company and Members of the Board of Managers. Each Member and each member of the Board of Managers shall have the fiduciary duties of loyalty and care (similar to the fiduciary duties of loyalty and care of directors of a business corporation governed by the General Corporation Law of the State of Delaware) to the Company and all of the Members. Notwithstanding any provision of this Agreement to the contrary, each Member and each member of the Board of Managers agrees to and shall exercise good faith, fairness and loyalty to the Company and to all of the Members, and shall make all decisions in a manner that such Member or such member of the Board of Managers reasonably believes to be in the best interest of the Company and all of the Members. Notwithstanding the foregoing, this Section 12.02 is not intended to limit a Member’s ability to exercise or enforce any of its rights and remedies under this Agreement and the other Transaction Documents in good faith, including, without limitation, Article IX of the Asset Transfer and Contribution Agreement.

ARTICLE XIII

Dispute Resolution Procedures

SECTION 13.01. General. All controversies, claims or disputes between the Members or between the Company and either Member that arise out of or relate to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement, or the commercial, economic or other relationship of the parties hereto, whether such claim is based on rights, privileges or interests recognized by or based upon statute, contract, tort, common law or otherwise and whether such claim existed prior to or arises on or after January 1, 1998 (a “Dispute”) shall be resolved in accordance with the provisions of this Article XIII (except as otherwise expressly provided in Sections 6.06 and 6.08). Notwithstanding anything to the contrary contained in this Article XIII, nothing in this Article XIII shall limit the ability of the directors and officers of either Member from communicating directly with the directors and officers of the other Member.

SECTION 13.02. Dispute Notice and Response. Either Member may give the other Member written notice (a “Dispute Notice”) of any Dispute which has not been resolved in the normal course of business. Within fifteen Business Days after delivery of the Dispute Notice, the receiving Member shall submit to the other Member a written response (the “Response”). The Dispute Notice and the Response shall each include (i) a statement setting forth the position of the Member giving such notice, a summary of the arguments supporting such position and, if applicable, the relief sought and (ii) the name and title of a senior manager of such Member who has authority to settle the

Dispute and will be responsible for the negotiations related to the settlement of the Dispute (the “Senior Manager”).

SECTION 13.03. Negotiation Between Senior Managers. (a) Within 10 days after delivery of the Response provided for in Section 13.02, the Senior Managers of both Members shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute that is the subject of such Dispute Notice. If such Dispute has not been resolved within 45 days after delivery of the Dispute Notice, then the Members shall attempt to settle the Dispute pursuant to Section 13.04.

(b) All negotiations between the Senior Managers pursuant to this Section 13.03 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

SECTION 13.04. Negotiation Between Chief Executive Officer and President. (a) If the Dispute has not been resolved by negotiation between the Senior Managers pursuant to Section 13.03, then within 10 Business Days after the expiration of the 45 day period provided in Section 13.03, the Chief Executive Officer of Ashland and the President of Marathon shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute that is the subject of such Dispute Notice. If such Dispute has not been resolved within 20 Business Days after the expiration of the 45 day period provided in Section 13.03, then (i) if the Dispute relates solely to (A) a claim by a Member or the Board of Managers that the other Member has failed to pay the Company a Designated Sublease Amount or an amount in respect of a Member-Funded Capital Expenditure, a Member-Funded Indemnity Expenditure or an Agreed Additional Capital Contribution required to be made by it pursuant to Section 4.02 (a “Disputed Capital Contribution Amount”), (B) the determination of any of the following amounts with respect to any period: distributions pursuant to Article V; the Aggregate Tax Rate; Adjusted DD&A; Adjusted EBITDA; EBITDA; Distributable Cash; the Average Annual Level and adjustments to Adjustable Amounts; the Normal Annual Capital Budget Amount; Ordinary Course Lease Expenses; Profit and Loss; the Tax Distribution

Amount; the Tax Liability of any Member; and the determination of fair market value of property distributed in kind under Section 15.03, (C) the resolution of any dispute arising under Section 8.11(b) with respect to Affiliate Transactions or (D) the resolution of any dispute arising under Section 8.12 with respect to certain Affiliate Transactions related to Crude Oil Purchases and Shared Services (any Dispute relating to any of the matters set forth in clause (A), (B), (C) or (D) above being referred to herein as an “Arbitratable Dispute”), such Dispute shall be settled pursuant to the arbitration procedures set forth in Appendix B and (ii) if the Dispute does not relate primarily to an Arbitratable Dispute, each party hereto shall be permitted to take such actions at law or in equity as it is otherwise permitted to take or as may be available under Applicable Law.

(b) All negotiations between the Chief Executive Officer of Ashland and the President of Marathon pursuant to this Section 13.04 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

SECTION 13.05. Right to Equitable Relief Preserved. Notwithstanding anything in this Agreement or Appendix B to the contrary, either Member or the Company may at any time seek from any court of the United States located in the State of Delaware or from any Delaware state court, any interim, provisional or injunctive relief that may be necessary to protect the rights or property of such party or maintain the status quo before, during or after the pendency of the negotiation process or the arbitration proceeding or any other proceeding contemplated by Section 13.03 or 13.04.

ARTICLE XIV

Rights and Remedies with Respect to Monetary Disputes

SECTION 14.01. Ability of Company to Borrow to Fund Disputed Monetary Amounts. (a) If the Company or a Member on behalf of the Company (a “Non-Delinquent Member”) claims that the other Member (a “Delinquent Member”) owes the Company a monetary amount in respect of either (i) a Disputed Capital Contribution Amount or (ii) an indemnification obligation under Article IX of the Asset Transfer and Contribution Agreement that the Company or the

Non-Delinquent Member claims the Delinquent Member owes the Company and is either (A) past due or (B) in dispute (a “Disputed Indemnification Amount”) (each such claim described in clauses (i) and (ii) above being a “Monetary Dispute”, and each such claimed amount being a “Disputed Monetary Amount”), and if (1) the Disputed Monetary Amount itself, or when added together all other Disputed Monetary Amounts, exceeds $7.5 million; (2) the Board of Managers (by vote of a majority of the Representatives of the Non-Delinquent Member at a special or regular meeting of the Board of Managers (which majority shall constitute a quorum for purposes of the transaction of such business)) has determined that an out-of-pocket disbursement of such Disputed Monetary Amount or any portion thereof by the Company or one of its subsidiaries within the next twelve months is reasonably necessary for the operation and conduct of the Company’s Business and, accordingly, that such amount should be paid within the next twelve months; (3) the aggregate amount of all Disputed Monetary Amounts (or portions thereof) that the Board of Managers shall have determined pursuant to clause (2) above should be paid within the next twelve months (such aggregate amount being the “Additional Required Cash Amount”) exceeds $7.5 million; (4) postponement by the Company or such subsidiary of such disbursement until such time as the Monetary Dispute is reasonably likely to be finally resolved pursuant to an arbitration proceeding in accordance with Appendix B to this Agreement or Appendix B to the Asset Transfer and Contribution Agreement, as applicable (an “Arbitration Proceeding”), would have, or would reasonably be expected to have, a Material Adverse Effect on the Company’s Business; and (5) the Delinquent Member has not paid the Company the Disputed Monetary Amount pursuant to Section 14.02 or otherwise, then the Board of Managers (by vote of a majority of the Representatives of the Non-Delinquent Member at a special or regular meeting of the Board of Managers (which majority shall constitute a quorum for purposes of the transaction of such business)) shall be permitted to cause the Company to incur an amount of Indebtedness equal to such Additional Required Cash Amount, which Indebtedness may be borrowed from a third party or the Non-Delinquent Member.

(b) If the Non-Delinquent Member lends the Company the Additional Required Cash Amount pursuant to Section 14.01(a), then (i) the amount actually lent by the Non-Delinquent Member (the “Advanced Amount”) and all accrued interest thereon shall be due and payable on the Arbitration Payment Due Date (provided that the Company shall be permitted to prepay the Advanced Amount in whole or in part at any time prior to such date); and (ii) the Advanced Amount shall bear interest at the Base Rate from the date on which such advance is made until the date that the Advanced Amount, together with all interest accrued thereon, is repaid to the Non-Delinquent Member.

SECTION 14.02. Interim Payment of Disputed Monetary Amount. In order to reduce the amount of liquidated damages that a Delinquent Member would be required to pay to the Company pursuant to Section 14.03 in the event that such Delinquent Member loses in an Arbitration Proceeding with respect to a Monetary Dispute, the Delinquent Member shall be permitted to pay the Company the related Disputed Monetary Amount prior to the commencement of such Arbitration Proceeding. The Arbitration Tribunal or Sole Arbitrator, as applicable, shall not take into consideration in determining the liability of the Delinquent Member, a decision by such Delinquent Member to pay the Disputed Monetary Amount prior to the commencement of the Arbitration Proceeding.

SECTION 14.03. Liquidated Damages. (a) No Interim Payment of Disputed Monetary Amount—Delinquent Member is Found Liable for Final Monetary Amount. If (i) it is finally determined in an Arbitration Proceeding that a Delinquent Member owes the Company a monetary amount in respect of (A) a Disputed Capital Contribution Amount or (B) a Disputed Indemnification Amount (each such finally determined amount being a “Final Monetary Amount”) and (ii) the Delinquent Member had not paid the Company the Disputed Monetary Amount prior to the commencement of such Arbitration Proceeding pursuant to Section 14.02, then the Delinquent Member shall promptly, and in any event on or before the tenth Business Day following the date on which the Arbitration Tribunal or Sole Arbitrator makes its final determination (such tenth Business Day being the “Arbitration Payment Due Date”), pay to the Company (A) the Final Monetary Amount, together with interest, accrued from the commencement of the Arbitration Proceeding to the date that the Delinquent Member pays the Final Monetary Amount to the Company, on the Final Monetary Amount, at a rate per annum equal to (1) during the period from the commencement of the Arbitration Proceeding to the Arbitration Payment Due Date, the Prime Rate and (2) at any time thereafter, 150% of the Prime Rate, in each case, with daily accrual of interest, plus (B) an amount equal to 25% of the Final Monetary Amount.

(b) Interim Payment of Disputed Monetary Amount—Delinquent Member is Found Liable for the Same Amount. If (i) it is finally determined in an Arbitration Proceeding that a Delinquent Member owes the Company a Final Monetary Amount, (ii) the Final Monetary Amount is equal to the

Disputed Monetary Amount and (iii) the Delinquent Member had paid the Company the Disputed Monetary Amount prior to the commencement of such Arbitration Proceeding pursuant to Section 14.02, then if the Final Monetary Amount is equal to the Disputed Monetary Amount, the Delinquent Member shall not owe the Company any other amount in respect of the Monetary Dispute.

(c) Interim Payment of Disputed Monetary Amount—Delinquent Member is Found Liable for a Greater Amount. If (i) it is finally determined in an Arbitration Proceeding that a Delinquent Member owes the Company a Final Monetary Amount, (ii) the Final Monetary Amount is greater than the Disputed Monetary Amount and (iii) the Delinquent Member had paid the Company the Disputed Monetary Amount prior to the commencement of such Arbitration Proceeding pursuant to Section 14.02, then the Delinquent Member shall promptly, and in any event on or before the Arbitration Payment Due Date, pay to the Company an amount (an “Additional Monetary Amount”) equal to (A) the Final Monetary Amount less (B) the Disputed Monetary Amount, together with interest, accrued from the commencement of the Arbitration Proceeding to the date that the Delinquent Member pays the Additional Monetary Amount to the Company, on the Additional Monetary Amount, at a rate per annum equal to (1) during for the period from the commencement of the Arbitration Proceeding to the Arbitration Payment Due Date, the Prime Rate and (2) at any time thereafter, 150% of the Prime Rate, in each case, with daily accrual of interest.

(d) Interim Payment of Disputed Monetary Amount—Delinquent Member is Found Liable for a Lesser Amount. If (i) it is finally determined in an Arbitration Proceeding that a Delinquent Member owes the Company a Final Monetary Amount, (ii) the Final Monetary Amount is less than the Disputed Monetary Amount and (iii) the Delinquent Member had paid the Company the Disputed Monetary Amount prior to the commencement of such Arbitration Proceeding, then the Company shall promptly, and in any event on or before the Arbitration Payment Due Date, repay to the Delinquent Member an amount (a “Refundable Amount”) equal to (A) the Disputed Monetary Amount less (B) the Final Monetary Amount, together with interest, accrued from the commencement of the Arbitration Proceeding to the date that the Company repays the Refundable Amount to the Delinquent Member, on the Refundable Amount, at a rate per annum equal to (1) during the period from the commencement of the Arbitration Proceeding to the Arbitration Payment Due Date, the Prime Rate and (2) at any time thereafter, 150% of the Prime Rate, in each case, with daily accrual of interest.

(e) Interim Payment of Disputed Monetary Amount—Delinquent Member is Found Not Liable for Disputed Monetary Amount. If (i) it is finally determined in an Arbitration Proceeding that a Delinquent Member does not owe the Company the related Disputed Monetary Amount and (ii) the Delinquent Member had paid the Company the Disputed Monetary Amount prior to the commencement of such Arbitration Proceeding, then the Company shall promptly, and in any event on or before the Arbitration Payment Due Date, repay to the Delinquent Member an amount equal to the Disputed Monetary Amount, together with interest, accrued from the commencement of the Arbitration Proceeding to the date that the Company repays the Disputed Monetary Amount to the Delinquent Member, on the Disputed Monetary Amount, at a rate per annum equal to (A) during the period from the commencement of the Arbitration Proceeding to the Arbitration Payment Due Date, the Prime Rate and (B) at any time thereafter, 150% of the Prime Rate, in each case, with daily accrual of interest.

SECTION 14.04. Right of Set-Off. Notwithstanding any provision to the contrary contained in this Agreement, if at the time of a Distribution Date a Delinquent Member has failed to pay the Company an amount that it was required pursuant to Section 14.03 to pay to the Company on or before such Distribution Date, then on such Distribution Date, the Company shall be permitted to set off from the distribution that it would otherwise be required to make to such Delinquent Member pursuant to Section 5.01 on such Distribution Date, an amount equal to such unpaid amount. If the amount of the distribution that such Delinquent Member was otherwise entitled to receive pursuant to Section 5.01 on such Distribution Date is less than the aggregate amount that such Delinquent Member owes to the Company pursuant to Section 14.03, then the Company shall be permitted to set off from subsequent distributions that it would otherwise make to such Delinquent Member pursuant to Section 5.01 the remaining unpaid amount until such time as such remaining unpaid amount shall have been paid in full. A Delinquent Member’s interest in distributions to be made to such Delinquent Member pursuant to Section 5.01 shall be reduced by any amount set off by the Company against such distributions pursuant to this Section 14.04(a).

SECTION 14.05. Security Interest. (a) Each Member hereby agrees that if (i) it has failed to pay the Company an amount that it was required to pay to the Company pursuant to Section 14.03 on or prior to the related Arbitration Payment Due Date, and (ii) the Board of Managers (by vote of a majority of the Representatives of the other Member at a special or regular meeting of the Board of

Managers (which majority shall constitute a quorum for purposes of the transaction of such business) so requests, such Member shall (A) on the Business Day next following such Arbitration Payment Due Date, grant to the Company, as security for the performance of its obligation to pay the Company such amount owed (but for no other amount), a first priority security interest in its Membership Interests and the proceeds thereof (a “Security Interest”), all under the Uniform Commercial Code of the State of Delaware and (ii) promptly thereafter, execute and deliver to the Company all financing statements and other instruments that the Board of Managers (by vote of a majority of the Representatives of the other Member at a special or regular meeting of the Board of Managers (which majority shall constitute a quorum for purposes of the transaction of such business)) may request to effectuate and carry out the preceding provisions of this Section 14.05(a). The Company shall be entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware with respect to any Security Interest granted by such Member. At the option of the Company, this Agreement or a carbon, photographic, or other copy hereof may serve as a financing statement with respect to any such Security Interest. For purposes of perfecting a Security Interest, a Member’s Membership Interests shall be deemed to be a “security” governed by Chapter 8 of the Delaware Uniform Commercial Code and as such term is therein defined in Section 8-102(c) thereunder.

(b) If the Company incurs Indebtedness pursuant to Section 14.01 by borrowing from a Non-Delinquent Member, the Company shall be permitted to assign all its rights with respect to a Security Interest granted to it pursuant to Section 14.05(a) to such Non-Delinquent Member as security for such Indebtedness; provided that such Non-Delinquent Member shall not be permitted to assign such Security Interest to a third party.

ARTICLE XV

Dissolution and Termination

SECTION 15.01. Dissolution. The Company shall be dissolved and its business and affairs wound up upon the earliest to occur of any one of the following events:

(a) the expiration of the Term of the Company;

(b) the sale or other disposition of all or substantially all the property of the Company;

(c) the written consent of both Members;

(d) the unanimous agreement of all Representatives on the Board of Managers;

(e) the bankruptcy, involuntary liquidation or dissolution of either Member; or

(f) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Delaware Act.

The bankruptcy, involuntary liquidation of dissolution of a Member shall cause a Member to cease to be a member of the Company. Notwithstanding the foregoing, the Company shall not be dissolved and its business and affairs shall not be wound up upon the occurrence of any event specified in (i) clause (e) above if within 90 days after the date on which such event occurs, the remaining Member elects in writing to continue the business of the Company or (ii) clause (a) above if a Non-Terminating Member purchases the Membership Interests of the Terminating Member pursuant to its Special Termination Right. Except as provided in this paragraph and Section 15.01(e), and to the fullest extent permitted by the Delaware Act, the occurrence of an event that causes a Member to cease to be a member of the Company shall not cause the Company to be dissolved or its business or affairs to be wound up, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

SECTION 15.02. Winding Up of Company. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Board of Managers shall act as the liquidating trustee (unless the Board of Managers elects to appoint a liquidating trustee) to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members or their successors-in-interest.

SECTION 15.03. Distribution of Property. In the event the Board of Managers determines that it is necessary in connection with the liquidation of the Company to make a distribution of property in kind, such property shall be transferred and conveyed to the Members so as to vest in each of them as a tenant in common an undivided interest in the whole of such property equal to their interests in the property based upon the amount of cash that would be distributed to each of the Members in accordance with Article V if such property were sold for an amount of cash equal to the fair market value of such property, as determined and approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(b).

SECTION 15.04. Time Limitation. Any liquidating distribution pursuant to this Article XV shall be made no later than the later of (a) the end of the taxable year during which such liquidation occurs and (b) 90 days after the date of such liquidation.

SECTION 15.05. Termination of Company. The Company shall terminate when all assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement, and the Certificate of Formation shall have been canceled in the manner provided by the Delaware Act.

ARTICLE XVI

Miscellaneous

SECTION 16.01. Notices. Any notice, consent or approval to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered: (i) personally by a reputable courier service that requires a signature upon delivery; (ii) by mailing the same via registered or certified first-class mail, postage prepaid, return receipt requested; or (iii) by telecopying the same with receipt confirmation (followed by a first-class mailing of the same) to the intended recipient. Any such writing will be deemed to have been given: (a) as of the date of personal delivery via courier as described above; (b) as of the third calendar day after depositing the same into the custody of the postal service as evidenced by the date-stamped receipt issued upon deposit of the same into the mails as described above; and (c) as of the date and time electronically transmitted in the case of telecopy delivery as described above, in each case addressed to the intended party at the address set forth below:

To the Board of Managers:

Marathon Ashland Petroleum LLC

539 South Main Street

Findlay, Ohio 45840

Attn: General Counsel

Phone: (419) 422-2121

Fax: (419) 421-4115

To Marathon:

Marathon Oil Company

5555 San Felipe

P.O. Box 3128

Houston, TX 77056-2723

Attn: General Counsel

Phone: (713) 296-4137

Fax: (713) 296-4171

To Ashland:

Ashland Inc.

50 E. RiverCenter Boulevard

P.O. Box 391

Covington, KY 41012-0391

Attn: General Counsel

Phone: (606) 815-4711

Fax: (606) 815-3823

Any party may designate different addresses or telecopy numbers by notice to the other parties.

SECTION 16.02. Merger and Entire Agreement. This Agreement (including the Exhibits, Schedules and Appendices attached hereto), together with the other Transaction Documents (including the exhibits, schedules and appendices thereto) and certain other agreements executed contemporaneously with the Master Formation Agreement constitutes the entire Agreement of the parties hereto and supersedes any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

SECTION 16.03. Assignment. A party hereto shall not assign all or any of its rights, obligations or benefits under this Agreement to any third party otherwise than (i) in connection with a Transfer of its Membership Interests pursuant to Article X, (ii) with the prior written consent of the other party hereto, which consent may be withheld in such party’s sole discretion, (iii) the granting by a Member of a Security Interest to the Company pursuant to Section 14.05 or (iv) pursuant to Article V of the Put/Call, Registration Rights and Standstill Agreement, and any attempted assignment not in compliance with this Section 16.03 shall be void ab initio.

SECTION 16.04. Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, legal representatives and permitted assigns.

SECTION 16.05. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 16.06. Amendment; Waiver. This Agreement may not be amended except in a written instrument signed by each of the parties hereto and expressly stating it is an amendment to this Agreement. Any failure or delay on the part of any party hereto in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.

SECTION 16.07. Severability. If any term, provision, covenant, or restriction of this Agreement or the application thereof to any person or circumstance, at any time or to any extent, is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or the application of such provision in other jurisdictions or to persons or circumstances other than those to which it was held invalid or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by Applicable Law, any such term, provision, covenant or restriction shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the parties hereto prior to the determination of such invalidity or unenforceability.

SECTION 16.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH SECTION 18-1101 OF THE DELAWARE ACT. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

SECTION 16.09. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Chancery Court; provided that if the Delaware Chancery Court does not have jurisdiction with respect to such matter, the parties hereto shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Chancery Court in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; provided that if the Delaware Chancery Court does not have jurisdiction with respect to any such dispute, such party consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court, (ii) agrees to appoint and maintain an agent in the State of Delaware for service of legal process, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that it will not plead or claim in any such court that any action relating to this Agreement or any of the transactions contemplated by this Agreement in any such court has been brought in an inconvenient forum and (v) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than (1) the Delaware Chancery Court, or (2)if the Delaware Chancery Court does not have jurisdiction with respect to such action, a Federal court sitting in the State of Delaware or a Delaware state court.

SECTION 16.10. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any Member.

SECTION 16.11. No Bill for Accounting. In no event shall either Member have any right to file a bill for an accounting or any similar proceeding.

SECTION 16.12. Waiver of Partition. Each Member hereby waives any right to partition of the Company property.

SECTION 16.13. Table of Contents, Headings and Titles. The table of contents and section headings of this Agreement and titles given to Exhibits and Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

SECTION 16.14. Use of Certain Terms; Rules of Construction. As used in this Agreement, the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection or other subdivision. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Each party hereto agrees that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement or any Transaction Document.

SECTION 16.15. Holidays. Notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.

SECTION 16.16. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person and their respective successors, legal representatives and permitted assigns any rights, remedies or basis for reliance upon, under or by reason of this Agreement.

SECTION 16.17. Liability for Affiliates. Except where and to the extent that a contrary intention otherwise appears, where a Member undertakes to cause its Affiliates to take or abstain from taking any action, such undertaking shall mean (i) in the case of any Affiliate that is controlled by such Member, that such Member shall cause such Affiliate to take or abstain from taking such action and (ii) in the case of an Affiliate that controls or is under common control with such Member, that such Member shall use its commercially reasonable best efforts to cause such Affiliates to take or abstain from taking such action; provided, however, that such Member shall not be required to violate, or cause any director of such Affiliate to violate, any fiduciary duty to minority shareholders of such Affiliate.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Members as of the day and year first above written.

MARATHON OIL COMPANY

by	/s/ V. G. BEGHNI
Name: Title:	Victor G. Beghini President

ASHLAND INC.

by	/s/ PAUL W. CHELLGREN
Name: Title:	Paul W. Chellgren Chairman of the Board and Chief Executive Officer

APPENDIX A

DEFINITION OF TERMS

The following terms shall have the following meanings wherever they appear in a Transaction Document (as hereinafter defined) and such meanings shall be equally applicable to both the singular and the plural forms of the terms herein defined. References herein to an agreement, instrument or document shall, unless otherwise expressly provided, include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Transaction Documents and shall include the permitted successors to, and assigns of, any Person.

“Addendum and Joinder” shall mean the Addendum and Joinder to the Asset Transfer and Contribution Agreement in substantially the form attached as Exhibit W to the Asset Transfer and Contribution Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; provided, however, that unless otherwise indicated, neither the Company nor any of its subsidiaries shall be considered an Affiliate of Marathon, USX or Ashland.

“Affiliated Ashland Group” shall have the meaning set forth in Section 6.4(c) of the Asset Transfer and Contribution Agreement.

“Affiliated Marathon Group” shall have the meaning set forth in Section 5.4(c) of the Asset Transfer and Contribution Agreement.

“Applicable GAAP” shall have the meaning set forth in Section 1.02 of the LLC Agreement.

“Applicable Law” shall mean any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Ashland” shall mean Ashland Inc., a Kentucky corporation, or its successor.

“Ashland Asset Leases” shall have the meaning set forth in Section 3.1(g) of the Asset Transfer and Contribution Agreement.

“Ashland Asset Transfer and Contribution Agreement Disclosure Letter” shall mean the letter from Ashland to Marathon and the Company dated the date of and relating to the Asset Transfer and Contribution Agreement.

“Ashland Assumed Liabilities” shall have the meaning set forth in Section 3.3 of the Asset Transfer and Contribution Agreement.

“Ashland Benefit Plan” shall mean every Employee Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to, by Ashland, or any ERISA Affiliate of Ashland, for the benefit of current or former employees of Ashland’s Business in the United States.

“Ashland Chemical Product Sale Agreement” shall mean the Ashland Chemical Product Sale Agreement in substantially the form attached as Exhibit P to the Asset Transfer and Contribution Agreement.

“Ashland Commercial Affiliates” shall have the meaning set forth in Section 4.1 of the Master Formation Agreement.

“Ashland Consent Decrees” shall mean any consent decrees, consent orders, agreed orders, notices of violation, judgments, decrees or similar orders or obligations entered into prior to Closing or relating to any investigations of which Ashland had received notice from the appropriate Governmental Authority prior to Closing.

“Ashland Contracts” shall have the meaning set forth in Section 3.1(o) of the Asset Transfer and Contribution Agreement.

“Ashland Designated Sublease Agreements” shall mean the Ashland Sublease Agreements in substantially the forms attached as Exhibit L to the Asset Transfer and Contribution Agreement.

“Ashland Designated UST Environmental Contamination” shall mean any Environmental Contamination associated with, or discovered as part of, Ashland’s 1998 underground storage tank upgrade program at the Ashland Service Stations set forth on Schedule 9.1(c) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter under the heading “Ashland Designated UST Environmental Contamination.”

“Ashland Environmental Loss” shall mean any Environmental Loss to the extent arising out of, based on, or occurring in connection with Ashland’s Business prior to Closing or related to the ownership, use, operation or maintenance of, or related to the reporting practices associated with, the Ashland Transferred Assets prior to Closing, whether or not Asserted prior to Closing.

“Ashland Excluded Assets” shall have the meaning set forth in Section 3.2 of the Asset Transfer and Contribution Agreement.

“Ashland Excluded Liabilities” shall have the meaning set forth in Section 3.4 of the Asset Transfer and Contribution Agreement.

“Ashland Excluded Taxes” shall have the meaning set forth in Section 3.3(i) of the Asset Transfer and Contribution Agreement.

“Ashland Financial Statements” shall have the meaning set forth in Section 4.6 of the Master Formation Agreement.

“Ashland General Assignment and Assumption Agreement” shall mean the General Assignment and Assumption Agreement in substantially the form attached as of Exhibit I to the Asset Transfer and Contribution Agreement.

“Ashland Indemnified Persons” shall mean Ashland and its Affiliates and their respective employees, officers and directors.

“Ashland Information Package” shall have the meaning set forth in Section 4.8 of the Master Formation Agreement.

“Ashland Intellectual Property License Agreement” shall mean the Intellectual Property License Agreement in substantially the form attached as Exhibit J-1 to the Asset Transfer and Contribution Agreement.

“Ashland Joint Contracts” shall have the meaning set forth in Section 3.6(b) of the Asset Transfer and Contribution Agreement.

“Ashland Joint Permits” shall have the meaning set forth in Section 3.6(c) of the Asset Transfer and Contribution Agreement.

“Ashland Joint Services Agreement” shall mean the Ashland Joint Services Agreement in substantially the form attached as Exhibit Q to the Asset Transfer and Contribution Agreement.

“Ashland Lease Agreements” shall mean the Lease Agreements in substantially the form attached as Exhibit K to the Asset Transfer and Contribution Agreement.

“Ashland LOOP/LOCAP Interest” shall have the meaning set forth in Section 1.01 of the Put/Call, Registration Rights and Standstill Agreement.

“Ashland Master Formation Agreement Disclosure Letter” shall mean the letter from Ashland to Marathon dated the date of and relating to the Master Formation Agreement.

“Ashland Material Contracts” shall have the meaning set forth in Section 6.9 of the Asset Transfer and Contribution Agreement.

“Ashland Material Permits” shall have the meaning set forth in Section 6.3 of the Asset Transfer and Contribution Agreement.

“Ashland 1997 Balance Sheet” shall mean the audited balance sheet of Ashland appearing in the Ashland Financial Statements.

“Ashland Ongoing Remediation” shall mean, with respect to any Ashland Environmental Loss, Remediation Activities that either were commenced prior to Closing or that relate to any investigation of which Ashland had received notice from the appropriate Governmental Authority prior to Closing.

“Ashland Other Real Property Rights” shall have the meaning set forth in Section 3.1(h) of the Asset Transfer and Contribution Agreement.

“Ashland Other Sublease Agreements” shall mean the Ashland Sublease Agreements in substantially the forms attached as Exhibit M to the Asset Transfer and Contribution Agreement.

“Ashland Pension Plan” shall have the meaning set forth in Section 10.5(c)(i) of the Asset Transfer and Contribution Agreement.

“Ashland Permits” shall have the meaning set forth in Section 3.1(p) of the Asset Transfer and Contribution Agreement.

“Ashland Personal Property Leases” shall have the meaning set forth in Section 3.1(j) of the Asset Transfer and Contribution Agreement.

“Ashland Personal Property Owned” shall have the meaning set forth in Section 3.1(i) of the Asset Transfer and Contribution Agreement.

“Ashland Pipelines” shall have the meaning set forth in Section 3.1(c) of the Asset Transfer and Contribution Agreement.

“Ashland Proprietary Rights” shall have the meaning set forth in Section 6.10(a) of the Asset Transfer and Contribution Agreement.

“Ashland Quitclaim Deeds” shall mean the Quitclaim Deeds substantially in the forms attached as Exhibit H to the Asset Transfer and Contribution Agreement.

“Ashland Real Property Leased” shall have the meaning set forth in Section 3.1(f) of the Asset Transfer and Contribution Agreement.

“Ashland Real Property Leases” shall have the meaning set forth in Section 3.1(f) of the Asset Transfer and Contribution Agreement.

“Ashland Real Property Owned” shall have the meaning set forth in Section 3.1(e) of the Asset Transfer and Contribution Agreement.

“Ashland Records” shall have the meaning set forth in Section 3.1(s) of the Asset Transfer and Contribution Agreement.

“Ashland Refineries” shall have the meaning set forth in Section 3.1(a) of the Asset Transfer and Contribution Agreement.

“Ashland Restricted Asset” shall have the meaning set forth in Section 3.6(a) of the Asset Transfer and Contribution Agreement.

“Ashland Restricted Liability” shall have the meaning set forth in Section 3.6(a) of the Asset Transfer and Contribution Agreement.

“Ashland Restriction” shall have the meaning set forth in Section 3.6(a) of the Asset Transfer and Contribution Agreement.

“Ashland Retirement Plan” shall have the meaning set forth in Section 10.7(a) of the Asset Transfer and Contribution Agreement.

“Ashland Service Stations” shall have the meaning set forth in Section 3.1(d) of the Asset Transfer and Contribution Agreement.

“Ashland Shut-Down Refinery Assets” shall mean those portions of shut down refineries of Ashland that are operating as terminals and are being leased to the Company pursuant to the Ashland Lease Agreements.

“Ashland Sublease Agreements” shall mean the Ashland Designated Sublease Agreements and the Ashland Other Sublease Agreements.

“Ashland Subsidiaries” shall have the meaning set forth in Section 4.1 of the Master Formation Agreement.

“Ashland Subsidiaries Interests” shall have the meaning set forth in Section 4.10 of the Master Formation Agreement.

“Ashland Supplier Cooperation Agreement” shall mean the Ashland Supplier Cooperation Agreement substantially in the form of Exhibit S to the Asset Transfer and Contribution Agreement.

“Ashland Terminals” shall have the meaning set forth in Section 3.1(b) of the Asset Transfer and Contribution Agreement.

“Ashland Trademark License Agreement” shall mean the Ashland Trademark License Agreement in substantially the form attached as Exhibit J-2 to the Asset Transfer and Contribution Agreement.

“Ashland Transferred Assets” shall have the meaning set forth in Section 3.1 of the Asset Transfer and Contribution Agreement.

“Ashland Transferred Employees” shall have the meaning set forth in Section 10.1(c) of the Asset Transfer and Contribution Agreement.

“Ashland Transferring Affiliates” shall have the meaning set forth in Section 4.1 of the Master Formation Agreement.

“Ashland Transferring Affiliate Interests” shall have the meaning set forth in Section 4.11 of the Master Formation Agreement.

“Ashland Transferring Entities” shall have the meaning set forth in Section 4.1 of the Master Formation Agreement.

“Ashland VEBA” shall have the meaning set forth in Section 10.14 of the Asset Transfer and Contribution Agreement.

“Ashland Working Capital Shortfall” shall have the meaning set forth in Section 4.3(g) of the Asset Transfer and Contribution Agreement.

“Ashland’s Adjusted Capital Expenditures” shall have the meaning set forth in Section 4.4(c) of the Asset Transfer and Contribution Agreement.

“Ashland’s Business” shall mean that portion of Ashland’s business, tangible assets, intangible assets, rights, contracts, permits, licenses and other rights which comprise Ashland’s petroleum supply, refining, marketing and transportation business (excluding the Ashland Excluded Assets and Ashland Excluded Liabilities).

“Ashland’s Target Capital Expenditures” shall have the meaning set forth in Section 4.4(a) of the Asset Transfer and Contribution Agreement.

“Asserted” shall mean with respect to an Environmental Loss, that the Indemnified Party has provided written notice to the Indemnifying Party either of (i) its receipt of written notice, including letters of inquiry, requests for information or other investigatory inquiries, from a Governmental Authority relating to such Environmental Loss or (ii) the existence of facts, conditions or circumstances from which the Indemnified Party has reasonably concluded, based on an opinion of counsel delivered at any time after the Closing Date to such Indemnified Party, that an Environmental Loss may result.

“Asset Transfer and Contribution Agreement” shall mean the Asset Transfer and Contribution Agreement dated as of December 12, 1997, among Marathon, Ashland and the Company, including any appendices and exhibits to the Asset Transfer and Contribution Agreement and the Asset Transfer and Contribution Agreement Disclosure Letters.

“Asset Transfer and Contribution Agreement Disclosure Letters” shall mean the Marathon Asset Transfer and Contribution Agreement Disclosure Letter and the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

“Assumed Liabilities” shall mean, with respect to Marathon and Ashland, the Marathon Assumed Liabilities and the Ashland Assumed Liabilities, respectively.

“Bareboat Charter” shall have the meaning set forth in Section 9.3(k) of the Asset Transfer and Contribution Agreement.

“Board of Managers” shall have the meaning set forth in Section 8.02(a) of the LLC Agreement.

“Business” shall mean, with respect to Marathon and Ashland, Marathon’s Business and Ashland’s Business, respectively, and with respect to the Company, the Company’s Business.

“Business Day” shall mean any day that is not a Saturday, Sunday or a holiday on which national banks in New York City, New York are closed for business.

“Capital Expenditure Accounting Firm” shall have the meaning set forth in Section 4.4(e) of the Asset Transfer and Contribution Agreement.

“Capital Expenditure Statement” shall have the meaning set forth in Section 4.4(c) of the Asset Transfer and Contribution Agreement.

“Capital Lease” shall mean any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a consolidated balance sheet of the Company and its subsidiaries in accordance with GAAP.

“Casualty or Condemnation Loss” shall mean, with respect to Marathon’s Business or Ashland’s Business, as the case may be, (i) a Loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or public enemy or other calamity or casualty, unless either such Loss shall have been substantially cured, repaired or restored by such party prior to the Closing Date, or such party shall have otherwise substantially compensated the Company for such Loss, or (ii) that proceedings have been instituted or threatened seeking the condemnation or other taking of a portion of such business in the future.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim” shall mean any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Claims Review Committee” shall mean a committee, consisting of no more than six and no fewer than four qualified representatives, with each of Marathon and Ashland choosing 50% of the representatives, duly formed and constituted as soon as practicable after the Closing Date to consider any matter referred to it pursuant to Section 9.8(c)(iii) of the Asset Transfer and Contribution Agreement.

“Closing” shall have the meaning set forth in Section 2.1 of the Master Formation Agreement.

“Closing Date” shall have the meaning set forth in Section 2.1 of the Master Formation Agreement.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Sections 601 through 608 of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Documents” shall mean the Shared Services Agreement, the Marathon Pipe Line Operating Agreement, the Crude Oil and NGL Supply Agreement, the Valvoline Lube Oil Supply Agreement, the Ashland Chemical Product Sale Agreement, the Ashland Joint Services Agreement, the Ashland Supplier Cooperation Agreement and the Revolving Credit Agreement.

“Commission” shall have the meaning set forth in Section 1.01 of the Put/Call, Registration Rights and Standstill Agreement.

“Company” shall mean Marathon Ashland Petroleum LLC, a Delaware limited liability company.

“Company Indemnified Persons” shall mean the Company and its Affiliates and their respective employees, officers and directors.

“Company’s Business” shall mean Marathon’s Business and Ashland’s Business to be conducted by the Company and its subsidiaries after the Closing.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated December 13, 1996 between Marathon and Ashland.

“Contracts” shall mean contracts, leases, licenses, indentures, agreements, purchase orders, commitments and all other legally binding arrangements, whether oral or written, express or implied.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Conveyance Documents” shall mean the Asset Transfer and Contribution Agreement, the Marathon Quitclaim Deeds, the Ashland Quitclaim Deeds, the Marathon General Assignment and Assumption Agreement, the Ashland General Assignment and Assumption Agreement, the Marathon Intellectual Property License Agreement, the Ashland Intellectual Property License Agreement, the Marathon Trademark License Agreement, the Ashland Trademark License Agreement, the Marathon Lease Agreements, the Ashland Lease Agreements, the Marathon Sublease Agreements and the Ashland Sublease Agreements and related conveyancing documents pursuant to which Transferred Assets are transferred to the Company and its subsidiaries.

“Crude Oil and NGL Supply Agreement” shall mean the Crude Oil and Natural Gas Liquids Supply Agreement in substantially the form attached as Exhibit R to the Asset Transfer and Contribution Agreement.

“Cumene Project” shall have the meaning set forth in Section 4.4(c) of the Asset Transfer and Contribution Agreement.

“Cumene Project 1997 Budget Amount” shall have the meaning set forth in Section 4.4(c) of the Asset Transfer and Contribution Agreement.

“Delaware Act” shall mean the Delaware Limited Liability Company Act, as in effect and amended from time to time, or any successor statute.

“Demand Registration” shall have the meaning set forth in Section 10.01 of the Put/Call, Registration Rights and Standstill Agreement.

“Designated Persons” shall have the meaning set forth in the Confidentiality Agreement.

“Disclosure Letters” shall mean the Master Formation Agreement Disclosure Letters, the Parent Agreement Disclosure Letter, the Asset Transfer and Contribution Agreement Disclosure Letters and the Put/Call, Registration Rights and Standstill Agreement Disclosure Letter.

“Dispute” shall have the meaning set forth in Appendix B to the Asset Transfer and Contribution Agreement and Appendix B to the Master Formation Agreement.

“DOJ” shall mean the United States Department of Justice.

“Employee Benefit Plans” shall mean all pension, retirement, profit-sharing, medical, vacation, hospitalization, vision, dental, health, life, severance or termination of employment plans, including any “employee benefit plan” as defined in Section 3(3) of ERISA.

“Employer Company” shall have the meaning set forth in Section 10.1(b) of the Asset Transfer and Contribution Agreement.

“Employment Transfer Date” shall have the meaning set forth in Section 10.1(c) of the Asset Transfer and Contribution Agreement.

“Emro” shall mean Emro Marketing Company.

“Emro Savings Plan” shall have the meaning set forth in Section 10.11 of the Asset Transfer and Contribution Agreement.

“Environmental Contamination” shall mean (a) any release, discharge or disposal of any Hazardous Substance into or onto groundwater, surface water or soil at, from, to or under any of the Marathon Real Property Owned or Marathon Real Property Leased or any of the Ashland Real Property Owned or Ashland Real Property Leased or (b) any transportation, treatment, recycling, storage, discharge or disposal by, at or to any facility owned or operated by another party, including any facility leased by either Marathon or Ashland or any of their respective Affiliates or predecessors or the Company or any of its Affiliates of any Hazardous Substance that (i) was shipped from or disposed of on, at or under any of the properties or facilities that are or have been owned, operated or used by either Marathon or Ashland or any of their respective Affiliates or predecessors or the Company or its Affiliates or (ii) arose from the operations of either Marathon or Ashland or any of their respective Affiliates or predecessors or the Company or its Affiliates.

“Environmental Law” shall mean any Applicable Law relating to (a) the protection of (i) the environment or (ii) the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Hazardous Substance or (b) the manufacture, processing, distribution, use, treatment, labeling, storage, disposal, transport or handling of any Hazardous Substance.

“Environmental Loss” shall mean any Loss arising out of any Environmental Contamination or any Environmental Violation or a combination of both. Environmental Loss specifically includes all costs incurred to install new improvements or make repairs or alterations to prevent the continuation of any Environmental Contamination or to remedy noncompliance with any Environmental Law and, in the case of any Special Environmental Projects, shall include the reasonable hourly costs of Company facility personnel to the extent dedicated to Remediation Activities or other activity directly related to such Special Environmental Projects. Environmental Loss specifically does not include any Claim brought by a Person other than a Governmental Authority seeking damages, contribution, indemnification, cost recovery, penalties, compensation or injunctive relief resulting from the existence or release of, or exposure to, Hazardous Substances except where such Claim is brought as a citizen’s suit in which no monetary damages are sought for the account of such Person

Notwithstanding the foregoing, any Loss under CERCLA or any comparable state Environmental Law that arises out of, is based on or is in connection with the disposal by Marathon or Ashland of Hazardous Substances at a location other than a property included in the Transferred Assets shall be treated as a Marathon Excluded Liability or an Ashland Excluded Liability, as the case may be. All Environmental Losses arising from the same event, condition or set of circumstances at a particular facility shall be considered as an individual Environmental Loss for purposes of determining the applicability of the Individual Threshold Amount.

“Environmental Requirement” shall mean any notice of violation, directive, instruction, judgment, order or similar mandate from any Governmental Authority directing, ordering or requiring a correction of any Environmental Contamination or Environmental Violation, or any related Remediation Activities.

“Environmental Violation” shall mean any violation of any Environmental Law, excluding, however, any such violation related to Environmental Contamination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any Person any trade or business, whether or not incorporated, which together with such Person would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code.

“Exchange Act” shall have the meaning set forth in Section 1.01 of the Put/Call, Registration Rights and Standstill Agreement.

“Extraordinary Environmental Loss” shall mean (a) an Environmental Loss arising from an Environmental Violation or Environmental Contamination in which (i) the amount in controversy could reasonably be expected to exceed $15,000,000; (ii) the Company has Asserted a Claim for indemnity under either Section 9.1(c) or Section 9.2(c) of the Asset Transfer and Contribution Agreement; and (iii) the Indemnifying Party has a prior course of dealing with the Governmental Authority with jurisdiction over the matter or (b) a facility-wide application of the corrective action requirements of Sections 3004(u) and (v) of RCRA to a refinery included in the Transferred Assets.

“Fiscal Quarter” shall mean the three-month period ended March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” shall have the meaning set forth in Section 6.05 of the LLC Agreement.

“FTC” shall mean the United States Federal Trade Commission.

“Former Marathon Plan Participants” shall have the meaning set forth in Section 10.5(a) of the Asset Transfer and Contribution Agreement.

“Freedom Employees” shall have the meaning set forth in Section 10.7(a) of the Asset Transfer and Contribution Agreement.

“Freedom Pension Plan” shall have the meaning set forth in Section 10.7(a) of the Asset Transfer and Contribution Agreement.

“Fundamental Adverse Effect” shall mean (a) with respect to Marathon’s Business, an effect on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Marathon’s Business which results in a Loss of $80,000,000 or more, or, if such Loss is not susceptible to being measured in monetary terms, is otherwise fundamentally adverse to Marathon’s Business, and in any event includes a shutdown by a Governmental Authority of any Marathon Refinery or Major Unit thereof contained within the Marathon Transferred Assets, (b) with respect to Ashland’s Business, an effect on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Ashland’s Business which results in a Loss of $50,000,000 or more, or, if such Loss is not susceptible to being measured in monetary terms, is otherwise fundamentally adverse to Ashland’s Business, and in any event includes a shutdown by a Governmental Authority of any Ashland Refinery or Major Unit thereof contained within the Ashland Transferred Assets, and (c) with respect to the Company’s Business, an effect on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company’s Business which results, individually or in the aggregate, in a Loss of $65,000,000 or more, or, if such Loss is not susceptible to being measured in monetary terms, is otherwise fundamentally adverse to the Company’s Business, and in any event includes a shutdown by a Governmental Authority of any Marathon Refinery or Ashland Refinery or Major Unit thereof contained within either the Marathon Transferred Assets or the Ashland Transferred Assets; provided, however, that any such effect relating to or resulting from any change in the price of petroleum or petroleum byproducts, general economic conditions or local, regional, national or international industry conditions (including changes in financial or market conditions) shall be deemed not to constitute a Fundamental Adverse Effect.

“Fuelgas Interest” shall have the meaning set forth in Section 1.01 of the LLC Agreement.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Approval” shall mean any permit, license, franchise, approval, consent, waiver, certification, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Governmental Authority” shall mean any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Guarantee” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person or in any manner, providing for the payment of any Indebtedness or other obligation of any other Person or otherwise protecting the holder of such Indebtedness or other obligation against loss (whether arising by virtue of partnership arrangements, by obtaining letters of credit, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” shall mean, collectively, any substance which is identified and regulated (or the cleanup of which can be required) under any Environmental Law, and, in addition, any substance which requires special handling, storage or disposal procedures or whose use, handling, storage or disposal of which is in any way regulated, whether now or in the future, in any case under any Applicable Law for the protection of health, safety and the environment. Without limiting the generality of the foregoing, Hazardous Substances shall include (a) “hazardous wastes,” “hazardous substances,” “toxic substances,” “pollutants,” or “contaminants” or other similar identified designations in, or otherwise subject to regulation under, any Environmental Law; and (b) petroleum, refined petroleum products and fractions or by-products thereof, in each case whether in their virgin, used or waste state.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental Cash” shall mean (a) petty cash, (b) refining, retail outlets and transportation (“RMT”) working funds, (c) depository account balances for the RMT business (automated clearinghouse transmissions submitted on the most recent banking day in the applicable jurisdiction immediately preceding the Closing Date or later will be for the account of the Company and its subsidiaries), (d) funds in transit relating to retail outlet deposits, and (e) uncollected funds in lockboxes and lockbox bank accounts for the RMT business (automated clearinghouse transmissions submitted on the most recent banking day in the applicable jurisdiction immediately preceding the Closing Date or later will be for the account of the Company and its subsidiaries).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable, trade advertising and accrued obligations), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Party” shall have the meaning set forth in Section 9.6(a) of the Asset Transfer and Contribution Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 9.6(b) of the Asset Transfer and Contribution Agreement.

“Indemnity Agreement” shall mean the Insurance Indemnity Agreement in substantially the form attached as Exhibit T to the Asset Transfer and Contribution Agreement.

“Individual Threshold Amount” shall mean, with respect to (a) each Environmental Loss related to Environmental Contamination associated with a Marathon Refinery or an Ashland Refinery, $1,000,000, (b) all Environmental Losses related to Environmental Contamination associated with any individual retail gasoline service station included in the Transferred Assets, $100,000, (c) each Environmental Loss related to Environmental Contamination associated with a pipeline, pipeline station or pipeline-related facility (other than a pipeline terminal) included in the Transferred Assets, $100,000; provided, however, that such amount shall be reduced to zero for purposes of each of Section 9.1(c)(ii) and Section 9.2(c)(ii) of the Asset Transfer and Contribution Agreement once the aggregate amount of Environmental Losses borne by the Company under each such section with respect to Environmental Contamination associated with pipelines, pipeline stations or pipeline-related facilities (other than pipeline terminals) as a result of application of the Individual Threshold Amount equals $5,000,000, (d) each Environmental Loss related to Environmental Contamination associated with a particular terminal (including a pipeline terminal) included in the Transferred Assets, $100,000, (e) each Environmental Loss related to Environmental Contamination associated with any other property included in the Transferred Assets, $100,000 and (f) each Environmental Violation (including a series of Environmental Violations arising from the same event, condition or set of circumstances), $100,000.

“Initial Term” shall have the meaning set forth in Section 2.03 of the LLC Agreement.

“Intellectual Property” shall mean patents, patent applications (filed, unfiled or being prepared), records of invention, invention disclosures, trademarks (registered or unregistered), trademark applications (filed, unfiled or being prepared), trade names, copyrights (registered or unregistered), copyright applications (filed, unfiled or being prepared), service marks (registered or unregistered), service mark registrations, service mark applications (filed, unfiled or being prepared), all together with the goodwill associated with such marks or names, trade secrets, shop and royalty rights, technology, inventions, knowhow, processes and confidential and proprietary information, including any being developed (including but not limited to designs, manufacturing data, design data, test data, operational data, and formulae), whether or not recorded in tangible form through drawings, software, reports, manuals or other tangible expressions, whether or not subject to statutory registration, whether foreign or domestic, and all rights to any of the foregoing.

“Joint Defense Agreement” shall mean the Joint Defense Agreement in substantially the form attached as Exhibit N to the Asset Transfer and Contribution Agreement.

“Knowledge” shall mean (a) with respect to an individual, the actual knowledge of a particular fact or (b) with respect to a Person other than an individual, actual knowledge of a particular fact by an executive officer, division manager, refinery manager or terminal manager or by any individual serving in a similar capacity of such Person or individuals directly reporting to such individuals.

“Liabilities” shall mean obligations, responsibilities and liabilities (whether based in common law or statute or arising under written contract or otherwise, known or unknown, fixed or contingent, real or potential, tangible or intangible, now existing or hereafter arising).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LLC Agreement” shall mean the Limited Liability Company Agreement of the Company in substantially the form attached as Exhibit A to the Master Formation Agreement.

“Loaned Employees” shall have the meaning set forth in Section 10.1(a) of the Asset Transfer and Contribution Agreement.

“Loss” shall mean any loss, cost, Liability or expense, settlement, damage of any kind, judgment, obligation, charge, fee, fine, penalty, court cost and/or attorneys’ and administrative fee or disbursement (at all levels, including appellate), but excluding a party’s indirect corporate and administrative overhead costs.

“Lowest Remediation Cost” shall mean the lowest overall obtainable cost to effect Remediation Activities or a correction of an Environmental Violation, as the case may be, taking into consideration the applicable Environmental Requirements or standards under applicable Environmental Laws, the nature and quantity of any Hazardous Substances being remediated, the location of any Environmental Contamination, the potential effect of any Environmental Contamination on health and safety, the difficulty of effecting the Remediation Activities, the expected duration of the Remediation Activities, the enforcement policies of the Governmental Authorities responsible for enforcing the applicable Environmental Requirements and Environmental Laws (subject to Section 9.8(h) of the Asset Transfer and Contribution Agreement), the reputation of the contractors available to effect the Remediation Activities and any potentially adverse effect on the operation of the Company’s Business as a result of the Remediation Activities.

“Major Unit” of a refinery shall mean a crude unit, a catalytic cracker, a reformer, a wastewater treatment plant and a desulfurization unit.

“Marathon” shall mean Marathon Oil Company, an Ohio corporation, or its successor.

“Marathon Asset Leases” shall have the meaning set forth in Section 2.1(g) of the Asset Transfer and Contribution Agreement.

“Marathon Asset Transfer and Contribution Agreement Disclosure Letter” shall mean the letter from Marathon to Ashland and the Company dated the date of and relating to the Asset Transfer and Contribution Agreement.

“Marathon Assumed Liabilities” shall have the meaning set forth in Section 2.3 of the Asset Transfer and Contribution Agreement.

“Marathon Audited Financial Statements” shall have the meaning set forth in Section 3.6 of the Master Formation Agreement.

“Marathon Benefit Plan” shall mean every Employee Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to, by Marathon, or any ERISA Affiliate of Marathon, for the benefit of current or former employees of Marathon’s Business in the United States.

“Marathon Commercial Affiliates” shall have the meaning set forth in Section 3.1 of the Master Formation Agreement.

“Marathon Consent Decrees” shall mean any consent decrees, consent orders, agreed orders, notices of violation, judgments, decrees or similar orders or obligations entered into prior to the Closing Date or relating to any investigations of which Marathon had received notice from the appropriate Governmental Authority prior to the Closing Date.

“Marathon Contracts” shall have the meaning set forth in Section 2.1(o) of the Asset Transfer and Contribution Agreement.

“Marathon Designated Sublease Agreements” shall mean the Marathon Sublease Agreements in substantially the forms attached as Exhibit E to the Asset Transfer and Contribution Agreement.

“Marathon Designated UST Environmental Contamination” shall mean any Environmental Contamination associated with, or discovered as part of, Marathon’s 1998 underground storage tank upgrade program at the Marathon Service Stations set forth on Schedule 9.1(c) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter under the heading “Marathon Designated UST Environmental Contamination.”

“Marathon Environmental Loss” shall mean any Environmental Loss to the extent arising out of, based on, or occurring in connection with Marathon’s Business prior to Closing or related to the ownership, use, operation or maintenance of, or related to the reporting practices associated with, the Marathon Transferred Assets prior to Closing, whether or not Asserted prior to Closing.

“Marathon Equity Crude Payables” shall mean the amount owed for receipts by Marathon’s Business of (i) Marathon and its Affiliates’ equity crude oil with payment on the 20th day of the month following receipt and (ii) Marathon and its Affiliates’ equity natural gas liquids with payment on the 10th day following receipt.

“Marathon Excluded Assets” shall have the meaning set forth in Section 2.2 of the Asset Transfer and Contribution Agreement.

“Marathon Excluded Liabilities” shall have the meaning set forth in Section 2.4 of the Asset Transfer and Contribution Agreement.

“Marathon Excluded Taxes” shall have the meaning set forth in Section 2.3(i) of the Asset Transfer and Contribution Agreement.

“Marathon Financial Statements” shall have the meaning set forth in Section 3.6 of the Master Formation Agreement.

“Marathon General Assignment and Assumption Agreement” shall mean the General Assignment and Assumption Agreement in substantially the form attached as Exhibit B to the Asset Transfer and Contribution Agreement.

“Marathon Group” shall have the meaning set forth in the Restated Certificate of Incorporation of USX dated September 1, 1996.

“Marathon Group Stock” shall mean the USX-Marathon Group Common Stock, par value $1.00 per share, of USX.

“Marathon Indemnified Persons” shall mean Marathon and its Affiliates and their respective employees, officers and directors.

“Marathon Information Package” shall have the meaning set forth in Section 3.8 of the Master Formation Agreement.

“Marathon Intellectual Property License Agreement” shall mean the Intellectual Property License Agreement in substantially the form attached as Exhibit C-1 to the Asset Transfer and Contribution Agreement.

“Marathon Joint Contracts” shall have the meaning set forth in Section 2.6(b) of the Asset Transfer and Contribution Agreement.

“Marathon Joint Permits” shall have the meaning set forth in Section 2.6(c) of the Asset Transfer and Contribution Agreement.

“Marathon Lease Agreements” shall mean the Lease Agreements in substantially the forms attached as Exhibit D to the Asset Transfer and Contribution Agreement.

“Marathon Master Formation Agreement Disclosure Letter” shall mean the letter from Marathon to Ashland dated the date of and relating to the Master Formation Agreement.

“Marathon Material Contracts” shall have the meaning set forth in Section 5.9 of the Asset Transfer and Contribution Agreement.

“Marathon Material Permits” shall have the meaning set forth in Section 5.3 of the Asset Transfer and Contribution Agreement.

“Marathon Ongoing Remediation” shall mean, with respect to any Marathon Environmental Loss, Remediation Activities that either were commenced prior to Closing or relate to any investigation of which Marathon had received notice from the appropriate Governmental Authority prior to Closing.

“Marathon Other Sublease Agreement” shall mean the Marathon Sublease Agreement in substantially the form attached as Exhibit F to the Asset Transfer and Contribution Agreement.

“Marathon Other Real Property Rights” shall have the meaning set forth in Section 2.1(h) of the Asset Transfer and Contribution Agreement.

“Marathon Permits” shall have the meaning set forth in Section 2.1(p) of the Asset Transfer and Contribution Agreement.

“Marathon Pension Transfer Date” shall have the meaning set forth in Section 10.5(a) of the Asset Transfer and Contribution Agreement.

“Marathon Personal Property Leases” shall have the meaning set forth in Section 2.1(j) of the Asset Transfer and Contribution Agreement.

“Marathon Personal Property Owned” shall have the meaning set forth in Section 2.1(i) of the Asset Transfer and Contribution Agreement.

“Marathon Pipelines” shall have the meaning set forth in Section 2.1(c) of the Asset Transfer and Contribution Agreement.

“Marathon Pipe Line” shall mean Marathon Pipe Line Company.

“Marathon Pipe Line Operating Agreement” shall mean the Marathon Pipe Line Operating Agreement in substantially the form attached as Exhibit G to the Asset Transfer and Contribution Agreement.

“Marathon Proprietary Rights” shall have the meaning set forth in Section 5.10(a) of the Asset Transfer and Contribution Agreement.

“Marathon Quitclaim Deeds” shall mean the Quitclaim Deeds in substantially the forms attached as Exhibit A to the Asset Transfer and Contribution Agreement.

“Marathon Real Property Leases” shall have the meaning set forth in Section 2.1(f) of the Asset Transfer and Contribution Agreement.

“Marathon Real Property Leased” shall have the meaning set forth in Section 2.1(f) of the Asset Transfer and Contribution Agreement.

“Marathon Real Property Owned” shall have the meaning set forth in Section 2.1(e) of the Asset Transfer and Contribution Agreement.

“Marathon Records” shall have the meaning set forth in Section 2.1(s) of the Asset Transfer and Contribution Agreement.

“Marathon Refineries” shall have the meaning set forth in Section 2.1(a) of the Asset Transfer and Contribution Agreement.

“Marathon Restricted Asset” shall have the meaning set forth in Section 2.6(a) of the Asset Transfer and Contribution Agreement.

“Marathon Restricted Liability” shall have the meaning set forth in Section 2.6(a) of the Asset Transfer and Contribution Agreement.

“Marathon Restriction” shall have the meaning set forth in Section 2.6(a) of the Asset Transfer and Contribution Agreement.

“Marathon Retirement Plan” shall have the meaning set forth in Section 10.5 of the Asset Transfer and Contribution Agreement.

“Marathon September 30, 1997 Balance Sheet” shall mean the unaudited balance sheet of the Marathon Group appearing in the Marathon September 30, 1997 Financial Statements.

“Marathon September 30, 1997 Financial Statements” shall have the meaning set forth in Section 3.6 of the Master Formation Agreement.

“Marathon Service Stations” shall have the meaning set forth in Section 2.1(d) of the Asset Transfer and Contribution Agreement.

“Marathon Shut-Down Refinery Assets” shall mean those portions of shut down refineries of Marathon that are operating as terminals and are being leased to the Company pursuant to the Marathon Lease Agreements.

“Marathon Sublease Agreements” shall mean the Marathon Designated Sublease Agreements and the Marathon Other Sublease Agreement.

“Marathon Subsidiaries” shall have the meaning set forth in Section 3.1 of the Master Formation Agreement.

“Marathon Subsidiaries Interests” shall have the meaning set forth in Section 3.10 of the Master Formation Agreement.

“Marathon Terminals” shall have the meaning set forth in Section 2.1(b) of the Asset Transfer and Contribution Agreement.

“Marathon Thrift Plan” shall have the meaning set forth in Section 10.10 of the Asset Transfer and Contribution Agreement.

“Marathon Trademark License Agreement” shall mean the Marathon Trademark License Agreement in substantially the form attached as Exhibit C-2 to the Asset Transfer and Contribution Agreement.

“Marathon Transferred Assets” shall have the meaning set forth in Section 2.1 of the Asset Transfer and Contribution Agreement.

“Marathon Transferred Employees” shall have the meaning set forth in Section 10.1(c) of the Asset Transfer and Contribution Agreement.

“Marathon Transferred Real Property” shall mean, collectively, the Marathon Real Property Owned and the Marathon Real Property Leased.

“Marathon Transferring Affiliate Interests” shall have the meaning set forth in Section 3.11 of the Master Formation Agreement.

“Marathon Transferring Affiliates” shall have the meaning set forth in Section 3.1 of the Master Formation Agreement.

“Marathon Transferring Entities” shall have the meaning set forth in Section 3.1 of the Master Formation Agreement.

“Marathon Working Capital Shortfall” shall have the meaning set forth in Section 4.3(g) of the Asset Transfer and Contribution Agreement.

“Marathon’s Business” shall mean that portion of Marathon’s business, tangible assets, intangible assets, rights, contracts, permits, licenses and other rights which comprise Marathon’s petroleum supply, refining, marketing and transportation business (excluding the Marathon Excluded Assets and the Marathon Excluded Liabilities).

“Marathon’s Target Capital Expenditures” shall have the meaning set forth in Section 4.4(a) of the Asset Transfer and Contribution Agreement.

“Master Formation Agreement” shall mean the Master Formation Agreement, dated as of December 12, 1997, between Marathon and Ashland, including any appendices and exhibits to the Master Formation Agreement and the schedules to the Master Formation Agreement Disclosure Letters.

“Material Adverse Effect” shall mean an effect on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Marathon’s Business, Ashland’s Business or the Company’s Business which results in a Loss of $2,000,000 or more, or, if such Loss is not susceptible to being measured in monetary terms, is otherwise materially adverse to Marathon’s Business, Ashland’s Business or the Company’s Business, as the case may be; provided that any such effect relating to or resulting from any change in the price of petroleum or petroleum byproducts, general economic conditions or local, regional, national or international industry conditions (including changes in financial or market conditions) shall be deemed not to constitute a Material Adverse Effect.

“Members” shall mean Marathon and Ashland and any persons hereafter admitted as additional or substitute members of the Company pursuant to the LLC Agreement.

“Membership Interest” shall mean, with respect to any Member at any time, the limited liability company interest of such Member in the Company at such time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in the LLC Agreement, together with the obligations of such Member to comply with all the terms and provisions of the LLC Agreement.

“Merrill Lynch Master Lease Program” shall mean The Bluegrass Funding, Inc. Master Lease Program and The Fayette Funding Limited Partnership Master Lease Program, collectively.

“Mutualized Formation Costs” shall have the meaning set forth in Section 9.2(c) of the Master Formation Agreement.

“New RCRA Environmental Loss” shall mean an Environmental Loss arising from any new application after the Closing of the corrective action requirements of Section 3004(u) and (v) of RCRA.

“Non-Retail DB Plan” shall have the meaning set forth in Section 10.5 of the Asset Transfer and Contribution Agreement.

“Northwestern Refinery Pension Plan” shall have the meaning set forth in Section 10.8 of the Asset Transfer and Contribution Agreement.

“Notice of Capital Expenditure Disagreement” shall have the meaning set forth in Section 4.4(d) of the Asset Transfer and Contribution Agreement.

“Notice of Working Capital Disagreement” shall have the meaning set forth in Section 4.3(d) of the Asset Transfer and Contribution Agreement.

“OCAW” shall mean Oil, Chemical & Atomic Workers International Union.

“Offering Memorandum” shall have the meaning set forth in Section 10.01 of the Put/Call, Registration Rights and Standstill Agreement.

“Offer Notice” shall have the meaning set forth in Section 10.04(a) of the LLC Agreement.

“Opening Balance Sheet” shall have the meaning set forth in Section 4.3(b) of the Asset Transfer and Contribution Agreement.

“Parent Agreement” shall mean the Parent Agreement, dated as of December 12, 1997, among USX, Marathon and Ashland, including any exhibit to the Parent Agreement.

“Parent Agreement Disclosure Letter” shall mean the letter from USX to Ashland dated the date of and relating to the Parent Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PBO” shall have the meaning set forth in Section 10.5(a) of the Asset Transfer and Contribution Agreement.

“Pension Benefit Plan” shall mean every benefit plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA.

“Percentage Interest” shall have the meaning set forth in Section 3.01 of the LLC Agreement.

“Permian Plans” shall have the meaning set forth in Section 10.12 of the Asset Transfer and Contribution Agreement.

“Permits” shall mean licenses, permits, registrations, approvals and franchises issued by any Governmental Authority.

“Permitted Encumbrances” shall mean (a) Liens for current taxes, assessments, governmental charges or levies not yet due; (b) workers’ or unemployment compensation Liens arising in the ordinary course of business; (c) mechanic’s, materialman’s, supplier’s, vendor’s, garnishment or similar Liens arising in the ordinary course of business for amounts not yet due; (d) security interests, pledges, Liens or other charges or encumbrances as may have arisen in the ordinary course of business, none of which individually or in the aggregate are material to the ownership, use or operation of the Marathon Transferred Assets or the Ashland Transferred Assets, as the case may be; (e) any state of facts which an accurate survey would show which does not materially detract from the value of or materially interfere with the use and operation of the Marathon Transferred Assets or the Ashland Transferred Assets, as the case may be; (f) any Liens, easements, rights-of-way, restrictions, rights, leases and other encumbrances affecting title thereto, whether or not of record, which do not materially detract from the value of or materially interfere with the use and operation of the Marathon Transferred Assets or the Ashland Transferred Assets, as the case may be; (g) legal highways, zoning and building laws, ordinances or regulations; (h) any liens for real estate Taxes which are not yet due and payable; and (i) except with respect to Permitted Encumbrances on the Marathon Refineries or the Ashland Refineries, Liens, if any, that do not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business or Ashland’s Business, as the case may be.

“Person” or “person” shall mean any natural person, trust, estate, unincorporated organization, firm, corporation, association, partnership, joint venture, joint stock company, limited liability company or Governmental Authority, whether acting in an individual, fiduciary or other capacity.

“Personal Property” shall mean machinery and equipment, including tanks, pumps and other containers; furniture and fixtures; tools; leasehold improvements; vessels, barges and other marine transportation equipment; railcars, trucks and automobiles; computing and telecommunications equipment; and other items of tangible personal property (and interests in any of the foregoing).

“PMRP” shall have the meaning set forth in Section 10.06(a) of the Asset Transfer and Contribution Agreement.

“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Prime Rate” shall mean the prime rate per annum established by Citibank, N.A. or if Citibank, N.A. no longer establishes a prime rate for any reason, the prime rate per annum established by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

“Procedures for Dispute Resolution” shall mean the Procedures for Dispute Resolution in substantially the form attached as Appendix B to the Asset Transfer and Contribution Agreement, Appendix B to the Master Formation Agreement and Appendix B to the LLC Agreement.

“Put/Call, Registration Rights and Standstill Agreement” shall mean the Put/Call, Registration Rights and Standstill Agreement in substantially the form attached as Exhibit B to the Master Formation Agreement.

“Put/Call, Registration Rights and Standstill Agreement Disclosure Letters” shall mean the letters from USX, Marathon and Ashland, respectively, dated the date of and relating to the Put/Call, Registration Rights and Standstill Agreement.

“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, as amended.

“Reasonable Requested Action” shall have the meaning set forth in Section 7.2(g) of the Asset Transfer and Contribution Agreement.

“Registration Statement” shall have the meaning set forth in Section 10.01 of the Put/Call, Registration Rights and Standstill Agreement.

“Relevant Accounting Factors” shall mean (a) GAAP, (b) any pending Financial Accounting Standards Board exposure drafts or Emerging Issue Task Force minutes, (c) any relevant official pronouncement, release or staff accounting bulletin issued by the Commission, (d) any formal advice or statement by the Commission that it questions the ability of the parties to treat the transactions contemplated by this Agreement as a purchase by Marathon of Ashland’s Business for accounting purposes or the ability of Marathon to consolidate the Company’s Business in its financial statements or (e) if any other person has received formal advice, comment letter or a statement from the Commission that it questions the ability of such person to use purchase or consolidation accounting with respect to a similar transaction and such formal advice or statement leads Price Waterhouse to believe that the ability of Marathon and Ashland to treat the transactions contemplated by the Asset Transfer and Contribution Agreement as a purchase by Marathon of Ashland’s Business for accounting purposes or the ability of Marathon to consolidate the Company’s Business in its financial statements may be questioned or impaired.

“Remediation Activities” shall mean any testing, investigation, assessment, cleanup, removal, response, remediation or other similar activities undertaken in connection with any Environmental Loss.

“Representative” shall have the meaning set forth in Section 8.01 of the LLC Agreement.

“Requested Action” shall have the meaning set forth in Section 7.2(g) of the Asset Transfer and Contribution Agreement.

“Retirement Pension Transfer Date” shall have the meaning set forth in Section 10.7(a) of the Asset Transfer and Contribution Agreement.

“Revolving Credit Agreement” shall mean the Revolving Credit Agreement among Marathon, Ashland and the Company in substantially the form attached as Exhibit V to the Asset Transfer and Contribution Agreement.

“Securities Act” shall have the meaning set forth in Section 1.01 of the Put/Call, Registration Rights and Standstill Agreement.

“Shared Services Agreement” shall mean the Shared Services Agreement in substantially the form attached as Exhibit U to the Asset Transfer and Contribution Agreement.

“Special Environmental Projects” shall mean the projects listed on Schedule 7.2(k) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

“Special Termination Price” shall have the meaning set forth in Section 2.01 of the Put/Call, Registration Rights and Standstill Agreement.

“Special Termination Right” shall have the meaning set forth in Section 2.01 of the Put/Call, Registration Rights and Standstill Agreement.

“Sublease Agreements” shall mean the Marathon Sublease Agreements and the Ashland Sublease Agreements.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partner interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“SuperAmerica” shall mean the SuperAmerica division of Ashland.

“Tax” shall mean any and all national, federal, state, provincial or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, assets, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Benefit” shall mean the amount of the reduction in an indemnified party’s liability for Taxes (including reductions in Taxes attributable, in whole or in part, to positive basis adjustments) realized as a result of the payment or accrual of any loss, expense or Tax.

“Teamster Member Employees” shall have the meaning set forth in Section 10.9(a) of the Asset Transfer and Contribution Agreement.

“Teamsters Pension Fund” shall have the meaning set forth in Section 10.9(a) of the Asset Transfer and Contribution Agreement.

“Term of the Company” shall have the meaning set forth in Section 2.03 of the LLC Agreement.

“Termination Event” shall mean, with respect to any Environmental Requirement (or discrete portion thereof) relating to Environmental Contamination, the earlier to occur of (a) the receipt by the Company, Marathon or Ashland, as applicable, of a no further action letter, or the substantial equivalent thereof, from the appropriate Governmental Authority or (b) the fifth anniversary date of the completion of Remediation Activities (which, for purposes of this definition, shall not include groundwater monitoring) undertaken as a result of or in connection with such Environmental Requirement (or discrete portion thereof) if during such five-year period no new Environmental Requirement relating to such Environmental Contamination (or discrete portion thereof) has been issued by an appropriate Governmental Authority.

“Third Party Claim” shall mean a Claim that is not a Claim by Marathon, USX, Ashland, the Company or any of their Affiliates for its own Losses.

“Throughput and Deficiency Agreements” shall mean (i) the First Stage Throughput and Deficiency Agreement dated as of December 1, 1977, as amended by the First Amendment dated as of March 27, 1986, the Second Amendment dated as of January 1, 1989 and the Third Amendment dated as of September 11, 1991, among Ashland Inc. (formerly Ashland Oil, Inc.), Marathon Oil Company, Murphy Oil Corporation, Shell Oil Company, Texaco Inc. and LOOP LLC (formerly LOOP Inc.), (ii) the Initial Facility Throughput and Deficiency Agreement dated as of March 1, 1979, as amended by the First Amendment dated as of January 1, 1989, among Ashland Inc. (formerly Ashland Oil Inc.), Marathon Oil Company, Texaco Inc., Shell Oil Company and LOCAP Inc., and (iii) the Adjustment Agreement dated March 1, 1979, as amended by the First Amendment dated as of January 1, 1989, among Ashland Inc. (formerly Ashland Oil Inc.), Marathon Oil Company, Texaco Inc., Shell Oil Company and LOCAP Inc.

“Transaction” shall mean the collective transactions contemplated by the Transaction Documents.

“Transaction Documents” shall mean the Conveyance Documents, the Master Formation Agreement, the Parent Agreement, the Put/Call, Registration Rights and Standstill Agreement, the LLC Agreement, the Indemnity Agreement and the Joint Defense Agreement.

“Transfer” shall mean any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition, whether by merger or otherwise. When used as a verb, the term “Transfer” shall have a correlative meaning.

“Transfer Taxes” shall have the meaning set forth in Section 7.4 of the Asset Transfer and Contribution Agreement.

“Transferred Assets” shall mean, with respect to Marathon and Ashland, the Marathon Transferred Assets and the Ashland Transferred Assets, respectively.

“True Insurance Policy” shall mean any insurance policy other than an insurance policy which is a captive insurance policy, a fronting insurance policy or an insurance policy for which the insured party is required to indemnify the insurer.

“USX” shall mean USX Corporation, a Delaware corporation, any successor ultimate parent corporation of Marathon or, in the event Marathon is not a subsidiary of any other person, Marathon.

“Valvoline Lube Oil Supply Agreement” shall mean the Valvoline Lube Oil Supply Agreement substantially in the form of Exhibit O to the Asset Transfer and Contribution Agreement.

“Wholly Owned Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partner interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled, entirely by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Working Capital Accounting Firm” shall have the meaning set forth in Section 4.3(e) of the Asset Transfer and Contribution Agreement.

“Working Capital Deficiency Materiality Threshold” shall have the meaning set forth in Section 4.3(d) of the Asset Transfer and Contribution Agreement.

APPENDIX B

PROCEDURES FOR DISPUTE RESOLUTION

For purposes of this Appendix, the term “Agreement” refers to any Transaction Document that incorporates the terms hereof by reference and the term “party” or “parties” refers to the party or parties to such Agreement. All other terms not defined herein shall have the meanings assigned to them in the Agreement.

Section 1. General. Except as otherwise expressly set forth in the Agreement, all controversies, claims or disputes that arise out of or relate to the Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of the Agreement, or the commercial, economic or other relationship of the parties thereto, whether such claim is based on rights, privileges or interests recognized by or based upon statute, contract, tort, common law or otherwise and whether such claim existed prior to or arises on or after the date of the Agreement (a “Dispute”) shall be resolved in accordance with the provisions of this Appendix. Notwithstanding anything to the contrary contained in this Appendix, nothing in this Appendix shall limit the ability of the directors and officers of a party to the Agreement from communicating directly with the directors and officers of any other party thereto or its Affiliates.

Section 2. Dispute Notice and Response. A party may give another party written notice (a “Dispute Notice”) of any Dispute which has not been resolved in the normal course of business. Within five Business Days after delivery of the Dispute Notice, the receiving party shall submit to the other party a written response (the “Response”). The Dispute Notice and the Response shall each include (i) a statement setting forth the position of the party giving such notice, a summary of the arguments supporting such position and, if applicable, the relief sought and (ii) in the event that the Dispute Notice is delivered at or after the Closing, the name and title of a senior manager of such party who has authority to settle the Dispute and will be responsible for the negotiations related to the settlement of the Dispute (the “Senior Manager”).

Section 3. Pre-Closing Negotiation Between Chief Executive Officers.

a. If a Dispute Notice is delivered prior to the Closing, within 10 Business Days after delivery of the Response provided for in Section 2, the Chief Executive Officers of both parties shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute that is the subject of such Dispute Notice. If such Dispute has not been resolved within 10 Business Days after the delivery of the Response as provided for in Section 2, then each party shall be permitted to take such actions at law or in equity as it is otherwise permitted to take or as may be available under Applicable Law. Notwithstanding the foregoing, in the event that the Closing occurs following delivery of such Dispute Notice and the Dispute has not been resolved prior to Closing, then to the extent such Dispute has not been resolved within 10 Business Days after delivery of the Response as provided in Section 2, either party may refer the Dispute to mediation in accordance with Section 6, or, if not so referred to mediation within the five Business Day period provided in Section 6, the Dispute shall be referred to arbitration in accordance with Section 7.

b. All negotiations between the Chief Executive Officers pursuant to this Section 3 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

Section 4. Post-Closing Negotiation Between Senior Managers.

a. If a Dispute Notice is delivered at or after the Closing, within 10 days after delivery of the Response provided for in Section 2, the Senior Managers of both parties shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute that is the subject of such Dispute Notice. If such Dispute has not been resolved within 30 days after delivery of the Dispute Notice, then the parties shall attempt to settle the Dispute pursuant to Section 5.

b. All negotiations between the Senior Managers pursuant to this Section 4 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

Section 5. Post-Closing Negotiation Between Chief Executive Officers.

a. If the Dispute Notice is delivered at or after the Closing and the Dispute has not been resolved by negotiation between the Senior Managers pursuant to Section 4, then within 10 Business Days after the expiration of the 30-day period provided in Section 4, the respective Chief Executive Officers of both parties shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute that is the subject of such Dispute Notice. If such Dispute has not been resolved within 20 Business Days after the expiration of the 30-day period provided in Section 4, then either party may refer the Dispute to mediation in accordance with Section 6, or, if not so referred to mediation within the five Business Day period provided in Section 6, the Dispute shall be referred to arbitration in accordance with Section 7.

b. All negotiations between the Chief Executive Officers pursuant to this Section 5 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

Section 6. Mediation.

a. If the Dispute Notice is delivered at or after the Closing and the Dispute has not been resolved by negotiation between the Senior Managers pursuant to Section 4 or the Chief Executive Officers pursuant to Section 5, then within five Business Days after the expiration of such 20 Business Day period provided in Section 5, any party may initiate mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to any other party. Such Mediation Notice shall include an undertaking by the party delivering such Mediation Notice to pay all costs and expenses of the mediator chosen or appointed pursuant to this Section 6. If neither party has given a Mediation Notice to the other party within such five Business Day period, then the Dispute shall be referred to arbitration in accordance with Section 7.

b. Selection of Mediator. The mediator shall be jointly appointed by the parties. The parties intend that the mediator be independent and impartial. To this end, the mediator shall disclose to the parties any professional or social relationships, present or past, with any party (or its Affiliates), including any party’s (or its Affiliates’) directors, officers and supervisory personnel and counsel.

c. Location. Any mediation pursuant to this Section 6 shall be conducted in Columbus, Ohio, unless otherwise agreed.

d. Governing Law. The Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the parties, shall govern any non-binding mediation pursuant to this Section 6.

e. Mediation Process.

(1) All mediation pursuant to this Section 6 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such non-binding mediation which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

(2) In the mediation, each party shall be represented by an executive officer. No party shall be obligated to attend mediation proceedings for more than an aggregate of five days.

(3) If a Dispute has not been resolved within 10 Business Days after the delivery of the Mediation Notice, then the Dispute shall be referred to arbitration in accordance with Section 7.

Section 7. Arbitration.

a. Commencement of Arbitration. If the Dispute Notice is delivered at or after the Closing and the Dispute has not been resolved by negotiation between the Senior Managers pursuant to Section 4, by negotiation between the Chief Executive Officers pursuant to Section 5, or by mediation pursuant to Section 6 (or, if neither party delivered a mediation notice to the other party within the five Business Day period provided in Section 6, by the expiration of such five Business Day period), then any party may initiate an arbitration hereunder by giving a notice of arbitration (the “Arbitration Notice”) to any other party. If the parties cannot agree on a procedure to be used to arbitrate the controversy within 10 days of receipt by the other party of the Arbitration Notice, then the controversy shall be finally resolved by arbitration as provided in this Section 7.

b. Location. Any arbitration pursuant to this Section 7 shall be conducted in Columbus, Ohio, unless otherwise agreed.

c. Governing Law. Section 2 of the Federal Arbitration Act (Title 9, U.S.C., Section 1, et seq.) shall control the validity of any arbitration proceeding pursuant to this Section 7. All other substantive issues in any arbitration hereunder shall be resolved by application of the provisions of the Agreement in accordance with the governing law provisions thereof.

d. Framing of Issues. The Arbitration Notice shall contain a statement of any controversies in sufficient detail to apprise the other parties of (i) the nature and scope of the controversies, (ii) the initiating party’s position and (iii) the relief sought. Each other party shall, within a period of 30 days after delivery of the Arbitration Notice, or within such other period of time as the parties may agree, deliver its answer to the initiating party (the “Arbitration Answer”), which shall contain its statement of the controversy, its positions and any counterclaims or other determinations which it seeks. The initiating party shall then have 30 days, or such other period of time as the parties may agree, to deliver its reply (the “Arbitration Reply”) to any counterclaim or request for determination raised in the Arbitration Answer. No amendments to the Arbitration Notice, Arbitration Answer or Arbitration Reply shall be permitted without the consent of the other parties or of the Arbitration Tribunal or Sole Arbitrator, as applicable. Such Arbitration Notice, Arbitration Answer and Arbitration Reply and all written notifications and other documents provided for in this Section 7 or in any rules or orders or directions issued by the Arbitration Tribunal or Sole Arbitrator, as applicable, to be delivered to a party or the Arbitration Tribunal or Sole Arbitrator, as applicable, shall be delivered in person against written receipt or by registered or certified mail, return receipt requested.

e. Choice of Sole Arbitrator or Arbitration Tribunal. The parties may agree in writing within 20 days after delivery of the Arbitration Notice that the arbitration proceedings shall be by and before a Sole Arbitrator appointed in accordance with Section 7(f) and conducted in accordance with Section 7(h) or other procedures acceptable to them. Failing such agreement, the arbitration proceedings shall be by and before an Arbitration Tribunal appointed in accordance with Section 7(g) and conducted in accordance with Section 7(h) or other procedures acceptable to them.

f. Appointment of Sole Arbitrator.

(1) If so agreed pursuant to Section 7(e) or as provided in the Agreement, the arbitration proceedings shall be conducted by and before a single arbitrator (the “Sole Arbitrator”). Such Arbitrator shall be jointly appointed by the parties, who shall jointly obtain acceptance of his or her appointment within a period of 30 days after the date of delivery of the Arbitration Notice. Failing such joint appointment and its acceptance, either party may request the Center for Public Resources, acting in the capacity of the Appointing Authority hereunder (the “Appointing Authority”) to make the appointment and obtain his or her acceptance (which appointment, subject to Section 7(f)(4), shall be binding upon the parties to the arbitration).

(2) If at any time during the course of the arbitration proceedings, the Sole Arbitrator dies, resigns, withdraws, or is removed by the parties pursuant to Section 7(f)(4), such vacancy shall be filled in the same manner and subject to the same requirements as provided in Section 7(f)(1) for the original appointment to that position except as to the period of time specified for such original appointment. If the vacancy is not filled within 30 days after the occurrence of the death, resignation, withdrawal or removal of the Sole Arbitrator, either party may request the Appointing Authority to make the appointment and obtain acceptance. Upon the filling of a vacancy, and after allowing the newly appointed Sole Arbitrator sufficient time to familiarize himself or herself with the submissions and proceedings, the arbitration proceedings shall be continued without rehearing from the point at which the vacancy occurred, unless the parties agree otherwise or the Sole Arbitrator directs otherwise.

(3) The parties intend that the Sole Arbitrator be independent and impartial. To this end, the Sole Arbitrator shall disclose to the parties any professional or other social relationships, present or past, with any party (or its Affiliates), including any party’s (or its Affiliates’) directors, officers and supervisory personnel and counsel.

(4) Except as otherwise provided in Section 7(f)(2), the Sole Arbitrator may be removed only by (i) application of either party to, and order of, the Appointing Authority after a showing of lack of independence, partiality, misconduct, incapacity of the Sole Arbitrator for more than 60 days or any other cause likely to impair his or her ability to effectively participate in the arbitration proceedings or render a fair and equitable decision, or (ii) mutual agreement of the parties.

g. Appointment of Arbitration Tribunal.

(1) If the parties do not agree within the 20-day period provided in Section 7(e) to have the arbitration proceedings conducted by and before a Sole Arbitrator, then the arbitration proceedings shall be conducted by and before a tribunal composed of three Arbitrators (an “Arbitration Tribunal”) who are appointed pursuant to this Section 7(g). Each party shall appoint one arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within 45 days after delivery of the Arbitration Notice. If a party fails for any reason to appoint an arbitrator, obtain acceptance of such appointment and notify the other party in writing within the period provided above, the Appointing Authority, upon written request of either party, shall appoint such arbitrator, obtain acceptance of such appointment and notify the parties in writing of such appointment and acceptance. If the controversy involves more than two parties, a party (and its Affiliates) shall be considered a single party for the purposes of this Section 7(g).

(2) The two arbitrators appointed pursuant to Section 7(g)(1) shall jointly appoint the third arbitrator (the “Third Arbitrator”), obtain such appointee’s acceptance of such appointment and notify the parties in writing of such appointment and acceptance within 30 days after the appointment and acceptance of the two initial arbitrators. If the appointment and acceptance of the Third Arbitrator and the required notifications are not effected by the other two arbitrators within the 30-day period, then, upon the request of either party, the Appointing Authority shall appoint the Third Arbitrator, obtain acceptance of such appointment and notify the parties and both arbitrators appointed pursuant to Section 7(g)(1) in writing of such appointment and acceptance.

(3) The Third Arbitrator shall serve as the Chairman of the Arbitration Tribunal.

(4) If at any time a vacancy occurs on the Arbitration Tribunal by reason of death, resignation or withdrawal of an arbitrator or removal of an arbitrator pursuant to Section 7(g)(6), such vacancy shall be filled in the same manner and subject to the same requirements as are provided in Sections 7(g)(1) and 7(g)(2) for the original appointment to that position except as to the periods of time specified for such original appointments. If the vacancy is not filled within 30 days after the occurrence of the death, resignation, withdrawal or removal of the arbitrator, either party may request the Appointing Authority to make the appointment and obtain acceptance. Upon the filling of a vacancy, and after allowing the newly appointed arbitrator sufficient time to familiarize himself or herself with the submissions and proceedings, the arbitration proceedings shall be continued without rehearing from the point at which the vacancy occurred, unless the parties agree otherwise or the Chairman of the Arbitration Tribunal, whether appointed prior to the occurrence of the vacancy or appointed to fill the vacancy, directs otherwise.

(5) The parties intend that each of the arbitrators on the Arbitration Tribunal be independent and impartial. To this end, each such arbitrator shall disclose to the parties, and to the other members of the Arbitration Tribunal, any professional or social relationships, present or past, with any party (or its Affiliates), including any party’s (or its Affiliates’) directors, officers and supervisory personnel and counsel.

(6) Any party may challenge in writing the appointment or continued service of any arbitrator on the Arbitration Tribunal for lack of independence, partiality, incapacity of the arbitrator for more than 60 days, or any other cause likely to impair such arbitrator’s ability to effectively participate in the arbitration proceedings or render a fair and equitable decision. Where such challenge is made with regard to an arbitrator other than the Third Arbitrator, the Third Arbitrator shall uphold or dismiss the challenge. Where such challenge is made with regard to the Third Arbitrator, the Appointing Authority shall uphold or dismiss the challenge. In the event a challenge is upheld, the arbitrator as to whom the challenge was upheld shall cease to be a member of the Arbitration Tribunal. Furthermore, any arbitrator may be removed upon mutual agreement of the parties.

(7) The Arbitration Tribunal in its discretion may appoint a secretary to assist the Arbitration Tribunal in the administrative arrangements for the arbitration proceedings. The Arbitration Tribunal may also employ such stenographic and other assistance as it deems necessary.

(8) All decisions or rulings of the Arbitration Tribunal, as well as any interim or final award, shall be pursuant to the majority vote of the three arbitrators comprising the Arbitration Tribunal.

h. Arbitration Procedures.

(1) The Arbitration Tribunal or Sole Arbitrator, as applicable, shall hold a preliminary meeting with the parties at a time and place determined by the Arbitration Tribunal or Sole Arbitrator, as applicable, for the discussion of procedural matters prior to the issuance of rules of procedure or other procedural directives by the Arbitration Tribunal or Sole Arbitrator, as applicable, and for discussion of such other matters as the Arbitration Tribunal or Sole Arbitrator, as applicable, may determine.

(2) The procedure to be followed in any arbitration proceedings hereunder shall be as prescribed in this Section 7 and in the rules of procedure which shall be issued by the Arbitration Tribunal or Sole Arbitrator, as applicable, following consultation with the parties. Such rules shall be based on the principle of fairness to both parties, and unless otherwise agreed by the parties shall provide, inter alia, for the submission of briefs by the parties, the introduction of documents and the oral testimony of witnesses, cross-examination of witnesses, oral arguments, the closure of the arbitration proceedings and such other matters as the Arbitration Tribunal or Sole Arbitrator, as applicable, may deem appropriate. Further, the Arbitration Tribunal or Sole Arbitrator, as applicable, shall regulate all matters relating to the conduct of the arbitration proceedings not otherwise provided for. Subject to any contrary rules adopted by the Arbitration Tribunal or Sole Arbitrator, as applicable:

(A) The party which initiated the Arbitration shall, within 14 days after the date of the Sole Arbitrator’s appointment pursuant to Section 7(f) or the appointment of the Arbitration Tribunal pursuant to Section 7(g), as applicable, or within such other period of time as the parties may mutually agree, submit to the Arbitration Tribunal or the Sole Arbitrator, as applicable, a written brief in support of its case and the relief or determination it seeks, with a copy to the other party. Each such other party shall, within 21 days after delivery to it of a copy of the initiating party’s brief or within such other period of time as the parties may agree, submit to the Arbitration Tribunal or the Sole Arbitrator, as applicable, such other party’s answering brief in support of its defense, with a copy to the initiating party. Such answering brief shall also state and support any counterclaim or determination of a matter not submitted by the initiating party which such other party seeks. In the event that the answering brief states a counterclaim or request for determination of a matter not submitted by the initiating party, the initiating party may submit, within a period of 21 days after delivery to it of such answering brief, or within such other period of time as the parties may agree, a reply brief stating its defense to such counterclaim or request for determination, with a copy to the other parties.

(B) Any brief provided for in Section 7(h)(2)(A) may include documentary evidence and written affidavits. The Arbitration Tribunal or the Sole Arbitrator, as applicable, may invite any other written submissions or documents he or she deems necessary for the proper determination of the arbitration.

(C) Copies of documents submitted in a brief shall be deemed authentic unless challenged by a party by written notification to the Arbitration Tribunal or the Sole Arbitrator, as applicable, with a copy to the other party. The facts stated in any affidavit submitted in a brief shall be deemed accurate unless similarly challenged. Any such notification of challenge, together with any supporting documents or affidavits and a list of the names and addresses of any witnesses the challenging party will present in support of such challenge, shall be submitted by that party within a period of 30 days after the date of such party’s receipt of the document or affidavit being challenged. The party challenging the contents of an affidavit may also include, in its notification, a request that the party which submitted the affidavit or challenging affidavit produce the affiant for cross-examination. Subject to a request to the Arbitration Tribunal or the Sole Arbitrator, as applicable, for a protective order, the party which submitted a document or affidavit challenged shall, within a period of 14 days after its receipt of notification of the challenge, submit any documents and a list of the names and addresses of any witnesses it will present to establish the authenticity of a document or the accuracy of the facts stated in an affidavit.

(D) An oral hearing shall be held, at a place and time designated by the Arbitration Tribunal or the Sole Arbitrator, as applicable, such time to be within a period of 30 days after the date of the submission of the answering brief or, if a reply brief was submitted pursuant to Section 7(h)(2)(A), within 30 days thereafter, or, where objection or challenge was made as provided in Section 7(h)(2)(C), within a period of 14 days after the date of the last submission made pursuant to that Section. At such hearing, the Arbitration Tribunal or the Sole Arbitrator, as applicable, shall permit the submission of further documentation or oral testimony by the parties, including direct examination, cross-examination and redirect examination, relevant to the determination of any challenge to the authenticity of a document or to the accuracy of the facts stated in an affidavit. No oral testimony shall be permitted except as provided in this Section 7 or as permitted by order of the

Arbitration Tribunal or the Sole Arbitrator, as applicable. The Arbitration Tribunal or the Sole Arbitrator, as applicable, shall, following the submission of any documents and oral testimony, invite each of the parties to make oral arguments in support of its case on the controversy concerning which the initiating party initiated the arbitration and on any counterclaim or other controversy initiated by the other party.

(E) Strict rules of evidence shall not apply in any arbitration proceedings conducted pursuant to this Section 7. The parties may offer such evidence as they desire and the Arbitration Tribunal or the Sole Arbitrator, as applicable, shall accept such evidence as its deems relevant to the issue(s) and accord it such weight as the Arbitration Tribunal or the Sole Arbitrator, as applicable, deems appropriate. However, no party or witness may be required to waive any privilege recognized under Applicable Law.

(F) The parties agree that discovery shall be limited and handled expeditiously. Discovery procedures available in litigation before the courts shall not apply in any arbitration proceedings pursuant to this Section 7. However, each party shall produce relevant and nonprivileged documents or copies thereof requested by the other party in writing. Unless otherwise agreed or ordered by the Arbitration Tribunal or the Sole Arbitrator, as applicable, any such request by either party shall be made within 15 days after submission of the brief, document or affidavit submitted earliest which could reasonably have indicated that the documents sought to be produced were relevant, and production shall be made within 10 days of receipt of such request. All disputes regarding discovery shall be resolved promptly by the Arbitration Tribunal or the Sole Arbitrator, as applicable. In the event of a party’s failure to produce such documents as provided above, the Arbitration Tribunal or the Sole Arbitrator, as applicable, shall take such failure into consideration in the light of the prevailing circumstances.

(G) In the event the Sole Arbitrator or a member of the Arbitration Tribunal, as applicable, becomes incapable of acting for a period of less than 60 days and then resumes his or her duties as Sole Arbitrator or an arbitrator, as applicable, the time periods provided in Sections 7(h)(2)(A), (C), (D) and (F) shall be extended by the number of days during which the Sole Arbitrator or an arbitrator, as applicable, was incapable of acting. In the event the Sole Arbitrator or a member of the Arbitration Tribunal, as applicable, dies or resigns or becomes incapable of acting for a period of at least 60 days, such time periods shall be extended by the number of days between the date of such death, resignation, or commencement of incapacity and the date of the appointment of a substitute arbitrator plus a reasonable period of time (to be mutually agreed upon by the parties or fixed by the Arbitration Tribunal or the Sole Arbitrator, as applicable) for the Sole Arbitrator or arbitrator, as applicable, to familiarize himself or herself with the submissions and proceedings.

(H) The arbitration proceedings shall be deemed closed at the conclusion of the oral hearing provided in Section 7(h)(2)(D), except that in the event the Arbitration Tribunal or the Sole Arbitrator, as applicable, requests or invites the submission of any further documents or briefs, the proceedings shall be deemed closed upon the submission of such further documents or briefs or upon the expiration of the period set by the Arbitration Tribunal or the Sole Arbitrator, as applicable, for such submissions, whichever date is earlier.

(I) If requested by any party, the Arbitration Tribunal or the Sole Arbitrator, as applicable, shall keep records of all its proceedings and decisions, and a verbatim record of all oral hearings. Such records shall be available and copies shall be furnished to the parties upon request and reasonable notice by any party to the Arbitration Tribunal or the Sole Arbitrator, as applicable.

(J) All awards or portions thereof, whether preliminary or final, shall be in writing signed by the Sole Arbitrator or, in the case of an Arbitration Tribunal, by each arbitrator, and shall state the reasons upon which such are based. In the event that one arbitrator in an Arbitration Tribunal refuses to sign the award or a portion thereof, the two arbitrators forming the majority shall note such refusal in the award or portion thereof. The arbitrator dissenting from an award or portion thereof may issue a dissent from the award or portion thereof in writing, stating the reasons therefor.

(K) The Arbitration Tribunal or the Sole Arbitrator, as applicable, shall use its best efforts to issue its final award or awards, and any dissent therefrom, in any arbitration proceedings conducted pursuant to this Section 7, within a period of 30 days after closure of such arbitration proceedings. Failure of the Arbitration Tribunal or Sole Arbitrator, as applicable, to do so, however, shall not be a basis for challenging the award or awards.

i. Failure to Participate. In the event a party, having been given due notice and opportunity, shall fail or shall refuse to appear or participate in any arbitration proceedings pursuant to this Section 7 or in any stage thereof, or to so appear or participate in accordance with time limits or dates set forth in this Section 7, or in rules of procedure issued pursuant hereto by the Arbitration Tribunal or the Sole Arbitrator, as applicable, or other directives issued by the Arbitration Tribunal or the Sole Arbitrator, as applicable, the arbitration proceedings shall nevertheless be conducted to conclusion and final award. Any award or awards rendered under such circumstances shall be as valid and enforceable as if both parties had appeared and participated fully at all stages.

j. Relief. Subject to any limitations on awards and damages that are expressly set forth in the Agreement, the Arbitration Tribunal or the Sole Arbitrator, as applicable, shall be empowered in an award to deny or grant, in whole or in part, relief of the following types if so requested by a party in the Arbitration Notice, the Arbitration Answer or the Arbitration Reply:

(i)	compensatory damages;

(ii)	other monetary claims or counterclaims;

(iii)	pre-award and post-award interest on monetary awards, including applicable rates and periods at to which such interest shall be computed;

(iv)	specific performance of the Agreement or any portion thereof;

(v)	interpretation, including declaratory interpretation, of the provisions of the Agreement; and

(vi)	any other equitable relief.

The Arbitration Tribunal or the Sole Arbitrator, as applicable, shall, in a final award, assess, as set forth in Section 7(m), the amount of the costs of the arbitration proceedings.

k. Finality. Any award or portion of award rendered, whether final or interim, by the Arbitration Tribunal or the Sole Arbitrator, as applicable, in any arbitration proceedings pursuant to this Section 7 shall be binding on the parties, who hereby waive all rights of appeal or challenge except to the extent permitted by Title 9, U.S.C. §§ 10 and 11. The parties further agree that judgment upon any award hereunder may be entered in any of the courts referred to in Section 9.17 of the Agreement (if the Agreement is the Master Formation Agreement), Section 11.15 of the Agreement (if the Agreement is the Asset Transfer and Contribution Agreement or an Agreement that incorporates by reference the procedures for dispute resolution of the Asset Transfer and Contribution Agreement) or Section 16.09 of the Agreement (if the Agreement is the LLC Agreement), and application may be made by a party to such court or to any court of competent jurisdiction wherever situated for enforcement of such judgment and the entry of whatever orders are necessary for such enforcement.

l. Confidentiality. The parties and the Arbitration Tribunal or the Sole Arbitrator, as applicable, shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as strictly confidential.

m. Costs and Expenses. Each party shall pay its own costs and expenses. The costs of the arbitration proceedings, including the expenses of the Arbitration Tribunal and its members and secretary, if any, or of the Sole Arbitrator, as applicable, and the honoraria of the members of an Arbitration Tribunal and its secretary, or the honorarium of the Sole Arbitrator, as applicable, shall be borne by the parties to the arbitration proceedings in equal shares. The Chairman of the Arbitration Tribunal or the Sole Arbitrator, as applicable, shall notify the parties, from time to time, of the estimated amounts to be advanced by them in equal shares to meet all such anticipated expenses, and each party shall advance its share promptly.

Section 8. Disputes; Consent to Jurisdiction.

(a) Except as otherwise expressly provided in the Agreement, no party shall be entitled to commence or maintain any action, suit or other proceeding against any other party regarding any Dispute, other than any action, suit or other proceeding (i) to the extent provided in Section 3, (ii) to compel arbitration pursuant to Section 7, (iii) to select an arbitrator or arbitrators pursuant to Section 7 or (iv) to enforce any judgment pursuant to Section 7(k).

(b) Section 9.17 of the Agreement (if the Agreement is the Master Formation Agreement), Section 11.15 of the Agreement (if the Agreement is the Asset Transfer and Contribution Agreement or an Agreement that incorporates by reference the procedures for dispute resolution of the Asset Transfer and Contribution Agreement) or Section 16.09 of the Agreement (if the Agreement is the LLC Agreement) shall apply with respect to any suit, action or proceeding permitted under Section 8(a).

EXHIBIT A

LIMITED LIABILITY COMPANY AGREEMENT

SPEEDWAY SUPERAMERICA LLC

RETAIL INTERGRATION PROTOCOL

The retail business unit of Marathon Ashland Petroleum LLC (“MAP”), Speedway SuperAmerica LLC (“SSA”), will include the combined assets of Emro Marketing Company (“Emro”) and SuperAmerica Group (“SuperAmerica”). This protocol establishes the plan of integration of Emro and SuperAmerica from the present state of two competing retail organizations to an integrated retail organization.

1. General Principles. Marathon and Ashland desire to begin realizing the efficiencies and other benefits of the integration of retail operations as soon as possible after the closing of the Joint Venture. However, Marathon and Ashland agree to integrate Emro and SuperAmerica in a deliberate manner, based upon thorough analyses of all relevant information and issues, including impact on the brand equity, operating systems and operating practices (collectively referred to as the “Business Equity”) of Emro or SuperAmerica. Such analyses shall be conducted by or at the direction of one or more integration teams, each of which is comprised of members representing both Emro and SuperAmerica (collectively, the “Integration Teams”). Major decisions and actions relative to integration of Emro and SuperAmerica shall be reviewed and approved prior to implementation by the appropriate levels of SSA and MAP executive management and the MAP Board of Managers. An overriding principle of the integration process is to maximize the economic value added to MAP in total.

2. Integration Levels. The integration process will commence immediately after the Joint Venture closes, and will occur in three general levels as analyses of various functions and aspects of the business are completed:

a. Level I. Level I integration initiatives require little or no analysis to determine best practice, or that create obvious efficiencies, with little or no impact on the Business Equity of Emro or SuperAmerica. Level I initiatives include, but are not limited to, the following:

(i) coordination of the retail pricing of light products between Emro and SuperAmerica (but not major and long-range light product or merchandise pricing philosophy as described in Paragraph 2(c)(iv) below);

(ii) purchase of common supplies for consumption and products and services for resale;

(iii) supply of retail locations from various terminals to minimize operating costs to the SSA and MAP;

(iv) coordination of support services and elimination of duplicate services and processes not required to maintain separate operations; and

(v) establishment of Integration Teams to extend the process of integration and define and analyze the more complex issues.

b. Level II. Level II integration initiatives are relatively more complex and will require more time and effort to gather and analyze relevant information, determine the best practices, and evaluate the potential impact of alternate strategies or actions on the Business Equity of Emro or SuperAmerica. Level II integration initiatives will be prioritized by the Integration Teams and SSA executive management to generate savings as rapidly as possible without adversely impacting the Business Equity of Emro and SuperAmerica. Level II initiatives include, but are not limited to, the following:

(i) Consolidating purchases of items such as pumps, dispensers and operating hardware that may be interchangeable between Emro and SuperAmerica;

(ii) Adoption of a unified and coordinated marketing program (i.e., private label applicable category merchandising agreements, etc.) as opportunities are identified and evaluated by the marketing integration team;

(iii) Adoption of common maintenance practices and coordination and integration of maintenance personnel in overlapping areas;

(iv) Internal communication in support of our one-company commitment and vision (All outside product and service provider communications will support this same commitment.);

(v) Adoption of new common product and services offerings where appropriate;

(vi) Further consolidation of support services that SSA and MAP executive management determine will not adversely affect the Business Equity of Emro and SuperAmerica;

(vii) Continued integration of common support services (such as law, accounting, planning and analysis, environmental, health and safety, and security);

(viii) Overall Information Technology strategy (but not store-automation strategy, which is a Level III issue as provided in Paragraph 2(c), below);

(ix) Changing the geography of our present joint territories, e.g., truck stop travel center expansion; and

(x) Physical facility issues, e.g., size of facilities, common building designs, number of basic designs.

c. Level III. Level III integration initiatives involve complex and strategic issues that may have material impact on the Business Equity of Emro and SuperAmerica. Level III initiatives will require the most time an effort to gather and analyze relevant information, determine the best practices, and evaluate the potential impact of proposed decisions or actions on such Business Equity. Consultants may be used to assist the Integration Teams in quantifying various matters that are not easily quantified, especially those related to differences in Business Equity. Decisions and other actions on Level III initiatives will be made only after a thorough analysis of all relevant information, by super-majority approval of the MAP Board of Managers to the extent and for the time periods provided in the Limited Liability Company Agreement between Marathon and Ashland (the “LLC Agreement”). Level III issues are:

(i) Utilization of the Enon and Lexington facilities, including establishment of a single headquarters location for Speedway SuperAmerica LLC;

(ii) Major store staffing and similar employment issues, including any material change in the compensation or benefit packages of the Speedway SuperAmerica LLC unit;

(iii) Branding strategy (e.g., continuing to use the present brand names, combining brands or developing a new brand), including any material change in the brand image of SuperAmerica and Emro stores;

(iv) Any material change in the fundamental business strategies of SuperAmerica and Emro including, but not limited to, major and long-range light-product or merchandise pricing philosophy, in-store merchandising strategy and advertising and promotion practices.

(v) Future use of the Speedway and SuperAmerica business models in SSA;

(vi) Finalizing the retail organization (See discussion in Paragraph 5(a) below);

(vii) Credit card acceptance between Emro and SuperAmerica. More specifically the development of a new common credit card for SSA.

(viii) Evaluation of alternate modes of supplying stores with merchandise through company-owned warehouses or outside suppliers, including an evaluation of SuperAmerica’s existing warehousing/distribution processes; and

(ix) Store-automation strategy.

Provided, however, that until any decision or action by the Board of Managers to the contrary, Emro and SuperAmerica shall continue to do business in accordance with their historical practices.

3. Timeframe for Super Majority Decisions. The timeframe for super-majority decisions or actions by the MAP Board of Managers with respect to the issues described in Paragraph 2(c)(i), (ii), (iv) and (vi) only are subject to extension as provided in the LLC Agreement. The integration timetable outlined in (4) below anticipates that all super majority recommendations for all Level III issues will be submitted for action to the Board of Managers by SSA MAP executive management by October 30, 1998, thus permitting the Board of Managers to act on these issues during calendar 1998. Such submissions shall include the business and economic analyses necessary to support the recommended decision or action including but not limited to the risks and benefits of such decisions and the anticipated impact of such decision or action on the Speedway and SuperAmerica brand images and business models.

4. Integration Timetable. The integration process will be fluid, but should occur along the following general timeline:

a. January 1st: MAP and SSA are established. SSA Integration Teams begin work without restrictions on information flow.

b. First Quarter 1998: Emro and SuperAmerica continue the transition from separate operations to an integrated retail organization, through Level I integration. Also during this quarter, analyses of Level II and III issues continue. All such analyses shall include benchmarking of Emro and SuperAmerica practices and results. Recommendations for some Level II issues are presented to MAP executive management for review and approval. SSA executive management reviews progress on Level I, II and III initiatives with MAP executive management and MAP Board of Managers.

c. Second Quarter 1998: Emro and SuperAmerica continue the transition from separate operations to one integrated retail organization. During this quarter, recommendations for some Level II and III integration issues may be presented to the MAP executive management and MAP Board of Managers for review and approval, and analyses of other Level II and III issues continue as provided in paragraph 4(b). SSA executive management reviews progress on Level I, II and III initiatives with MAP executive management and MAP Board of Managers.

d. Third Quarter 1998: Emro and SuperAmerica complete additional Level I integration and continue work on Level II and III integration actions approved during the second quarter. During this quarter, the Integration Teams and SSA executive management complete additional analyses and valuation of alternatives and make additional recommendations on Level II and III initiatives. SSA executive management reviews progress on Level I, II and III integration actions with MAP executive management and with the MAP Board of Managers.

e. Fourth Quarter 1998: Emro and SuperAmerica complete additional Level I integration and continue work on Level II and III integration actions. SSA executive management reviews progress on Level I, II and III integration actions with MAP executive management and Board of Managers. SSA and MAP executive management will present any remaining super majority issues proposals for action by the Board of Managers no later than October 30, 1998 to provide ample time for the MAP executive management and Board of Managers to formulate decisions during the fourth quarter.

f. Calendar 1999: Complete Level II and III integration actions as directed by the MAP executive management and Board of Managers.

5. Management Guidance. A number of Level III issues are addressed in more detail in this Paragraph 5. This Paragraph 5 is intended to give guidance to the executive management of SSA and MAP on certain key issues:

a. SSA Organization. As the integration process proceeds, it will be implemented through a transitional organization as outlined on Exhibit A with the intention of ultimately implementing an organization similar to that shown on Exhibit B, subject to changes approved by SSA and MAP executive management and the MAP Board of Managers.

b. Key Management Issues.

(i) Proper communication to everyone concerned needs to occur early and clearly to ensure the success of the operation. Structure, form, and responsibilities need to be clearly communicated. Key SSA managers, especially those involved in best practice integration teams, need to fully understand their individual roles during what may be a chaotic period that may last longer than originally anticipated.

(ii) Outside agencies and suppliers will be dealing with one legal entity that in some cases will continue to behave as two separate entities. This is potentially an area of confusion that needs to be addressed to avoid causing problems in the retail operation. Speedway SuperAmerica LLC office of the president will have the primary responsibility for developing and disseminating the proper communication as needed to address these issues.

c. Co-Management. It is anticipated that through its early stages, SSA will be con-managed by R.N. Yammine and J. F. Pettus to achieve the overall objectives of Marathon and Ashland for MAP. During such stages, it is anticipated that Pettus’ emphasis will be on SSA operations and Yammine’s on SSA financial and other support functions, but they will share responsibility for managing SSA, ensuring that best practices guide the integration process in the manner and on the timetable described in this protocol, and ensuring that the non-integrated segments on SSA continue to operate smoothly and efficiently. References in this protocol to the executive management of SSA are references to Yammine and Pettus. ALL SSA EXECUTIVE MANAGEMENT DECISIONS, RECOMMENDATIONS AND OTHER ACTIONS RELATIVE TO INTEGRATION AND TO ONGOING OPERATION OF SSA’S BUSINESS ARE TO BE MADE JOINTLY BY YAMMINE AND PETTUS; PROVIDED THAT IF YAMMINE AND PETTUS ARE UNABLE TO AGREE ON A DECISION, RECOMMENDATION OR ACTION, THEY WILL REPORT TO THE PRESIDENT OF MAP WHO WILL RESOLVE ANY DIFFERENCE AND REPORT HIS RECOMMENDATION TO THE MAP BOARD ON ANY MATTER REQUIRED HEREUNDER, INCLUDING LEVEL III DECISIONS.

d. Measurement of Success.

(i) The present P & L statements of Emro and SuperAmerica are not consistent since Emro’s P & L is based on rack prices and SuperAmerica’s is based on adjusted rack prices. A common transfer price will be adopted by MAP executive management after the closing of the Joint Venture, with appropriate input from the SSA executive management. Depending upon the transfer price methodology used, various adjustments will be made to permit accurate analysis of Emro and SuperAmerica performance, e.g., if rack price is used, adjustments will be made to reflect the synergy added to MAP by Emro and SuperAmerica.

(ii) Except as noted in this protocol, the intent of Marathon and Ashland is to analyze all decisions to be made and other actions to be taken relative to Level II and Level III integration, and to value alternatives, on an economic value added (“EVA”) basis, as it relates to MAP in total. However, Marathon and Ashland recognize that certain qualitative issues relative to Emro and SuperAmerica Business Equity may not lend themselves to a strict EVA analysis. In such cases, other tools may be used to analyze such qualitative issues and value alternatives, including but not limited to:

A) Benchmarking performances between similar operations in Emro and SuperAmerica, e.g., money loss and inventory shrink in similar groups of stores, sales by category, profit by store category, etc.;

B) Marketing program and reverse marketing program testing;

C) Customer-intercept studies;

D) Focus-group evaluations; and

E) Consultants’ input and analysis, as deemed appropriate and cost effective by the SSA or MAP executive management.

F) Various economic methodologies pertinent to the economic performance of SSA and SSA and MAP combined.

EXHIBIT A

EXHIBIT B

SPEEDWAY SUPERAMERICA LLC
PROPOSED ULITIMATE ORGANIZATION

PRESIDENT
VP Security & Safety
. Harrington
Mgr Safety
Mgr Safety
VP HR & Trng.
C. R. Rough, Jr.
Mgr Training
Division Hr Mgr
Division Hr Mgr
Division HR Mgr
Manager Payrol
Manager Comp & Benefits
VP Services
S. H. Baker
Mgr Environmental
Mgr Maintenance
Mgr Construction
Mgr Admin Svcs
Sr. V.P. Operations
G. E. Buroker
Division VP
J. A. Davidson
Region Manager
Division VP
M. E. Mittleman
Region Manager
Division VP
To be determined
Region Manager
VP Marketing
L. Douglas
Director Merchandising
F. R. Bradshaw
Mgr. Food Development
Mgr. Food Options
Mgr. Fuel Cntr. Dev. & Sales
Mgr. Advertising
Mgr. Special Projects
Mgr. Pricing & Cust. Rel.
G.H. Plumby
VP Finance & CSC
A. R. Kenney
Mgr. Accounting
Mgr. Auditing
Mgr. Treasury
Mgr. Computer Services
VP Business Dev & Tech
R. E. Music
Mgr. Plng. & Analysis
Mgr. Tech Development
Mgr. Purchasing
Mgr. Public & Reg. Issues
V. I. Shurmer
General Counse
T. J. Barry
Asoc. Gen. Counsel & Secretary
R. B. Williams
Attorneys

SCHEDULE 1.01

to

Limited Liability Company Agreement

Financed Properties

1. Double-Skin Barge Program – PNC Leasing Corp., Kentucky and Pitney Bowes Credit Corporation (35 barges are currently in the program).

(a) Charter Agreement between PNC Leasing Corp., Kentucky, as Owner, and Ashland Inc., as Charterer, dated as of January 19, 1996, as amended by First Amendment thereto dated as of October 28, 1997.

(b) Charter Agreement between Pitney Bowes Credit Corporation, as Owner, and Ashland Inc., as Charterer, dated as of January 19, 1996, as amended by First Amendment thereto dated as of October 28, 1997.

2. Sale & Leaseback of 125 DOT 112J340W Pressure Tank Cars between Signet Leasing & Financial Corporation and Ashland Inc.

(a) Master Lease Agreement, dated as of April 26, 1995, between Signet Leasing and Financial Corporation, as lessor, and Ashland Inc., as lessee.

3. Super America-Goldman Sachs Sale Leaseback (24 properties).

(a) Lease Agreement, dated as of December 31, 1990, between State Street Bank and Trust Company of Connecticut, National Association, as lessor, and Ashland Inc., (formerly Ashland Oil, Inc.), as lessee.

4. Bluegrass Funding, Inc. Master Lease Program (15 SuperAmerica properties are currently in the program).

(a) Amended, Restated and Consolidated Lease Agreement, dated as of October 22, 1993, between Bluegrass Funding, Inc. and Ashland Oil, Inc.;

(b) Amendment No. 1, dated as of October 31, 1994 to Amended, Restated and Consolidated Lease Agreement between Bluegrass Funding, Inc. and Ashland Oil, Inc.; and

(c) Amendment No. 2, dated as of March 17, 1995, to Amended, Restated and Consolidated Lease Agreement dated as of October 22, 1993, between Bluegrass funding, Inc. and Ashland Inc.

5. Fayette Funding, Limited Partnership master Lease Program (172 SuperAmerica and Rich Oil properties are currently in the program that will be contributed to the Company).

(a) Second Amended, Restated and Consolidated Lease Agreement, dated as of November 14, 1995, between Fayette Funding, Limited Partnership and Ashland Inc.; and

(b) Amendment No. 1 to Second Amended, Restated and Consolidated Agreement for Lease, dated as of July 9, 1996, between Fayette Funding, Limited Partnership and Ashland Inc.

LIMITED LIABILITY COMPANY AGREEMENT

Schedule 4.01(c)

Marathon Subleased Property

Subleased Property is described in the Sublease Schedules to the Marathon Designated Sublease Agreements attached as Exhibit E to the Asset Transfer and Contribution Agreement.

1.	Service/Truck Stations under the following leases:

(a) Lease Agreement dated as of September 15, 1987 between Wilmington Trust Company and William J. Wade, not in their respective individual capacities, but solely as owner trustees under a Trust Agreement dated as of September 15, 1987, Lessor and Marathon Oil Company, as assignee of Emro Marketing Company, Lessee.

(b) Lease for each Original Lease identified on a Sublease Schedule, which Lease is one of a series of lease agreements between Station Associates Venture, an Indiana general partnership, as Landlord, and Marathon Oil Company, an Ohio corporation, as assignee of Emro Marketing Company, a Delaware corporation, as successor by merger to R. I. Marketing, Inc., and Indiana corporation, as Tenant.

2.	Hydrotreater-Penex Units under the following leases:

(a) Equipment Lease Agreement dated as of December 1, 1985, as amended effective October 11, 1995, between State Street Bank and Trust Company not in its individual capacity but solely as Trustee (“Lessor”), as successor Trustee to the original Trustee, The First National Bank of Boston, under that certain Trust Agreement dated as of December 1, 1985 with BNY Capital Resources Corporation (“Trustor”), as successor in interest to BNY One Leasing Corporation (formerly BNY Leasing, Inc.) and Marathon Oil Company (“Lessee”), as successor by merger to Marathon Petroleum Company.

(b) Equipment Lease (“Lease”) dated as of November 1, 1986 between Sequa Capital Corporation, formerly Forsun Leasing Corp., as Lessor and Marathon Oil Company, successor by merger to Marathon Petroleum Company, as Lessee.

SCHEDULE 4.01(c)

to

Limited Liability Company Agreement

1. Double-Skin Barge Program – PNC Leasing Corp., Kentucky and Pitney Bowes Credit Corporation (35 barges are currently in the program).

(a) Charter Agreement between PNC Leasing Corp., Kentucky, as Owner, and Ashland Inc., as Charterer, dated as of January 19, 1996, as amended by First Amendment thereto dated as of October 28, 1997.

(b) Charter Agreement between Pitney Bowes Credit Corporation, as Owner, and Ashland Inc., as Charterer, dated as of January 19, 1996, as amended by First Amendment thereto dated as of October 28, 1997.

2. Sale & Leaseback of 125 DOT 112J340W Pressure Tank Cars between Signet Leasing & Financial Corporation and Ashland Inc.

(a) Master Lease Agreement, dated as of April 26, 1995, between Signet Leasing and Financial Corporation, as lessor, and Ashland Inc., as lessee.

3. SuperAmerica- Goldman Sachs Sale & Leaseback (24 properties).

(a) Lease Agreement, dated as of December 31, 1990, between State Street Bank and Trust Company of Connecticut, National Association, as lessor, and Ashland Inc. (formerly Ashland Oil, Inc.), as lessee.

LIMITED LIABILITY COMPANY AGREEMENT

Schedule 4.02(a)-1

Marathon Funded Capital Expenditure

1.	The work necessary to restore the Patoka to Lima Pipe Line to the operating pressure and throughput conditions that existed prior to the release of crude oil from such pipeline on August 24, 1997.

LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE 4.02(a)-2

MEMBER FUNDED CAPITAL EXP.

See Schedule 7.2(k) of the Asset Transfer and Contribution Agreement

12/10/97

LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE 8.08(k)i(a)

CLOSING DATE AFFILIATE TRANSACTIONS

Put/Call, Registration Rights, and Standstill Agreement by and among Marathon Oil Company, USX Corporation, Ashland Inc. and Marathon Ashland Petroleum LLC

Intellectual Property License Agreement from Ashland Inc. to Marathon Ashland Petroleum LLC

Trademark License Agreement from Ashland Inc. to Marathon Ashland Petroleum LLC

Office Lease Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC of Lexington, KY office building

Office Lease Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC for lease of Russell, KY office building

Lease Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC for lease of the Louisville, KY Terminal

Lease Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LCC for lease of the Findlay, OH Terminal

Lease Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC for lease of Heath, OH Terminal

Lease Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC for lease of the Cincinnati, OH Asphalt Terminal

Lease Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC for lease of the Ashland Brand Bulk Plants

Goldman Sachs Master Sublease Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC

Pitney Bowes Credit Corporation Master Subcharter Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC

PNC Leasing Corp. Kentucky Master Subcharter Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC

Signet Leasing and Financing Corporation Master Sublease Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC

Pass-Through Sublease Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC for sublease of BLC Corporation vehicles and railcars

Pass-Through Sublease Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC for sublease of First Union Commercial Corporation vehicles and trailers

Lube Oils and Chemicals Supplement Agreement between Marathon Oil Company and Ashland Inc. (Valvoline Lube Purchase Contract)

Hydrocarbon Supply Agreement between Industrial Chemicals and Solvents Division of Ashland Chemical Company, a division of Ashland Inc. and Ashland Petroleum Company, a division of Ashland Inc. (Ashland Chemical Agreement)

Joint Services Agreement by and between Marathon Ashland Petroleum LLC and Ashland Chemical Company, a division of Ashland Inc. (Ashland Chemical Interplant Services Agreement)

Supplier Cooperation Agreement by and between Marathon Ashland Petroleum LLC and The Drew Industrial Division of Ashland Chemical Company, Division of Ashland Inc. (Wastewater Treatment Agreement)

License Agreement by and between Ashland Inc. and Marathon Ashland Petroleum LLC (Caverns/Neal, West Virginia)

Insurance Indemnity Agreement by and among Marathon Oil Company, Ashland Inc., USX Corporation and Marathon Ashland Petroleum LLC

Services Agreement by and among Marathon Ashland Petroleum LLC, Marathon Oil Company and Ashland Inc.

Revolving Credit Agreement among Ashland Inc., Marathon Oil Company, and Marathon Ashland Petroleum LLC

Possible subcharter of M/V Kentucky and M/F West Virginia

LIMITED LIABILITY COMPANY AGREEMENT

Schedule 8.08(k)(i)(A)

Marathon’s Closing Date Affiliate Transactions

The following Affiliate Transactions:

Marathon Intellectual Property Agreement

Marathon Trademark License Agreement

Findlay Office Lease Agreement

Indianapolis Terminal Lease Agreement

Emro Marketing Sublease Agreement

Garyville Hydrotreater Sublease Agreement

Robinson Hydrotreater Sublease Agreement

SAV Sublease Agreement

Marathon Other Sublease Agreement

Marathon Pipe Line Operating Agreements

Joint Defense Agreement

Crude Oil & NGL Agreement

Indemnity Agreement

Shared Services Agreement

Revolving Credit Facility

Put/Call, Registration Rights and Standstill Agreement

EXECUTION COPY

Schedule 8.14

Company Leverage Policy

For purposes of the Limited Liability Company Agreement dated as of January 1, 1998, of Marathon Ashland Petroleum LLC (the “Company”), by and among Marathon Oil Company, an Ohio corporation and Ashland Inc., a Kentucky corporation (the “LLC Agreement”), the Company Leverage Policy shall be as set forth below. Unless otherwise indicated, Section and Article references in this Schedule 8.14 are to Sections and Articles of the LLC Agreement.

The Company Leverage Policy is based on the following general principals:

(1) It is the intent of Marathon and Ashland that the Company and its subsidiaries operate without financial leverage, either on balance sheet (through Indebtedness) or off balance sheet (through lease programs, receivable financing programs and similar financing methods).

(2) It is the intent of Marathon and Ashland that the Company and its subsidiaries have available to them on an on-going basis one or more revolving credit facilities, uncommitted money market credit facilities or other comparable debt facilities in such amount to provide adequate liquidity to fund the normal operation of the Company and that the company and its subsidiaries promptly repay any amounts borrowed under such facilities at the time of, and to the extent of, any collected or available bank cash balances other than Incidental Cash and any cash balances that represent uncollected funds that are not otherwise included in Incidental Cash (collectively “Surplus Cash”).

(3) It is the intent of Marathon and Ashland that increases in Ordinary Course Lease Expenses over time shall not exceed the rate of inflation (it being understood that notwithstanding the foregoing, the $80 million limitation on Ordinary Course Lease Expenses in Section 8.08(f)(ii) of the LLC Agreement exceeds the historical average lease expense of certain specified leases of both Marathon’s Business and Ashland’s Business).

Accordingly, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used but not defined in this Schedule 8.14 shall have the meanings set forth in the LLC Agreement. In addition the following terms used herein have the following meanings:

“Permitted Capital Projects/Acquisitions” means one or more capital improvement projects or acquisitions, each approved by the Board of Managers on or prior to December 31, 2004, pursuant to a vote in accordance with Section 8.07(c) of the LLC Agreement, following a vote of the Board of Managers in accordance with Section 8.07(b) of the LLC Agreement with respect to such capital improvement projects or acquisitions in circumstances where such capital improvement project or acquisition was not approved and a majority of the Marathon Representatives voted in favor of such capital improvement or acquisition; provided however, that each such capital improvement project or acquisition has a discounted cash flow rate of return of at least 15%, based upon such economic assumptions and methodology as are mutually acceptable to Marathon and Ashland, acting in good faith; provided further, however, that the aggregate amount of all Capital Expenditures and Acquisition Expenditures of the Company and its subsidiaries made with respect to Permitted Capital Projects/Acquisitions shall not exceed $300 million.

“Permitted Capital Project/Acquisition Indebtedness” means the actual or notional amount of any Indebtedness that is designated for, and is incurred for the specific purpose of, funding a Permitted Capital Project/Acquisition.

“Permitted Intercompany Debt” mean (i) Indebtedness owed by the Company to any of its Wholly Owned Subsidiaries, (ii) Indebtedness owed by a Wholly Owned Subsidiary of the Company to the Company and (iii) Indebtedness owed by a Wholly Owned Subsidiary of the Company to another Wholly Owned Subsidiary of the Company.

“Special Project” means (a) a Capital Expenditure of, or an acquisition by, the Company or any of its subsidiaries that is designated by the Board of Managers as a “Special Project” pursuant to a vote in accordance with Section 8.07(b) of the LLC Agreement or (b) any acquisition of assets or stock resulting in the incurrence of Indebtedness in an amount of less than $15 million pursuant to Section 2(d) hereto.

2

“Special Project Indebtedness” means the actual or notional amount of any Indebtedness that is designated for, and is incurred for the specific purpose of funding, a Special Project.

SECTION 2. Limitation on Incurrence of Indebted-ness. (a) The Company and its subsidiaries shall not incur any indebtedness other than: (1) borrowings under one or more revolving credit facilities, uncommitted money market credit facilities or other comparable debt facilities (including under the Revolving Credit Agreement) to fund cash deficiencies in an amount not to exceed $500 million in the aggregate, (ii) Permitted Intercompany Debt, (iii) Permitted Capital Project/Acquisition Indebtedness, (iv) any Special Project Indebtedness and (v) the Indebtedness assumed by the Company pursuant to Section 2.3(d) of the Asset Transfer and Contribution Agreement.

(b) The Company shall promptly repay any amounts borrowed under clause (a)(i) above at the time of, and to the extent of any Surplus Cash.

(c) The Company and its subsidiaries shall not be permitted to incur Indebtedness under clause (a)(i) above to fund Special Projects or Permitted Capital Projects/Acquisitions.

(d) Any Indebtedness incurred by the Company and it s subsidiaries under clause (a)(i) above in excess of $500 million shall be approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(b) of the LLC Agreement. Any Indebtedness incurred by the company and its subsidiaries under clause (a)(ii) above shall not require approval of the Board of Managers. Any Indebtedness incurred by the company and its subsidiaries under clause (a)(iii) above shall be approved in accordance with the provisions of Section 4 hereto. Any Indebtedness incurred by the Company and its subsidiaries under clause (a)(iv) above shall be approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(b) of the LLC Agreement; provided however, that Special Indebtedness incurred in an amount less than $15 million in any transaction to purchase assets or stock that is payable to the seller on an installment basis or that is otherwise assumed as a result of an acquisition of assets or stock shall be approved by: (a) The Board of managers pursuant to a vote in accordance with Section 8.07(c) of the LLC Agreement if the amount of the Indebtedness is more than $5 million or (b) the Senior Vice President Finance and Commercial Services if the amount of Indebtedness in $5 million or less. Any Special Project

3

Indebtedness incurred pursuant to the foregoing proviso shall be paid as promptly as in economically attractive given the terms of the Indebtedness and the transaction documents.

(e) It is understood and agreed that with respect to operating leases, the amount of rental or lease expense stated in Section 8.08(f)(ii) of the LLC Agreement shall be considered Ordinary Course Lease Expenses rather than off balance sheet financial leverage.

SECTION 3. Special Project Indebtedness. At the time of and in connection with its approval of any Special Project Indebtedness, the Board of managers shall also establish and approve pursuant to a vote in accordance with Section 8.07(b) of the LLC Agreement a notional repayment schedule with respect to such Special Project Indebtedness; provided, however, that any notional repayment schedule of such Special Project Indebtedness incurred pursuant to the proviso in Section 2(d) hereto shall be established and approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(c) of the LLC Agreement if the amount of Indebtedness is more than $5 million or by the Senior Vice President of Finance and Commercial Services if the amount of Indebtedness in $5 million or less.

SECTION 4. Permitted Capital Project/Acquisition Indebtedness. (a) During Fiscal Years 1998 through 20004, the Company and its subsidiaries shall be permitted to incur up to $300 million in the aggregate in Permitted Capital Project/Acquisition Indebtedness to the extent such Permitted Capital Project/Acquisition Indebtedness is approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(c) of the LLC Agreement.

(b) At the time of and in connection with is approval of any Permitted Catlettsburg Capital Project/Acquisition Indebtedness, the Board of Managers shall also establish and approve pursuant to a cote in accordance with Section 8.07(c) of the LLC Agreement a notional repayment schedule with respect to such Permitted Capital Project/Acquisition Indebtedness which reflects the payback of the Permitted Capital Project/Acquisition.

(c) The 20% threshold set forth in the definition of “Permitted Catlettsburg Capital Project/Acquisition” shall be periodically adjusted to reflect changes in the cost of capital as Marathon and Ashland shall mutually agree.

(d) To the extent that there is a disagreement between Ashland and Marathon over the economic assumptions

4

or methodology to be use to determine the discounted cash flow rate of return of a Permitted Capital Project/Acquisition, such disagreement shall be resolved pursuant to the Procedures for Dispute Resolution set forth in Exhibit B to the LLC Agreement, but with any arbitration proceeding being conducted by a sole arbitrator who is qualified industry-recognized expert in the petroleum refining business.

SECTION 5. Amendments. The Company Leverage Policy set forth herein, and any notional repayment schedule established and approved by the Board of Manager in accordance with Section 3 hereto, may be modified, altered or amended only with the approval of the Board of Manager pursuant to a vote in accordance with Section 8.07(b) of the LLC Agreement. Notwithstanding the above, any notional repayment schedule established and approved by the Board of Managers in accordance with Section 4 hereto may be modified, altered or amended only with the approval of the Board of Managers pursuant to a vote in accordance with Section 8.07(c) of the LLC Agreement. Any notional repayment schedule associated with Special Project Indebtedness established and approved pursuant to the proviso in Section 3 may be modified, altered or amended only with the approval of the Board of Managers pursuant to a vote in accordance with Section 8.07(c) of the LLC Agreement if the amount of Indebtedness is more than $5 million or by the Senior Vice President Finance and Commercial Services if the amount of Indebtedness is $5 million or less.

5

Schedule 8.15

Investment Guidelines

Marathon Ashland Petroleum LLC (MAP)

Short-Term Investment Guidelines

Policy Statement

Funds which are deemed to be surplus after meeting daily requirements shall be invested in money market instruments. Surplus funds shall always be invested with safety of principal and liquidity foremost in mind. Yield is important but secondary to safety and liquidity considerations.

Investment Committee

The Investment Committee shall plan the general strategy for the management of the short-term investment portfolio. The Committee will discuss from time to time market conditions and general strategy and will have the authority to change policy as deemed needed. The Committee shall be composed of the Senior Vice President, Finance and Administration; Vice President Finance and Controller; and the Treasurer. The guidelines may be changed upon written approval of the Investment Committee with individual exceptions approved verbally by two voting members of the Committee and subsequently documented.

General Rules

1.	A maximum maturity of 60 days will be observed except for U. S. Treasury securities.

2.	MAP will generally conduct business only with money center, regional, local and foreign banks and securities dealers, brokers and financial institutions which are approved by the Investment Committee.

3.	Accrued interest at date of purchase will be excluded from the test for compliance with the guideline limits as to individual institutions.

4.	Investments for MAP (including affiliates, subsidiaries and joint ventures) are governed by the guideline limits.

5.	Investment limits shall be construed in the aggregate and not severally.

6.	Generally securities will be purchased on a “pay versus delivery” basis Inclusive of Tri-Party agreements in the case of Repurchase Agreements. However, exceptions will be made based upon the written approval of the Investment Committee.

7.	Moody’s Investor Service and/or Standard & Poor Corporation shall be the only recognized rating agencies.

8.	The lower rating shall be applicable on investments with split-ratings.

U.S. Treasury and Agency Securities

There is no limit to the amount that may be invested in outright purchases of U.S. Treasury Securities. Investments in securities which are the indirect obligation of the U.S. government (“Agencies”) are allowed to a limit of $25MM per Agency.

Repurchase Agreements; U.S. Treasury and Agency Securities

Repurchase Agreements (Repo) shall be limited to only Primary Government Securities Dealers (Primary Dealers) as determined from time to time by the Federal Reserve Bank of New York. Repo Transaction shall be 102% collateralized with U.S. Treasury or agency securities with MAP retaining the right to ask and receive additional margin due to a change in the value of the underlying security. Repurchase agreements with Primary Dealers shall be limited to a maximum of $50MM per institution and a maximum maturity of sixty days.

Rating Guidelines for Financial and Non-financial Issuers

$Limit per Issuer	Minimum Long-term rating	Minimum Short-term rating	Maximum Maturity
35MM	AAA - and Aaa3	A-1 and P-1	60 days
25MM	AA - Aa3	A-1 and P-1	30 days
15MM	A - and A3	A-1 and P-1	30 days

Investments that do not meet the rating guidelines for Issuers shall not exceed the FDIC insurance limitation unless approved by the Investment Committee.

Eligible Investment Types

•	Commercial Paper (CP) – This includes financial and non-financial issuers.

•	Certificates of Deposit (CD) – This includes domestic and foreign financial institutions. The lower rating of the parent holding company or the financial institution will apply.

•	Time Deposits (TD) – This includes domestic and foreign financial institutions. The lower rating of the parent holding company or the financial institution will apply.

•	Repurchase Agreements (Repo) – May invest in repurchase agreements that are at least 102% collateralized by instruments deemed eligible under Eligible Investment types with other non Primary Dealers that qualify under the rating guidelines. Such Repo will be governed by the dollar and maturity limits established under the ratings guidelines.

MARATHON ASHLAND PETROLEUM LLC

CALCULATION OF NORMAL ANNUAL CAPITAL BUDGET AMOUNT

($000s)

TBD = To Be Determined

DD&A = Depreciation, Depletion and Amortization

		1992	1993	1994	1995	1996	1997	1998
1	Marathon Financial DD&A (Including Loss on Retirements & EPP Amortization)	149,493	163,194	163,680	170,209	172,123	TBD	TBD
2	Marathon Pro Forma DD&A for Financed Properties	5,857	5,505	5,505	4,026	4,026	4,026	0

3	Marathon Financial DD&A* (Line 1 + Line 2)	155,350	168,699	169,185	174,235	176,149	TBD	TBD

4	Ashland Financial DD&A (Including Loss on Retirements)	150,173	154,634	166,134	168,308	158,967	TBD	TBD
5	Ashland Pro Forma DD&A for Financed Properties	432	432	2,041	5,411	10,638	16,597	0

6	Ashland Financial DD&A* (Line 4 + Line 5)	150,605	155,066	168,175	173,719	169,605	TBD	TBD

7	Purchase Accounting Treatment Elimination	0	0	0	0	0	0	TBD
8	Adjusted DD&A (Line 3 + Line 6 + Line 7)	305,955	323,765	337,360	347,954	345,754	TBD	TBD

	Step 1
9	Average Annual DD&A (Prior Three-Year Average of Line 8)				322,360	336,360	343,689	TBD
10	Percent of Average Annual DD&A				130%	130%	130%	130%

11	Capital Expenditures - 130% of Average Annual DD&A (Line 9 X Line 10)				419,068	437,268	446,796	TBD

12	Applicable GAAP EBITDA (Including $80MM Net Efficiencies)**	539,250	992,243	922,042	846,438	755,778	TBD	TBD
13	Tax Distribution Amount***	(88,652)	(254,022)	(222,179)	(189,424)	(155,809)	TBD	TBD

14	Adjusted EDITDA (Line 12 + Line 13)	450,598	738,221	699,863	657,014	599,969	TBD	TBD

15	Average Adjusted EBITDA (Prior Three-Year Average of Line 14)				629,561	698,366	652,282	TBD

16	Average Adjust EBITDA less Capital Expenditures - 130% of Average Annual DD&A Amount (Line 15 - Line 11)				210,493	261,099	205,486	TBD
17	Threshold of $240 Million				240,000	240,000	240,000	240,000

18	Excess EBITDA (Line 16 less Line 17)				0	21,098	0	TBD

	Step 2
19	Excess EBITDA (Line 18)				0	21,098	0	TBD
20	10% of Average Annual DD&A Amount (10% X Line 9)				32,236	33,636	34,369	TBD

21	First Incremental Amount (Lesser of Line 19 or Line 20)				0	21,098	0	TBD

	Step 3
22	Excess EBITDA (Line 18)				0	21,098	0	TBD
23	First Incremental Amount (Line 21)				0	21,098	0	TBD

24	Excess EBITDA less First Incremental Amount (Line 22 - Line 23)				0	0	0	TBD
25	X 50%				50%	50%	50%	50%
26	Excess EBITDA less First Incremental Amount X 50% (Line 24 X Line 25)				0	0	0	TBD

27	Normal Annual Capital Budget Amount **** (Line 11 + Line 21 +Line 26)				419,068	458,366	446,796	TBD

*	1992 -1997 Financial DD&A Expense for both Marathon and Ashland includes pro forma amounts associated with the Financed Properties for which the lease obligations will remain with the Venturers. Starting in 1998 and thereafter, these items will be part of the JV’s Adjusted DD&A. Financial DD&A for Marathon will also include depreciation for the Garyville Propylene Upgrade Project. Additionally, the excess purchase price (EPP) amortization level for 1994 & 1995 (-$3.6MM) was used in lieu of the actual 1992 level (-$29.8MM) for Marathon.

**	Applicable GAAP EBIDTA excludes applicable environmental and lease expenses to be indemnified by the Venturers. Additionally, Applicable GAAP EBITDA also excludes any non-cash cumulative effect changes in accounting principles and lower of cost or market inventory adjustments. Turnaround expense is adjusted to represent a five-year rolling average expense profile for 1992-1997. In 1998 and thereafter, actual cash turnaround expense will be used to determine each year’s Applicable GAAP EBITDA.

***	Assumed a 38% tax rate through 1997. In 1998 and thereafter, the actual Tax Distribution Amount applicable to the period will be utilized.

****	The Garyville Propylene Upgrade Project costs are specifically excluded from the application of the Normal Annual Capital Budget Amount.

MARATHON OIL COMPANY

R, M & T EBIT & EBITDA ADJUSTMENTS

FOR THE YEARS 1994 - ESTIMATED 1997

($000s)

		Actual 1994	Actual 1995	Actual 1996	Estimated 1997
	Reported EBIT
1	Refining & Marketing	81,943	80,192	86,102	399,847
2	Marathon Brand Division	10,144	12,917	12,640	16,176
3	Emro Marketing Company	118,659	98,835	59,610	80,959
4	Other Transportation Subs & Affiliates	(248)	(64)	956	(129)

5	Sub-Total (Excl. Pipeline Assets)	210,498	191,880	159,308	496,853
6	Marathon Pipe Line Company	64,642	82,607	78,057	70,914
7	Pipeline Transportation Subs & Affiliates	13,293	13,871	13,064	12,872

8	Sub-Total - Pipeline Assets	77,935	96,478	91,121	83,786

9	Total Reported EBIT	288,433	288,358	250,429	580,639
	EBIT Adjustments
	Refining & Marketing
10	Indianapolis Idling Costs	16,710	9,961	1,820	2,125
11	FAS 121 Not Included in Reported EBIT	0	(107,503)	0	0
12	Effect of Change in 3-2-1 Crack Spread Assumption	0	0	0	(5,248)
13	WTS/Bottom of Barrel Sensitivity	0	0	0	0
14	Turnaround Expense - Reported in P&L	41,571	2,687	24,067	52,070
15	Turnaround Expense - Averaging Method	(34,675)	(34,257)	(30,183)	(27,551)
16	MPA Resignation Charge	0	0	9,391	0
17	Environmental Expense in P& L Excluded	8,807	7,751	11,218	1,290
18	Restructuring Costs	12,117	0	0	0
19	Indiana Gross Income Tax	(1,805)	(1,827)	(1,782)	(1,599)
20	Franchise Tax Expense Adjustment	(2,004)	(1,909)	(1,166)	784
21	Additional Unallocated Costs	(5,500)	(6,800)	(12,700)	(26,168)
22	Capital Expenditure to Expense Reclassification	0	0	0	0
23	Elimination of Major Asset Lease Expense	3,183	3,183	3,308	3,277
24	Reversal of Surplus Property Sale Gains	82	(4,328)	(4,901)	(4,752)
25	Shared Services Adjustment	25,000	25,000	0	0
26	Shared Services Adjustment (Charges for Core Corp. Items)	(10,000)	(10,000)	(10,000)	(10,000)

27	Total Refining & Marketing Adjustments	53,486	(118,042)	(10,928)	(15,772)
	Brand Division
28	Environmental Expense in P&L Excluded	4,146	516	281	(707)
29	Indiana Gross Income Tax				(900)
30	Additional Unallocated Costs	(100)	(200)	(400)	(1,110)

31	Total Brand Division	4,046	316	(119)	(2,717)
	Emro Marketing Company
32	Discontinued Operations EBIT	(11,409)	0	0	0
33	Environmental Expense in P&L Excluded	12,512	4,067	7,333	13,294
34	Additional Unallocated Costs - Reallocated Personnel	(100)	(100)	(500)	(700)
35	Indiana Gross Income Tax	(1,420)	(1,440)	(1,530)	(1,899)
36	Elimination of Major Asset Lease Expense	5,088	5,050	4,985	4,958
37	Reversal of Surplus Property Sale Gains	(821)	(1,487)	(1,508)	(3,458)
38	Total Emro Marketing Adjustments	3,850	6,090	8,780	12,195
	Marathon Pipe Line Company
39	Restructuring Costs	1,656	0	0	0
40	Environmental Expense in P&L Excluded	550	4,720	8,700	3,926
41	Additional Unallocated Costs	(300)	(400)	(1,600)	(2,936)
42	Adjustment for Non-Operating Income Exclusion, etc.	954	1,126	3,364	3,035
43	Additional Excluded Assets (Capline System)	(11,147)	(20,673)	(18,998)	(18,162)
44	Capline Inclusion (Adjusted for Non-Operating Income)	11,559	21,113	18,108	18,109
45	Yates Gathering System Exclusion	(2,894)	(3,203)	(3,567)	(3,547)
46	Reversal of Surplus Property Sale Gains	(1,532)	0	(520)	0
47	Total Marathon Pipe Line Adjustments	(1,154)	2,683	5,487	425
	Other Subs & Affiliates
48	Other Transportation Subs & Affil. Discontinued Operations	182	149	0	0
49	Other Transportation Subs Equity in Earning (AFIT)	(162)	27	207	74
50	Other Transportation Subs Dividends (Excluded)	0	0	0	0
51	LOOP/LOCAP Equity in Earnings (AFIT)	4,129	775	8,460	3,851
52	LOOP/LOCAP Dividends (Excluded)	(1,503)	(297)	0	0
53	Pipeline Transportation Subs & Affil. Discontinued Operations	(876)	(1,150)	0	0
54	Pipeline Dividend Companies Exclusion	(10,914)	(12,424)	(13,064)	(12,872)

55	Total Subs & Affiliates Adjustments	(9,144)	(12,920)	(4,397)	(8,947)

56	Total EBIT Adjustments	51,084	(121,873)	(1,177)	(14,816)
	JV GAAP EBIT
57	Refining & Marketing	135,429	(37,850)	75,174	384,075
58	Marathon Brand Division	14,190	13,233	12,521	13,459
59	Emro Marketing Company	122,509	104,925	68,390	93,154

1

MARATHON OIL COMPANY

R, M & T EBIT & EBITDA ADJUSTMENTS

FOR THE YEARS 1994 - ESTIMATED 1997

($000s)

		Actual 1994	Actual 1995	Actual 1996	Estimated 1997
60	Other Transportation Subs & Affiliates	(228)	112	1,163	(55)

61	Sub-Total (Excl. Pipeline Assets)	271,900	80,420	157,248	490,633
62	Marathon Pipe Line Company	63,488	85,290	83,544	71,339
63	Pipeline Transportation Subs & Affiliates	4,129	775	8,460	3,851

64	Sub-Total - Pipeline Assets	67,617	86,065	92,004	75,190

65	Total JV GAAP EBIT	339,517	166,485	249,252	565,823
	JV GAAP EBIT
57	Refining & Marketing	135,429	(37,850)	75,174	384,075
58	Marathon Brand Division	14,190	13,233	12,521	13,459
59	Emro Marketing Company	122,509	104,925	68,390	93,154
60	Other Transportation Subs & Affiliates	(228)	112	1,163	(55)

61	Sub-Total (Excl. Pipeline Assets)	271,900	80,420	157,248	490,633
62	Marathon Pipe Line Company	63,488	85,290	83,544	71,339
63	Pipeline Transportation Subs & Affiliates	4,129	775	8,460	3,851

64	Sub-Total - Pipeline Assets	67,617	86,065	92,004	75,190

65	Total JV GAAP EBIT	339,517	166,485	249,252	565,823
	Net Benefit Credits
66	R&M	(16,389)	(21,885)	(14,812)	(18,749)
67	Brand Division	0	0	(1,240)	(955)
68	Emro Marketing Company	(586)	(778)	(634)	(600)
69	Marathon Pipe Line Company	(2,044)	(2,995)	(3,035)	(2,950)

70	Total Net Benefit Credits	(19,019)	(25,658)	(19,721)	(23,254)
	JV GAAP EBIT Excluding Net Benefit Credits
71	Refining & Marketing	119,040	(59,735)	60,362	365,326
72	Marathon Brand Division	14,190	13,233	11,281	12,504
73	Emro Marketing Company	121,923	104,147	67,756	92,554
74	Other Transportation Subs & Affiliates	(228)	112	1,163	(55)

75	Sub-Total - (Excl. Pipeline Assets)	254,925	57,757	140,562	470,329
76	Marathon Pipe Line Company	61,444	82,295	80,509	68,389
77	Pipeline Transportation Subs & Affiliates	4,129	775	8,460	3,851

78	Sub-Total - Pipeline Assets	65,573	83,070	88,969	72,240

79	Total JV GAAP EBIT Excluding Net Benefit Credits	320,498	140,827	229,531	542,569
	Valuation Adjustments
	Refining & Marketing
80	Environmental Recovery Adjustment	370	0	1,549	0
81	Reversal of FAS 121 Adjustment	0	107,503	0	0
82	In-Transit Crude Oil LIFO Adjustments Reversal	22,700	13,211	34,335	(44,562)
83	Benefits Exclusion	37,855	35,230	38,623	44,390
84	Add’l. Benefits Exclusion Due to Dental Plan Omission &’96 Actuals	804	590	581	0
85	Benefits Exclusion for Add’l. Unallocated Costs & Shared Svcs. Adj.	(1,779)	(1,832)	1,833	0
86	Workers’ Comp. Adjustment to Benefit Exclusion	(642)	(876)	(794)	(800)
87	In-Process Capital Expenditure EBIT	0	0	0	(15,900)

88	Total Refining & Marketing Adjustments	59,308	153,826	76,127	(16,872)
	Marathon Brand Division
89	Benefits Exclusion	1,551	1,431	1,576	2,166
90	Add’l. Benefits Exclusion Due to Dental Plan Omission &’96 Actuals	33	25	24	0
91	Benefits Exclusion for Add’l. Unallocated Costs & Shared Svcs. Adj.	0	0	22	0
92	Environmental Recovery Adjustment	909	776	2,583	1,500
93	Total Marathon Brand Division Adjustments	2,493	2,232	4,205	3,666
	Emro Marketing
94	Merchandise Adjustment - LIFO to FIFO	5,000	5,000	5,000	5,000
95	Benefits Exclusion	24,372	26,943	28,380	29,518
96	Add’l. Benefits Exclusion Due to Dental Plan Omission &’96 Actuals	29	22	24	0
97	Benefits Exclusion for Add’l. Unallocated Costs & Shared Svcs. Adj.	0	0	27	0
98	Workers’ Comp. Adjustment to Benefit Exclusion	(4,127)	(5,757)	(5,266)	(5,062)
99	Environmental Recovery Adjustment	4,778	3,920	8,026	4,650

100	Total Emro Marketing	30,052	30,128	36,191	34,106
	Marathon Pipe Line Company
101	Excess Purchase Price Amortization	0	0	0	0
102	Benefits Exclusion for Add’l. Unallocated Costs & Shared Svcs. Adj.	0	0	87	0
103	Add’l. Benefits Exclusion Due to Dental Plan Omission &’96 Actuals	81	64	86	0

2

MARATHON OIL COMPANY

R, M & T EBIT & EBITDA ADJUSTMENTS

FOR THE YEARS 1994 - ESTIMATED 1997

($000s)

		Actual 1994	Actual 1995	Actual 1996	Estimated 1997
104	Workers’ Comp. Adjustment to Benefit Exclusion	(50)	(87)	(125)	(113)
105	Benefits Exclusion	3,781	3,782	5,755	5,588

106	Total Marathon Pipe Line Company Adjustments	3,812	3,759	5,803	5,475
107	Excess Purchase Price Amortization	0	0	0	0
108	Other Subs Equity Earnings (AFIT) Reversal	162	(27)	(207)	(74)
109	LOOP / LOCAP Equity Earnings (AFIT) Reversal	(4,129)	(775)	(8,460)	(3,851)

110	Total Valuation Adjustments	91,698	189,143	113,659	22,450
	Valuation EBIT
111	Refining & Marketing	178,348	94,091	136,489	348,454
112	Marathon Brand Division	16,683	15,465	15,486	16,170
113	Emro Marketing Company	151,975	134,275	103,947	126,660
114	Other Transportation Subs & Affiliates	(66)	85	956	(129)

115	Sub-Total (Excl. Pipeline Assets)	346,940	243,916	256,878	491,155
116	Marathon Pipe Line Company	65,256	86,054	86,312	73,864
117	Pipeline Transportation Subs & Affiliates	0	0	0	0

118	Sub-Total - Pipeline Assets	65,256	86,054	86,312	73,864

119	Total Valuation EBIT	412,196	329,970	343,190	565,019
	Reported Financial DD&A Expense
120	Refining & Marketing	110,000	100,337	92,012	89,016
121	Marathon Brand Division	8,339	8,931	10,130	9,646
122	Emro Marketing Company	51,072	59,398	61,564	66,397
123	Other Transportation Subs & Affiliates	1,589	1,570	1,542	1,543

124	Sub-Total (Excl. Pipeline Assets)	171,000	170,235	165,248	166,602
125	Marathon Pipe Line Company Before Excluded Assets	9,678	9,593	9,717	8,508
126	Eugene Island Depreciation	1,045	1,046	1,049	0
127	South Pass / West Delta Depreciation	204	197	206	0
128	East Cameron Depreciation	154	154	154	0

129	Marathon Pipe Line Company After Excluded Assets	8,276	8,196	8,309	8,508
130	Pipeline Transportation Subs & Affiliates	0	0	0	0

131	Sub-Total - Pipeline Assets	8,276	8,196	8,309	8,508

132	Total Reported Financial DD&A Expense	179,276	178,432	173,557	175,110
	Depreciation Adjustments Refining & Marketing
133	Indianapolis Refinery Depreciation	(11,563)	(7,614)	(835)	(832)
134	In-Process Capital Expenditure Depreciation	0	0	0	(1,378)
135	Forecast Loss on Retirement Expense	0	0	0	0
136	Excess Purchase Price Amortization	0	0	0	0

137	Total Refining & Marketing Adjustments	(11,563)	(7,614)	(835)	(2,210)

3

MARATHON OIL COMPANY

R, M & T EBIT & EBITDA ADJUSTMENTS

FOR THE YEARS 1994 - ESTIMATED 1997

($000s)

		Actual 1994	Actual 1995	Actual 1996	Estimated 1997
138	Brand Division Excess Purchase Price Amortization	0	0	0	0
	Emro Marketing Company
139	Discontinued Operations Depreciation	(3,430)	0	0	0
140	Forecast Loss on Retirement Expense	0	0	0	0
141	Excess Purchase Price Amortization	0	0	0	0

142	Total Emro Marketing Adjustments	(3,430)	0	0	0
	Marathon Pipe Line Company Adjustments
143	Excess Purchase Price Amort.	0	0	0	0
144	Excluded Assets Depreciation (Capline System)	(832)	(837)	(841)	(847)
145	Capline Inclusion	832	837	841	847
146	Yates Gathering System Exclusion	(594)	(607)	(599)	(633)

147	Total Marathon Pipe Line Adjustments	(594)	(607)	(599)	(633)
	Other Subs & Affiliates
148	Discontinued Operations Depreciation	(9)	(2)	0	0
149	Excess Purchase Price Amortization	0	0	0	0

150	Total Subs & Affiliates Adjustments	(9)	(2)	0	0

151	Total Adjustments	(15,596)	(8,223)	(1,434)	(2,843)
	Adjusted Financial DD&A Expense
152	Refining & Marketing	98,437	92,723	91,177	86,806
153	Marathon Brand Division	8,339	8,931	10,130	9,646
154	Emro Marketing Company	47,642	59,398	61,564	66,397
155	Other Transportation Subs & Affiliates	1,580	1,568	1,542	1,543

156	Sub-Total (Excl. Pipeline Assets)	155,998	162,619	164,413	164,392
157	Marathon Pipe Line Company	7,682	7,589	7,710	7,875
158	Pipeline Transportation Subs & Affiliates	0	0	0	0

159	Sub-Total - Pipeline Assets	7,682	7,589	7,710	7,875

160	Total Adjusted Financial DD&A Expense	163,680	170,209	172,123	172,267
	JV GAAP EBITDA
161	Refining & Marketing	233,866	162,376	166,351	472,259
162	Marathon Brand Division	22,529	22,164	22,651	23,105
163	Emro Marketing Company	170,151	164,323	129,954	159,551
164	Other Transportation Subs & Affiliates	1,352	1,680	2,705	1,488

165	Sub-Total (Excl. Pipeline Assets)	427,898	350,542	321,661	656,403
166	Marathon Pipe Line Company	71,170	92,879	91,254	79,214
167	Pipeline Transportation Subs & Affiliates	4,129	775	8,460	3,851

168	Sub-Total - Pipeline Assets	75,299	93,654	99,714	83,065

169	Total JV GAAP EBITDA	503,197	444,197	421,375	739,468

4

MARATHON OIL COMPANY

R, M & T EBIT & EBITDA ADJUSTMENTS

FOR THE YEARS 1994 - ESTIMATED 1997

($000s)

		Actual 1994	Actual 1995	Actual 1996	Estimated 1997
	Valuation EBITDA
170	Refining & Marketing	276,785	186,814	227,666	435,260
171	Marathon Brand Division	25,022	24,396	25,616	25,816
172	Emro Marketing Company	199,617	193,673	165,511	193,057
173	Other Transportation Subs & Affiliates	1,514	1,653	2,498	1,414

174	Sub-Total (Excl. Pipeline Assets)	502,938	406,535	421,291	655,547
175	Marathon Pipe Line Company	72,938	93,643	94,022	81,739
176	Pipeline Transportation Subs & Affiliates	0	0	0	0

177	Sub-Total - Pipeline Assets	72,938	93,643	94,022	81,739

178	Total Valuation EBITDA	575,876	500,179	515,313	737,286

Note:	JV GAAP EBITDA is calculated by adding JV GAAP EBIT, Reported Financial DD&A & Depreciation Adjustments (Plus FAS 121).

In-process capital expenditure depreciation is not removed however since the earnings are in JV GAAP EBIT.

5

ASHLAND PETROLEUM COMPANY

EBIT & EBITDA ADJUSTMENTS

EXCLUDING VALVOLINE

FOR THE YEARS 1994 - ESTIMATED 1997

($000s)

		Actual 1994	Actual 1995	Actual 1996	Estimated 1997
	Reported EBIT
1	Refining & Marketing	45,362	(83,243)	(1,169)	116,408
2	Scurlock Permian	15,403	15,477	11,837	5,133
3	Ashland Brand Division	0	1,190	(8,562)	(8,272)
4	SuperAmerica Group	55,886	45,931	28,182	61,419
5	Other Transportation Subs & Affiliates	0	0	0	0

6	Sub-Total (Excl. Pipeline Assets)	116,651	(20,645)	30,288	174,688
7	Ashland Pipeline Company	33,682	55,562	54,362	57,368
8	Pipeline Transportation Subs & Affiliates	(4,494)	(1,592)	1,261	1,909

9	Sub-Total - Pipeline Assets	29,188	53,970	55,623	59,277

10	Total Reported EBIT	145,839	33,325	85,911	233,965
	EBIT Adjustments
	Refining & Marketing
11	Unusual Items	0	34,586	(8,659)	(6,697)
12	FAS 121 Adjustment	0	0	0	0
13	Bulk Lube Oils Sales Commission	2,309	2,472	2,159	1,412
14	Retail Transfer Price Adjustment	8,170	7,566	7,971	22,882
15	Additional Retail Transfer Price Adjustment	8,935	5,819	2,580	0
16	Impact of 3-2-1 Crack Spread Changes	0	0	0	0
17	Asphalt Price Assumption Change	0	0	0	0
18	No. 6 Oil Price Assumption Change	0	0	0	0
19	Amortized Turnaround	42,795	30,885	35,730	33,120
20	Turnaround Expenses - Averaging Method	(27,171)	(24,385)	(25,395)	(34,676)
21	Environmental Expenses in P&L Excluded	1,776	1,915	4,240	11,695
22	Incurred-But-Not-Reported Claims Adjustment	3,996	1,236	194	(4,695)
23	In-Transit Crude Oil LIFO Adjustment Estimate	0	(6,506)	(16,752)	18,945
24	Unallocated General Administrative Costs	(3,000)	(3,000)	(3,000)	(2,000)
25	Capital Expenditure to Expense Reclassification	0	0	0	0
26	Elimination of Major Asset Lease Expense	586	880	1,681	3,612
27	Reversal of Surplus Property Sale Gain	(61)	(88)	39	52
28	Discontinued Operations EBIT	43	3,022	3,518	63

29	Total Refining & Marketing Adjustments	38,378	54,402	4,306	43,713
	Scurlock Permian Unusual Items EBIT
30	Unusual Items	0	0	0	1,794
31	Reversal of Surplus Property Sale Gain	(339)	(47)	(234)	0
32	Equity Earnings Adjustments	0	0	0	0

33	Total Scurlock Permian Adjustments	(339)	(47)	(234)	1,794
	Ashland Brand
34	Reversal of Surplus Property Sale Gain	(56)	1,931	5	0

35	Total Ashland Brand Adjustments	(56)	1,931	5	0
	SuperAmerica Group
36	Equity Earnings Adjustments	0	0	0	0
37	Unallocated General Administrative Costs	(1,000)	(1,000)	(1,000)	(1,000)
38	Retail Transfer Price Adjustment	(8,170)	(7,566)	(7,971)	(22,882)
39	Additional Retail Transfer Price Adjustment	(8,935)	(5,819)	(2,580)	0
40	Liquid Products Margin Equalization	0	0	0	0
41	Environmental Expense in P&L Excluded	5,689	3,730	3,074	4,077
42	Reversal of Surplus Property Sale Gain	51	(53)	117	(186)
43	Elimination of Major Asset Lease Expense	7,081	11,186	17,480	23,493
44	Incurred-But-Not-Reported Claims Adjustment	676	(636)	(35)	508
45	Estimated Retail Merchandise LIFO Adjustment	(2,388)	(2,694)	(2,500)	(2,500)
46	Unusual Items	0	0	(1,316)	1,632
47	Discontinued Operations EBIT	0	0	0	0

48	Total SuperAmerica Group Adjustments	(6,996)	(2,852)	5,269	3,142
	Ashland Pipeline
49	Unusual Items	0	0	0	0
50	Reversal of Surplus Property Sale Gain	(190)	(755)	179	(900)
51	Equity Earnings Adjustments	0	0	0	0
52	Equity Affiliate Dividends (Not Included)	0	0	0	0

53	Total Ashland Pipeline Adjustments	(190)	(755)	179	(900)
	Pipeline Transportation Subs & Affiliates
54	Unusual Items	(3,925)	0	0	0
55	Discontinued Operations EBIT	0	0	0	0

56	Total Pipeline Transportation Subs & Affiliates	(3,925)	0	0	0
57	Total EBIT Adjustments	26,872	52,679	9,525	47,749
	JV GAAP EBIT
58	Refining & Marketing	83,740	(28,841)	3,137	160,121
59	Scurlock Permian	15,064	15,430	11,603	6,927

1

ASHLAND PETROLEUM COMPANY

EBIT & EBITDA ADJUSTMENTS

EXCLUDING VALVOLINE

FOR THE YEARS 1994 - ESTIMATED 1997

($000s)

		Actual 1994	Actual 1995	Actual 1996	Estimated 1997
60	Ashland Brand Division	(56)	3,121	(8,557)	(8,272)
61	SuperAmerica Group	48,890	43,079	33,451	64,561
62	Other Transportation Subs & Affiliates	0	0	0	0

63	Sub-Total (Excl. Pipeline Assets)	147,638	32,789	39,634	223,337
64	Ashland Pipeline Company	33,492	54,807	54,541	56,468
65	Pipeline Transportation Subs & Affiliates	(8,419)	(1,592)	1,261	1,909

66	Sub-Total - Pipeline Assets	25,073	53,215	55,802	58,377

67	Total JV GAAP EBIT	172,711	86,004	95,436	281,714
	JV GAAP EBIT
58	Refining & Marketing	83,740	(28,841)	3,137	160,121
59	Scurlock Permian	15,064	15,430	11,603	6,927
60	Ashland Brand Division	(56)	3,121	(8,557)	(8,272)
61	SuperAmerica Group	48,890	43,079	33,451	64,561
62	Other Transportation Subs & Affiliates	0	0	0	0

63	Sub-Total (Excl. Pipeline Assets)	147,638	32,789	39,634	223,337
64	Ashland Pipeline Company	33,492	54,807	54,541	56,468
65	Pipeline Transportation Subs & Affiliates	(8,419)	(1,592)	1,261	1,909

66	Sub-Total - Pipeline Assets	25,073	53,215	55,802	58,377

67	Total JV GAAP EBIT	172,711	86,004	95,436	281,714
	Valuation Adjustments
	Refining & Marketing
68	In-Transit Crude Oil LIFO Adjustment Reversal	0	6,506	16,752	(18,945)
69	In-Process Capital EBIT	0	0	0	0
70	FAS 121 Reversal	0	67,929	0	0
71	Benefit Plan Exclusion	20,299	19,023	18,950	21,224
72	Workers’ Comp. Adjustment to Benefit Exclusion	(1,644)	1,483	(426)	39

73	Total Refining & Marketing Adjustments	18,655	94,941	35,276	2,318
	Scurlock Permian
74	Scurlock Permian Benefit Plan Exclusion	6,541	6,218	6,194	6,955
75	Scurlock Equity Earnings Exclusion	(409)	(129)	(82)	(100)

76	Total Scurlock Permian Adjustments	6,132	6,089	6,112	6,855
	Ashland Brand
77	Ashland Brand Benefit Plan Exclusion	0	275	274	298
78	Environmental Recovery Adjustment	0	411	936	449

79	Total Ashland Brand Adjustments	0	686	1,210	747
	SuperAmerica Group
80	Benefit Plan Exclusion	9,219	9,460	9,413	10,040
81	Workers’ Comp. Adjustment to Benefit Exclusion	(1,079)	1,272	(221)	(57)
82	Equity Earnings Exclusion	(814)	0	0	0
83	Environmental Recovery Adjustment	2,207	4,617	6,042	4,450
84	Estimated Retail Merch. LIFO Adj. Reversal	2,388	2,694	2,500	2,500

85	Total SuperAmerica Group Adjustments	11,921	18,043	17,734	16,933
	Ashland Pipeline
86	Pipeline Benefit Plan Exclusion	841	800	797	939
87	Pipeline Equity Earnings Exclusion	(4,668)	(4,119)	(4,314)	(4,063)

88	Total Pipeline Adjustments	(3,827)	(3,319)	(3,517)	(3,124)
89	Other Subs & Affil. Benefit Plan Expense Elimination	362	344	342	424

90	Total Valuation Adjustments	33,243	116,373	56,221	23,704
	Valuation EBIT
91	Refining & Marketing	102,395	66,100	38,413	162,439
92	Scurlock Permian	21,196	21,519	17,715	13,782
93	Ashland Brand Division	(56)	3,807	(7,347)	(7,525)
94	SuperAmerica Group	60,811	61,122	51,185	81,494
95	Other Transportation Subs & Affiliates	0	0	0	0

96	Sub-Total (Excl. Pipeline Assets)	184,346	152,548	99,966	250,190
97	Ashland Pipeline Company	29,665	51,488	51,024	53,344
98	Pipeline Transportation Subs & Affiliates	(8,057)	(1,248)	1,603	2,333

99	Sub-Total - Pipeline Assets	21,608	50,240	52,627	55,677

100	Total Valuation EBIT	205,954	202,788	152,593	305,867
	Reported Financial DD&A Expense
101	Refining & Marketing	108,726	106,278	96,763	100,215
102	Scurlock Permian	19,736	18,172	16,062	16,364
103	Ashland Brand Division	0	49	2,532	2,856

2

ASHLAND PETROLEUM COMPANY

EBIT & EBITDA ADJUSTMENTS

EXCLUDING VALVOLINE

FOR THE YEARS 1994 - ESTIMATED 1997

($000s)

		Actual 1994	Actual 1995	Actual 1996	Estimated 1997
104	SuperAmerica Group	27,316	29,940	31,492	35,760
105	Other Transportation Subs & Affiliates	0	0	0	0

106	Sub-Total (Excl. Pipeline Assets)	155,778	154,439	146,849	155,195
107	Ashland Pipeline Company	6,983	7,226	7,146	6,612
108	Pipeline Transportation Subs & Affiliates	202	364	142	138

109	Sub-Total - Pipeline Assets	7,185	7,590	7,288	6,750

110	Total Reported Financial DD&A Expense	162,963	162,029	154,137	161,945
	Adjustments
	Refining & Marketing
111	Discontinued Operations DD&A	0	0	0	0
112	Loss on Asset Retirements	1,296	3,646	3,387	497
113	In-Process Capital Depreciation	0	0	0	0

114	Total Refining & Marketing Adjustments	1,296	3,646	3,387	497
115	Scurlock Permian Loss on Retirements	75	65	88	0
116	Ashland Brand Loss on Retirements	49	67	(1)	28
	SuperAmerica Group
117	Discontinued Operations DD&A	0	0	0	0
118	Loss on Asset Retirements	1,727	2,224	1,347	484

119	Total SuperAmerica Adjustments	1,727	2,224	1,347	484
120	Ashland Pipeline Loss on Retirements	24	277	9	41

121	Total DD&A Adjustments	3,171	6,279	4,830	1,050
	Adjusted Financial DD&A Expense
122	Refining & Marketing	110,022	109,924	100,150	100,712
123	Scurlock Permian	19,811	18,237	16,150	16,364
124	Ashland Brand Division	49	116	2,531	2,884
125	SuperAmerica Group	29,043	32,164	32,839	36,244
126	Other Transportation Subs & Affiliates	0	0	0	0

127	Sub-Total (Excl. Pipeline Assets)	158,925	160,441	151,670	156,204
128	Ashland Pipeline Company	7,007	7,503	7,155	6,653
129	Pipeline Transportation Subs & Affiliates	202	364	142	138

130	Sub-Total - Pipeline Assets	7,209	7,867	7,297	6,791

131	Total Financial DD&A Expense	166,134	168,308	158,967	162,995

	JV GAAP EBITDA
132	Refining & Marketing	193,762	149,012	103,287	260,833
133	Scurlock Permian	34,875	33,667	27,753	23,291
134	Ashland Brand Division	(7)	3,237	(6,026)	(5,388)

3

ASHLAND PETROLEUM COMPANY

EBIT & EBITDA ADJUSTMENTS

EXCLUDING VALVOLINE

FOR THE YEARS 1994 - ESTIMATED 1997

($000s)

		Actual 1994	Actual 1995	Actual 1996	Estimated 1997
135	SuperAmerica Group	77,933	75,243	66,290	100,805
136	Other Transportation Subs & Affiliates	0	0	0	0

137	Sub-Total (Excl. Pipeline Assets)	306,563	261,159	191,304	379,541
138	Ashland Pipeline Company	40,499	62,310	61,696	63,121
139	Pipeline Transportation Subs & Affiliates	(8,217)	(1,228)	1,403	2,047

140	Sub-Total - Pipeline Assets	32,282	61,082	63,099	65,168

141	Total JV GAAP EBITDA	338,845	322,241	254,403	444,709

	Valuation EBITDA
142	Refining & Marketing	212,417	176,024	138,563	263,151
143	Scurlock Permian	41,007	39,756	33,865	30,146
144	Ashland Brand Division	(7)	3,923	(4,816)	(4,641)
145	SuperAmerica Group	89,854	93,286	84,024	117,738
146	Other Transportation Subs & Affiliates	0	0	0	0

147	Sub-Total (Excl. Pipeline Assets)	343,271	312,989	251,636	406,394
148	Ashland Pipeline Company	36,672	58,991	58,179	59,997
149	Pipeline Transportation Subs & Affiliates	(7,855)	(884)	1,745	2,471

150	Sub-Total - Pipeline Assets	28,817	58,107	59,924	62,468

151	Total Valuation EBITDA	372,088	371,096	311,560	468,862

Note:	JV GAAP EBITDA is calculated by adding JV GAAP EBIT, Reported Financial DD&A and Depreciation Adjustments (Plus FAS 121).

In-process capital expenditure depreciation is not removed since the earnings are in JV GAAP EBIT.

4

LLC Agreement

Schedule C

Initial Executive Officers

President	J. L. Frank

Executive Vice President	D. D. Gilliam

Senior Vice President, Refining	M. Spindler

Senior Vice President, Marketing	R. E. White

Senior Vice President, Supply & Transportation	K. M. Henning

Senior Vice President, Finance & Commercial Services	G. L. Peiffer

General Counsel	J. M. Wilder

President, Speedway Super/America LLC	R. N. Yammine

Vice President, Speedway SuperAmerica LLC	J. F. Pettus